Exhibit 99(a)
May 12, 2011 Annual and Special Meeting Potash Corporation of Saskatchewan Inc. Notice of Annual and Special Meeting of Shareholders and Management Proxy Circular

Potash Corporation of Saskatchewan Inc.

February 22, 2011

Dear Shareholder:

We are pleased to invite you to the Company’s twenty-second annual general meeting, which will be held at 10:30 a.m. (local time) on May 12, 2011 in the Grand Salon of TCU Place, 35 — 22nd Street East, Saskatoon, Saskatchewan, Canada.

The Annual and Special Meeting provides us with a valuable opportunity to consider with shareholders matters of importance to the Company and we look forward to your participation in person or by proxy at the meeting. The attached Notice of Annual and Special Meeting and Management Proxy Circular describe the business that will be considered and set out the procedures for your participation and voting. Your vote and participation are very important.

If you are unable to attend the meeting in person, you can vote by telephone, via the Internet or by completing and returning the enclosed proxy. Please refer to the “Questions and Answers on Voting and Proxies” section of the accompanying Management Proxy Circular for further information.

We will also webcast the meeting at www.potashcorp.com. We encourage you to visit our website at any time before the meeting as it provides useful information about the Company.

The Board and management look forward to your participation at the Annual and Special Meeting and thank you for your continued support.

Sincerely,

D. J. HOWE Board Chair	W. J. DOYLE President and Chief Executive Officer

Suite 500, 122 — 1st Avenue South, Saskatoon, Saskatchewan Canada S7K 7G3

Notice of Annual and Special Meeting of Shareholders

NOTICE IS HEREBY GIVEN that the Annual and Special Meeting (the “Meeting”) of shareholders of Potash Corporation of Saskatchewan Inc. (the “Corporation”), a corporation organized under the laws of Canada, will be held on:

May 12, 2011
10:30 a.m. (local time)
Grand Salon, TCU Place
35 — 22nd Street East
Saskatoon, Saskatchewan, Canada

for the following purposes:

1.	to receive the consolidated financial statements of the Corporation for the fiscal year ended December 31, 2010 and the report of the auditors thereon;

2.	to elect the Board of Directors for 2011;

3.	to appoint auditors for 2011;

4.	to consider and, if deemed appropriate, adopt, with or without variation, a resolution (the full text of which is reproduced in Appendix B to the accompanying Management Proxy Circular) authorizing the Corporation to implement a new performance option plan, which is attached as Appendix C to the accompanying Management Proxy Circular;

5.	to consider and approve, on an advisory basis, a resolution (the full text of which is reproduced in Appendix D to the accompanying Management Proxy Circular) accepting the Corporation’s approach to executive compensation; and

6.	to transact such other business as may properly come before the Meeting or any adjournments thereof.

DATED at Saskatoon, Saskatchewan this 22nd day of February, 2011.

BY ORDER OF THE BOARD OF DIRECTORS

JOSEPH A. PODWIKA
Secretary

POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1st AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3

’11 MANAGEMENT PROXY CIRCULAR

Questions and Answers on Voting and Proxies

1.	Who can I call if I have questions about the information contained in this Management Proxy Circular or require assistance in completing my proxy form?
Georgeson Shareholder Communications Canada, Inc., the Corporation’s proxy solicitation agent, at 1-866-425-8527, for service in English and in French.

2.	Who is soliciting my proxy?
Management of the Corporation. Solicitation of proxies will be primarily by mail, supplemented by telephone or other contact by employees of the Corporation (who will receive no additional compensation), and all such costs will be borne by the Corporation. We have retained the services of Georgeson for the solicitation of proxies in Canada and in the United States. Georgeson’s services are estimated to cost $28,000.

3.	On what am I voting?
Four items:

(1) the election of directors;

(2) the appointment of auditors;

(3) a resolution authorizing the Corporation to implement a new performance option plan; and

(4) an advisory vote on executive compensation.

The Corporation’s Board of Directors and management recommend that you vote FOR items (1), (2), (3) and (4).

4.	Who is entitled to vote?
Common shareholders as at the close of business on March 16, 2011 (the “Record Date”) or their duly appointed representatives will be entitled to cast a vote.

As at February 22, 2011, 854,265,405 common shares in the capital of the Corporation (the “Shares”) are entitled to be voted at the Meeting. This figure, and all other figures in this Management Proxy Circular that relate to numbers and values of securities, take into account the stock dividend that was declared by the Corporation’s Board of Directors on January 26, 2011 and that has been applied to the Shares of shareholders of record at the close of business on February 16, 2011, who will receive two additional Shares for each Share held (the “2011 Stock Split”).

To the knowledge of the Corporation’s directors and officers, no person or company owns or exercises control or direction over more than 10% of the outstanding Shares.

5.	By when must I vote?

This will depend on the manner in which you will be voting:

(1) If you are a Registered Shareholder planning to attend the Meeting and wish to vote your Shares in person at the meeting, your vote will be taken and counted at the Meeting.

(2) If you are a Registered Shareholder and voting using the proxy form, your proxy form should be received at the Toronto office of CIBC Mellon Trust Company by mail or facsimile prior to the commencement of the Meeting, or hand-delivered at the registration table on the day of the Meeting prior to the commencement of the Meeting.

(3) If you are a Registered Shareholder and voting your proxy by telephone or Internet, your vote should be received by CIBC Mellon Trust Company no later than 11:00 p.m. (Saskatoon time) on Tuesday, May 10, 2011.

(4) If you are a Non-Registered (or beneficial) Shareholder and wish to attend the Meeting or vote by proxy, you should refer to Item 11.

Please note that Items 6 to 10 below are only applicable to Registered Shareholders. Non-Registered (or beneficial) Shareholders should refer to Item 11 for further information on voting.

6.	How do I vote if I am a Registered Shareholder?
You are a Registered Shareholder if your name appears on your share certificate. The enclosed proxy form indicates whether you are a Registered Shareholder.

You can vote your Shares by proxy or in person at the Meeting if you are a Registered Shareholder:

(1) By Proxy

There are four ways that you can vote by proxy:

(a) By Telephone

Call 1-866-271-1207 from your touch-tone phone and follow the instructions (only available to Registered Shareholders resident in Canada or the United States).

You will need the control number located on the enclosed proxy form. You do not need to return your proxy form.

(b) On the Internet

Go to www.eproxyvoting.com/potash and follow the instructions on screen.

PotashCorp 2011 Management Proxy Circular  1

You will need the control number located on the enclosed proxy form. You do not need to return your proxy form.

At any time, CIBC Mellon may cease to provide telephone and Internet voting, in which case shareholders can elect to vote by mail, by fax or by attending the Meeting in person, as described below.

(c) By Mail

By completing, dating and signing the enclosed proxy form and returning same in the envelope provided.

(d) By Fax

By completing, dating and signing the enclosed proxy form and forwarding same by fax to 1-866-781-3111 (toll-free within Canada and the United States) or 1-416-368-2502 (from any country other than Canada and the United States).

If your Shares are not registered in your name (e.g. if they are held through a bank, trust company, securities broker or other nominee), do not use the above fax number as it is reserved for Registered Shareholders. Instead, use the fax numbers, if any, provided by your nominee. See Item 11.

(2) By Attending the Meeting in Person

If you wish to vote in person at the Meeting, do not complete or return the proxy form.

7.	What if I sign the proxy form as described in this Management Proxy Circular?
Signing the proxy form gives authority to Mr. Dallas J. Howe, Mr. William J. Doyle, Mr. Wayne R. Brownlee or Mr. Joseph A. Podwika, all of whom are either directors or officers of the Corporation, to vote your Shares at the Meeting in accordance with your voting instructions.

A proxy must be in writing and must be executed by you or by your attorney authorized in writing or, if the shareholder is a corporation or other legal entity, by an officer or attorney thereof duly authorized. A proxy may also be completed over the telephone or over the Internet. See Items 6(1)(a) and (b).

8.	Can I appoint someone other than these people to vote my Shares?
Yes. You have the right to appoint some other person of your choice, who need not be a shareholder, to attend and act on your behalf at the Meeting. If you wish to do so, please strike out those four printed names appearing on the proxy form, and insert the name of your chosen proxyholder in the space provided thereon.

You cannot appoint a person to vote your Shares other than our directors or officers whose printed names appear on the proxy form if you decide to vote by telephone or Internet.

It is important to ensure that any other person you appoint is attending the Meeting and is aware that his or her appointment has been made to vote your Shares.

9.	How will my Shares be voted if I vote by proxy?
The persons named in the proxy form must vote or withhold from voting your Shares in accordance with your instructions on the proxy form. In the absence of such instructions, however, your Shares will be voted FOR the election to the Corporation’s Board of Directors of the nominees as described in this Management Proxy Circular and on the proxy form, FOR the appointment of Deloitte & Touche LLP as auditors until the close of the next annual meeting, FOR the resolution authorizing the Corporation to implement a new performance option plan, FOR the resolution relating to the advisory vote on executive compensation and FOR management’s proposals generally.

10.	If I change my mind, can I take back my proxy once I have given it?
Yes. A shareholder who has voted by proxy may revoke it by voting again in any manner (telephone, Internet, mail or fax). In addition, you may revoke a voted proxy by depositing an instrument in writing (which includes another proxy form with a later date) executed by you or by your attorney authorized in writing with our Corporate Secretary at Suite 500, 122 — 1st Avenue South, Saskatoon, Saskatchewan, Canada, S7K 7G3, at any time up to and including the last business day preceding the date of the Meeting, or any adjournment or postponement thereof or by depositing it with the Meeting chair on the day of the Meeting, or any adjournment or postponement thereof. You may also revoke a proxy in any other manner permitted by law.

Note that your participation in person in a vote by ballot at the Meeting will automatically revoke any proxy previously given by you in respect of business covered by that vote.

11.	How do I vote if I am a Non-Registered (or beneficial) Shareholder?
You are a Non-Registered (or beneficial) Shareholder if your Shares are held through a bank, trust company, securities broker or other nominee.

For most of you, the proxy form or the request for voting instructions sent or to be sent by your nominee indicates whether you are a Non-Registered (or beneficial) Shareholder.

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There are two ways that you can vote your Shares if you are a Non-Registered (or beneficial) Shareholder:

(1) By Providing Voting Instructions to Your Nominee

Your nominee is required to seek voting instructions from you in advance of the Meeting. Accordingly, you will receive, or have already received, from your nominee either a request for voting instructions or a proxy form for the number of Shares you hold.

Every nominee has its own procedures which should be carefully followed by Non-Registered (or beneficial) Shareholders to ensure that their Shares are voted at the Meeting. These procedures generally allow voting by telephone, on the Internet, by mail or by fax. Please contact your nominee for instructions in this regard.

If your Shares are not registered in your name, do not use the fax number in Item 6(b) as this number is reserved for Registered Shareholders.

(2) By Attending the Meeting in Person

If you wish to vote in person at the Meeting, insert your own name in the space provided on the request for voting instructions or proxy form to appoint yourself as proxyholder and follow the instructions of your nominee.

Non-Registered (or beneficial) Shareholders who instruct their nominee to appoint themselves as proxyholders should, at the Meeting, present themselves to a representative of CIBC Mellon at the table identified as “Beneficial Shareholders”. Do not otherwise complete the form sent to you as your vote will be taken and counted at the Meeting.

12.	What if amendments are made to these matters or if other matters are brought before the Meeting?
The person named in the proxy form has discretionary authority with respect to amendments or variations to matters identified in the Notice of the Meeting and to other matters which may properly come before the Meeting.

As of the date of this Management Proxy Circular, our management knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the proxy form will vote on them in accordance with their best judgment.

13.	How will the votes be counted?
All matters to be considered at the Meeting will each be determined by a majority of votes cast at the Meeting by proxy or in person. In the event of equal votes, the Meeting chair is entitled to a second or casting vote.

14.	How can I contact the transfer agent?
You can contact the transfer agent as follows:

By mail:

CIBC Mellon Trust Company
P.O. Box 7010
Adelaide Street Postal Station
Toronto, Ontario, Canada M5C 2W9

By telephone:

1-800-387-0825 (toll-free within Canada and the United States)
or 1-416-643-5500 (from any country other than Canada and the United States), or

By fax:

1-416-643-5501 (all countries)

Through the Internet:

www.cibcmellon.com

Except as otherwise stated, the information contained herein is given as of February 22, 2011.

Unless otherwise specified, all dollar amounts are expressed in United States dollars.

All figures in this Management Proxy Circular that relate to numbers and values of securities, take into account the 2011 Stock Split described on page 1 of this Management Proxy Circular.

PotashCorp 2011 Management Proxy Circular  3

Business of the Meeting

Financial Statements

The Consolidated Financial Statements for the fiscal year ended December 31, 2010 are included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian securities regulatory authorities.

Nominees for Election to the Board of Directors

The 12 nominees proposed for election as directors of the Corporation are listed beginning on page 6. All nominees have established their eligibility and willingness to serve as directors. Directors will hold office until the next annual meeting of shareholders of the Corporation or until their successors are elected or appointed.

Unless otherwise instructed, the persons designated in the form of proxy intend to vote for the election of the nominees listed beginning on page 6. If, for any reason, at the time of the Meeting any of the nominees are unable to serve, it is intended that the persons designated in the form of proxy will vote in their discretion for a substitute nominee or nominees.

Appointment of Auditors

Proxies solicited hereby will be voted to reappoint the firm of Deloitte & Touche LLP, the present auditors of the Corporation, as auditors of the Corporation to hold office until the next annual meeting of shareholders of the Corporation.

Unless otherwise instructed, the persons designated in the form of proxy intend to vote to reappoint Deloitte & Touche LLP as auditors of the Corporation.

Adoption of 2011 Performance Option Plan

At the Meeting, shareholders will be asked to consider and, if deemed appropriate, adopt, with or without variation, a resolution (the full text of which is reproduced as Appendix B to this Management Proxy Circular) authorizing the Corporation to implement a new performance option plan, which is attached as Appendix C to this Management Proxy Circular.

Unless otherwise instructed, the persons designated in the form of proxy intend to vote for the resolution to approve the new performance option plan.

Advisory Vote on Executive Compensation

At the Meeting, shareholders will be asked to consider and approve, on an advisory basis, a resolution (the full text of which is reproduced in Appendix D to this Management Proxy Circular) accepting the Corporation’s approach to executive compensation disclosed in this Management Proxy Circular.

Unless otherwise instructed, the persons designated in the form of proxy intend to vote for the advisory resolution on executive compensation.

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Board of Directors

•	PotashCorp’s corporate governance practices placed first out of 187 companies in the 2010 Globe and Mail’s annual review of corporate governance practices in Canada.

•	In connection with the unsolicited takeover bid by BHP Billiton, the full Board held 28 meetings with an attendance of 96.41% between August 13 and November 15, 2010.

Nominees

The 12 directors being nominated for election in 2011 are:

Christopher M. Burley	Keith G. Martell
William J. Doyle	Jeffrey J. McCaig
John W. Estey	Mary Mogford
C. Steven Hoffman	Paul J. Schoenhals
Dallas J. Howe	E. Robert Stromberg
Alice D. Laberge	Elena Viyella de Paliza

The Corporate Governance and Nominating Committee is of the view that these directors represent an appropriate mix of expertise and qualities required for the Board. See page 6 for their biographies.

Independent Board

All directors, except for Mr. Doyle, Mr. Stromberg and Ms. Viyella de Paliza, are independent. See pages 13 through 15 for more details.

Meeting Attendance

Directors attended 97.3% of Board and committee meetings in 2010. See page 17 for details.

Retirement

In January 2000, the Board of Directors approved a retirement policy that directors not stand for reelection after reaching the age of seventy years.

Director Compensation

We establish director compensation based on the advice of independent consultants, with a view to establishing compensation at the median of the applicable Comparator Group. See pages 18 through 21 for more details.

Total fees and retainers earned by all Board members in 2010 were $2,586,000.

“At Risk” Investment

By the time a director has served on the Board for 5 years, he or she must own Shares and/or Deferred Share Units with a value at least five times the annual retainer paid to directors. One-half of the ownership threshold is required to be achieved within 2 1/2 years.

All director nominees are currently in compliance with the applicable ownership guidelines of the Corporation.

See page 19 for details.

PotashCorp 2011 Management Proxy Circular  5

Nominees for Election to the Board of Directors

The articles of the Corporation provide that the Board of Directors of the Corporation (the “Board”) shall consist of a minimum of 6 directors and a maximum of 20 directors, with the actual number to be determined from time to time by the Board. The Board has determined that, at the present time, there will be 12 directors.

Proxies solicited hereby, unless the shareholder signing such proxy specifies otherwise, will be voted for the following proposed nominees (or for substitute nominees in the event of contingencies not known at present) who will, subject to the bylaws of the Corporation and applicable corporate law, hold office until the next annual meeting of shareholders or until their successors are elected or appointed in accordance with the bylaws of the Corporation or applicable corporate law. In an uncontested election, any nominee for director who fails to receive votes in favor of his or her election representing at least a majority of the votes cast (added together with the votes withheld) shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. Except in extenuating circumstances, it is expected that the committee will recommend to the Board that the resignation be accepted and effective within a period of 90 days and that the action taken be publicly disclosed. To the extent possible, the committee and Board members who act on the resignation shall be directors who have themselves received a majority of votes cast.

The following table highlights the specific experience and attributes that led to the conclusion that the person should serve as a director of the Corporation. Specifically, it states the names and ages of all the persons to be nominated for election as directors, all other positions and offices with the Corporation now held by them, their present principal occupation or employment, their business experience over the last five years (including, where applicable, current and past directorships of public companies over the last five years), the period during which present directors of the Corporation have served as directors, their principal areas of expertise and their independence status. The table also discloses the value of at-risk holdings for each of them as of February 22, 2011 and their overall board and committee meeting attendance.

For further detailed information on director independence, attendance, at-risk holdings and compensation, please see the tables and narrative following this table.

Christopher M. Burley Age: 49 Calgary, Alberta, Canada Director since 2009 Independent(1)	Mr. Burley is a Corporate Director and former Managing Director and Vice Chairman, Energy of Merrill Lynch Canada Inc., an investment banking firm. A graduate of the Institute of Corporate Directors’ Education Program, he has more than 21 years experience in the investment banking industry. He is a member of the board of directors of the United Way of Calgary.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):
Finance	February 2011(3): $1,889,259
Investment Banking
Governance

Board Committee Membership:	Board & Committee Attendance(4):
Audit	100%
Corporate Governance and Nominating

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William J. Doyle Age: 60 Saskatoon, Saskatchewan, Canada Director since 1989 Non-Independent(1)	Mr. Doyle is President and Chief Executive Officer of the Corporation. He joined PotashCorp as President of PCS Sales in 1987, after a career with International Minerals and Chemical Corporation. He is on the boards of Canpotex Limited, The Fertilizer Institute and International Plant Nutrition Institute, as well as a member of the Executive Management group of the International Fertilizer Industry Association. Mr. Doyle is a graduate of Georgetown University in Washington, DC and is a member of its Board of Directors as well as a director of the Executives’ Club of Chicago.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):
Fertilizer/Mining/Chemical Industry	February 2011(3): $100,761,768
Global Agriculture/International Commerce
Global Senior Executive Management

Board Committee Membership:	Board & Committee Attendance(4):
None	79%

John W. Estey Age: 60 Glenview, Illinois, USA Director since 2003 Independent(1)	Mr. Estey is President and Chief Executive Officer of S&C Electric Company, a global provider of equipment and services for electric power systems. He is a member of the Board of Governors of the National Electrical Manufacturers Association, a director of the Executives’ Club of Chicago and a member of the Board of Trustees of the Adler Planetarium.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):
Global/International Commerce	February 2011(3): $3,977,565
Business Management
Compensation

Board Committee Membership:	Board & Committee Attendance(4):
Compensation (chair)	98%
Safety, Health & Environment

PotashCorp 2011 Management Proxy Circular  7

C. Steven Hoffman Age: 62 Lincolnshire, Illinois, USA Director since 2008 Independent(1)	Mr. Hoffman is a former senior executive of IMC Global Inc. With over 22 years of global fertilizer sales and marketing management experience, he retired as Senior Vice President and President, Sales and Marketing of IMC Global upon completion of the IMC Global and Cargill Fertilizer merger, creating the Mosaic Company. He is a former Chairman and President of the Phosphate Chemicals Export Association, Inc. (“PhosChem”) and a former Chairman of Canpotex Limited.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):
Fertilizer/Mining/Chemical Industry	February 2011(3): $969,181
Global Agriculture/International Commerce
Business Management

Board Committee Membership:	Board & Committee Attendance(4):
Audit	98%
Safety, Health & Environment

Dallas J. Howe Age: 66 Calgary, Alberta, Canada Director since 1991 Independent(1)	Mr. Howe is owner and Chief Executive Officer of DSTC Ltd., a technology investment company. He is a director of Advanced Data Systems Ltd., Viterra Inc., the C.D. Howe Institute and a Fellow of the Institute of Corporate Directors. A director of the Crown corporation, from 1982 to 1989, he joined the Corporation’s Board in 1991 and was elected Chair in 2003.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):
Agriculture	February 2011(3): $21,791,556
e-Commerce/Technology
Governance

Board Committee Membership:	Board & Committee Attendance(4):
Board Chair	100%
Corporate Governance and Nominating

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Alice D. Laberge Age: 54 Vancouver, British Columbia, Canada Director since 2003 Independent(1)	Ms. Laberge is a Corporate Director and the former President and Chief Executive Officer of Fincentric Corporation, a global provider of software solutions to financial institutions. She was previously Senior Vice President and Chief Financial Officer of MacMillan Bloedel Limited. She is a director of the Royal Bank of Canada, Russel Metals Inc., Delta Hotels Limited, Silverbirch Management Ltd and St. Paul’s Hospital Foundation in Vancouver and has served as a director of Catalyst Paper Corporation. She is a member of the Board of Governors of the University of British Columbia.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):
e-Commerce/Technology	February 2011(3): $3,932,137
Finance
Accounting

Board Committee Membership:	Board & Committee Attendance(4):
Audit (chair)	100%
Corporate Governance and Nominating

Keith G. Martell Age: 48 Saskatoon, Saskatchewan, Canada Director since 2007 Independent(1)	Mr. Martell is Chairman and Chief Executive Officer of First Nations Bank of Canada, a Canadian chartered bank primarily focused on providing financial services to the Aboriginal marketplace in Canada. He is a Chartered Accountant, formerly with KPMG. He is a director of the Saskatoon Friendship Inn and the Canadian Chamber of Commerce, a former director of the Public Sector Pension Investment Board of Canada and The North West Company Inc., and a former trustee of the North West Company Fund. He is also a trustee of Primrose Lake Trust.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):
Finance/Accounting	February 2011(3): $916,493
First Nations
Business Management

Board Committee Membership:	Board & Committee Attendance(4):
Audit	100%
Compensation

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Jeffrey J. McCaig Age: 59 Calgary, Alberta, Canada Director since 2001 Independent(1)	Mr. McCaig is Chairman and Chief Executive Officer of the Trimac Group of Companies, a North American provider of bulk trucking and third-party logistics services. Prior to that, he practiced law, specializing in corporate financing and securities. He is a director of The Standard Life Assurance Company of Canada and a director and co-owner of the Calgary Flames Hockey Club(5).

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):
Transportation Industry	February 2011(3): $16,109,522
Legal
Business Management

Board Committee Membership:	Board & Committee Attendance(4):
Audit	100%
Compensation

Mary Mogford Age: 66 Newcastle, Ontario, Canada Director since 2001 Independent(1)	Ms. Mogford is a Corporate Director and a former Ontario Deputy Minister of Finance and Deputy Minister of Natural Resources. She is a director of Nordion Inc. and an honorary member of the boards of the Hospital For Sick Children and Trent University. She is a Fellow of the Institute of Corporate Directors and an accredited director under the ICD/Rotman School of Business Directors’ Education Program. She has also served as a director of Falconbridge, Sears Canada and six other public company boards.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):
Finance	February 2011(3): $6,638,746
Public Policy
Governance

Board Committee Membership:	Board & Committee Attendance(4):
Corporate Governance and Nominating (chair)	98%
Compensation

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Paul J. Schoenhals Age: 69 Calgary, Alberta, Canada Director since 1992 Independent(1)	Mr. Schoenhals is a retired President and Chief Executive Officer of Enform, a petroleum industry safety and training service. He is a former Member of the Legislative Assembly and Cabinet Minister in Saskatchewan and was Chairman of Potash Corporation of Saskatchewan, the Crown corporation, from 1987 to 1989.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):
Public Policy	February 2011(3): $3,979,924
Business Management

Board Committee Membership:	Board & Committee Attendance(4):
Safety, Health and Environment (chair)	93%
Compensation

E. Robert Stromberg, Q.C. Age: 69 Jackfish Lake, Saskatchewan, Canada Director since 1991 Non-Independent(1)	Mr. Stromberg is retired and was formerly associated with the Saskatchewan law firm Robertson Stromberg Pedersen. He is a director of NorSask Forest Products Inc. and Hitachi Canadian Industries Ltd. and holds the rank of Honorary Colonel of the North Saskatchewan Regiment.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):
Global/International Commerce	February 2011(3): $12,317,470
Legal

Board Committee Membership:	Board & Committee Attendance(4):
Safety, Health and Environment	100%

Mr. Stromberg is not considered independent because of a business relationship in a company in which Mr. Stromberg’s sons are associated but in which Mr. Stromberg has no interest. This relationship is described in greater detail below.

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Elena Viyella de Paliza Age: 56 Dominican Republic Director since 2003 Non-Independent(1)	Ms. Viyella de Paliza is President of Inter-Quimica, S.A., a chemicals importer and distributor, Monte Rio Power Corp. and Indescorp, S.A. She is a member of the board of the Inter-American Dialogue and Past President of the Dominican Business Council, the Dominican Stock Exchange, Dominican Manufacturers Association and the National Agribusiness Board.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):
Fertilizer Industry	February 2011(3): $5,763,295
Finance/Business Management
Global/International Commerce

Board Committee Membership:	Board & Committee Attendance(4):
Safety, Health and Environment	97%

Ms. Paliza is not considered independent because of a business relationship in a company in which Ms. Paliza’s father and brother are interested parties but in which Ms. Paliza has no interest. This relationship is described in greater detail below.

(1)	See “Director Independence and Other Relationships” on pages 13 through 15.

(2)	See “At Risk Investments and Year Over Year Changes” on pages 22 and 23 for additional detail.

(3)	Based on the closing price per Share on the New York Stock Exchange of $56.71 on February 22, 2011 and takes into account the 2011 Stock Split described on page 1 of this Management Proxy Circular.

(4)	See “Attendance of Directors” on page 17 for additional detail.

(5)	Mr. McCaig was a director of TCT Logistics Inc. (TCT) from June 2001 to January 2002. In January 2002, a receiver was appointed over the business and assets of TCT by a creditor of TCT. Mr. McCaig is also a director of Orbus Pharma Inc. (“Orbus”). On or about May 17, 2010, Orbus commenced proposal proceedings pursuant to the provisions of the Bankruptcy and Insolvency Act (Canada) by filing a notice of intention to make a proposal. A proposal was submitted and approved by the creditors of Orbus on September 28, 2010 and the proposal was approved by the court on October 18, 2010. During 2010, securities regulators for the Provinces of Alberta, British Columbia, Manitoba, Ontario and Quebec issued cease trading orders in relation to the securities of Orbus for the failure by Orbus to timely file financial statements as well as related continuous disclosure documents. On January 13, 2011, the securities regulators of Ontario and Alberta granted partial revocation of their cease trade orders to permit trades in securities of Orbus that are necessary for and are in connection with the proposal.

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Board Tenure

as at February 22, 2011

The Corporation’s average Board tenure is 11.2 years.

In January 2000, the Board of Directors approved a retirement policy that directors not stand for re-election after reaching the age of seventy years.

Pursuant to the “PotashCorp Governance Principles”, the Chief Executive Officer of the Corporation must also resign from the Board immediately upon retirement or otherwise resigning as Chief Executive Officer. Also, and in addition to the Corporation’s majority voting policy, the “PotashCorp Governance Principles” state that a director should offer to resign in the event of a change in principal job responsibilities or in the event of any other significant change in his or her circumstances, including one where continued service on the Board might bring the Corporation into disrepute. For greater certainty, a determination by the Board that a director is no longer independent shall be considered a significant change in such director’s circumstances. The Corporate Governance and Nominating Committee will consider the change in circumstance and recommend to the Board whether the resignation should be accepted.

Director Independence and Other Relationships

Committees
(Number of Members)
	Audit(1)	Compensation(1)	CG&N(1)	SH&E(2)
	(5)	(5)	(4)	(5)
Management Director — Not Independent
William J. Doyle
Outside Director — Not Independent
E. Robert Stromberg (family business relationship)				✓
Elena Viyella de Paliza (family business relationship)				✓
Outside Director — Independent
Christopher M. Burley	✓		✓
John W. Estey		Chair		✓
C. Steve Hoffman	✓			✓
Dallas J. Howe (Board Chair)			✓
Alice D. Laberge(3)	Chair		✓
Keith G. Martell(3)	✓	✓
Jeffrey J. McCaig	✓	✓
Mary Mogford		✓	Chair
Paul J. Schoenhals		✓		Chair

(1)	All members are independent. All Audit Committee members are independent under additional regulatory requirements applicable to them. The Corporate Governance and Nominating Committee Charter, the Compensation Committee Charter and the Audit Committee Charter each require that each member of the respective committee be independent.

(2)	A majority of the Safety, Health and Environment Committee members are independent.

(3)	Audit Committee financial expert under the rules of the SEC.

PotashCorp 2011 Management Proxy Circular  13

The Board has determined that all of the directors of the Corporation and proposed nominees, with the exception of Mr. Doyle, Ms. Paliza and Mr. Stromberg, are independent within the meaning of the “PotashCorp Governance Principles”, National Instrument 58-101 “Disclosure of Corporate Governance Practices” (“NI 58-101”), applicable rules of the SEC and the New York Stock Exchange (“NYSE”) corporate governance rules.

For a director to be considered independent, the Board must determine that the director does not have any material relationship with the Corporation, either directly or indirectly (e.g. as a partner, shareholder or officer of an organization that has a relationship with the Corporation). Pursuant to the “PotashCorp Governance Principles” and the “PotashCorp Core Values and Code of Conduct”, directors and executive officers of the Corporation inform the Board as to their relationships with the Corporation and provide other pertinent information pursuant to questionnaires that they complete, sign and certify on an annual basis. The Board reviews such relationships to identify impairments to director independence and in connection with disclosure obligations under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”).

As permitted by the NYSE corporate governance rules, the Board has adopted categorical standards to assist it in making determinations of director independence. These standards are set out in the “PotashCorp Governance Principles”, the full text of which is available on the Corporation’s website, www.potashcorp.com. The independence standards established by the Board are as follows:

a)	A Director will not be considered independent if, currently or within the preceding three years, as applicable:

i)	the Director is, or was, an employee or executive officer of the Corporation, including any affiliated entity of the Corporation;

ii)	an immediate family member of the Director is, or was, an executive officer of the Corporation, including any affiliated entity of the Corporation;

iii)	the Director is, or was, a partner of, employed by or affiliated with any of the Corporation’s present or former internal or external auditors;

iv)	an immediate family member of the Director is, or was, a partner of any of the Corporation’s present or former internal or external auditors;

v)	an immediate family member of the Director is an employee of the Corporation’s internal or external auditors and participates in its audit, assurance or tax compliance (but not tax planning) practice, or is or was employed or affiliated with any of the Corporation’s present or former internal or external auditors and personally works or worked on the Corporation’s audit within such time; or

vi)	an executive officer of the Corporation serves or served on the compensation committee of an entity which, in turn, employs or employed either (a) the particular Director as an executive officer or (b) an immediate family member of such Director as an executive officer.

b)	A Director will not be considered independent if the Director received any direct compensation, or an immediate family member of the Director received more than Cdn$75,000 in direct compensation, during any 12 month period within the past three fiscal years from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service).

c)	A Director will not be considered independent if the Director has any of the following commercial or charitable relationships:

i)	the Director currently serves as an executive officer or employee of, or any of his or her immediate family members currently serves as an executive officer of, another company that makes payments to, or receives payments from, the Corporation for property or services in an amount that, in any one of the three most recent fiscal years, exceeds the greater of (x) US$1,000,000 or (y) 2 percent of the annual consolidated gross revenues of the company for which such Director, or any of his or her immediate family members, serves as an executive officer (or as an employee in the case of the Director); or

ii)	the Director currently serves as an officer, director or trustee of a charitable organization, and the Corporation’s discretionary charitable contributions to that organization (or in the case of a foundation, the foundation together with the organization or entity to which the foundation supports) exceeds the greater of (x) US$1,000,000 or (y) 2 percent of that organization’s total annual consolidated gross revenues within any one of the three most recent fiscal years (provided that the Corporation’s matching of employee charitable contributions will not be included in the amount of the Corporation’s contributions for this purpose).

d)	Where a relationship exists as a result of a Director who is a limited partner, a non-managing member or who occupies a similar position in an entity that does business with the Corporation, or who has a shareholding in such entity which is not significant, and who, in each case, has no active role in sales to, purchases from, or in providing services to the Corporation and derives no direct material benefit from same, such relationship shall be considered not to be material.

14  PotashCorp 2011 Management Proxy Circular

Mr. Doyle is the Chief Executive Officer (“CEO”) of the Corporation and is therefore not independent. Mr. Doyle is also a director of Canpotex Limited. The Corporation had sales of approximately $1,272 million to Canpotex Limited in 2010. In addition, in 2010, Mr. Doyle purchased from the Corporation a condominium located in Saskatoon, Saskatchewan, for a purchase price of approximately Cdn$344,000, the fair market value of the condominium having been determined through an independent appraisal.

A son of Mr. Stromberg, Jeffrey Stromberg, is a director and a major indirect shareholder of Micro Oil Inc. (“Micro Oil”), a privately held process oil blender and supplier based in Saskatoon, Saskatchewan. Another son of Mr. Stromberg, David Stromberg, is the president of Micro Oil and a major indirect shareholder. Receipts and payments in the amounts of Cdn$1,950,894, Cdn$751,603 and Cdn$2,014,601 were transacted between the Corporation and Micro Oil in 2010, 2009 and 2008, respectively. In years where transactions with Micro Oil exceeded US $1,000,000, these transactions exceeded 2% of Micro Oil’s gross revenues. Micro Oil and the Corporation have entered into a confidentiality agreement relating to the development of oil processes used by the Corporation. Mr. Stromberg has no interest in the business of his adult sons, nor does Mr. Stromberg have a direct or indirect interest in the transactions between the Corporation and Micro Oil which are carried out in the ordinary course of business. Even though he does not meet the aforementioned independence standards, through his prominence in the Saskatchewan business community and his professional qualifications and experience, Mr. Stromberg has been and continues to be a valued member of the Board. His presence on the Board plays no role in the Corporation’s decision to transact business with Micro Oil. The Corporation has and will continue to make this decision on the basis of the best interests of the Corporation.

Ms. Paliza’s father and brother are executive officers of Fertilizantes Santo Domingo, C. por A (“Fersan”), a fertilizer bulk blender and distributor of agrichemicals based in the Dominican Republic, which is a customer of the Corporation. In 2010, receipts and payments in the amount of USD$30,989,132 were transacted between the Corporation and Fersan, which exceeded 2% of Fersan’s gross revenues in 2010. The transactions between the Corporation and Fersan in 2009 and 2008 also exceeded 2% of Fersan’s gross revenues in 2009 and 2008, respectively. Although a former employee of Fersan, Ms. Paliza has no direct or indirect interest in transactions between the Corporation and Fersan and all such transactions are completed on normal trade terms. Even though she does not meet the aforementioned independence standards, Ms. Paliza provides a valuable contribution to the Board through her industry knowledge and experience, and international business perspective.

In determining the independence of its other directors, the Board evaluated business and other relationships that each director had with the Corporation. In doing so, it determined as immaterial (i) any relationship falling below the thresholds in paragraph (c)(i) or covered pursuant to paragraph (d) above, and not otherwise required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Exchange Act, including certain relationships of Mr. Estey and Mr. McCaig, (ii) any relationships falling below the thresholds in paragraph (c)(ii) above, including certain relationships of Mr. Estey and Mr. Martell and (iii) any business relationship between the Corporation and an entity as to which the director in question has no relationship other than as a director thereof, including certain directorships of Mr. Howe and Ms. Laberge.

In addition to the independence requirements set out above, the Corporation has established an additional requirement that there shall be no more than two board interlocks at any given time. As of the date of this Management Proxy Circular, there are no interlocking public company directorships among the Board members.

Board/Director Assessment

Annual Board Assessment by All Members of the Board
Each year Board members complete a detailed questionnaire which (a) provides for quantitative ratings in key areas, and (b) seeks subjective comment in each of those areas. The questionnaire is administered by the Corporate Secretary. Responses are reviewed by the Corporate Secretary and the Chair of the Corporate Governance and Nominating Committee. A summary report is then prepared and provided to the Board Chair, the Corporate Governance and Nominating Committee and the CEO and then reported to the full Board by the Corporate Governance and Nominating Committee Chair. Attribution of comments to individual Directors in the summary report is made only if authorized by that Director. In assessing the responses to the questionnaire, the focus is on continuous improvement. Matters requiring follow-up are identified, action plans are developed and there is ongoing monitoring by the Corporate Governance and Nominating Committee to ensure satisfactory results. As part of the annual Board assessment, the Board reviews and considers any proposed changes to the Board Charter.

Annual Assessment of Each Committee by Members of That Committee
Each year members of each Committee complete a detailed questionnaire designed to allow Committee members to evaluate how well each Committee is operating and to make suggestions for improvement. The questionnaire is administered by the Corporate Secretary who receives responses and reviews them with the appropriate Committee Chair. A summary report is then prepared and provided to the Board Chair, the Chair of the

PotashCorp 2011 Management Proxy Circular  15

Corporate Governance and Nominating Committee, the appropriate Committee and the CEO and then reported to the full Board by the appropriate Committee Chair. As part of the annual Committee assessment, the Board reviews and considers any proposed changes to the Committee Charters.

As with the Board assessment, the focus is on continuous improvement. Chairs of each Committee are expected to follow up on matters raised in the Committee assessments and take action as appropriate.

Annual Assessment of the Board Chair by Members of the Board
Each year members of the Board are asked to assess and comment on the discharge, by the Board Chair, of his duties. Individual responses are received by the Chair of the Corporate Governance and Nominating Committee. The Chair of the Corporate Governance and Nominating Committee solicits specific input from the CEO from his perspective as CEO regarding the effectiveness of the Chair. A summary report is then provided to the Board Chair and the full Board, with no attribution of comments to individual Directors without their consent. As part of the annual Board Chair assessment, the Board reviews and considers any proposed changes to the Board Chair position description.

Annual Assessment of Each Committee Chair by Members of Each Committee
Each year, members of each Committee are asked to assess and comment on the discharge, by each Committee Chair, of his or her duties. Responses are received by the Corporate Secretary and the Committee Chair under review. A summary report is then provided to the appropriate Committee and to the full Board, with no attribution of comments to individual Directors without their consent. As part of the annual Committee Chair assessment, the Board reviews and considers any proposed changes to the Committee Chair position descriptions.

Annual Assessment of Individual Directors
Each year, the Board Chair (and, if in the opinion of the Board Chair it is desirable, the Chair of the Corporate Governance and Nominating Committee) formally meets with each Director individually to engage in full and frank discussion of any and all issues which either wish to raise, with a focus on maximizing the contribution of each Director to the Board and Committees. In completing the review, the Board Chair employs a checklist, discussing both short-term and long-term goals, and establishes action items to allow each individual Director to enhance both his or her personal contributions and overall Board effectiveness. The Board Chair will share peer feedback with each Director as appropriate and reviews progress and action taken. Each Director, during such formal review, should be prepared to discuss with the Board Chair how the Directors, both individually and collectively, can operate more effectively. The Board Chair discusses the results of the individual evaluations with the Chair of the Corporate Governance and Nominating Committee and reports summary findings to both that Committee and to the full Board.

Management Board Survey
As part of the Board’s continuing efforts to improve its performance, the Board periodically surveys those members of senior management who regularly interact with the Board and/or its Committees to solicit their input and perspective on the operation of the Board and how the Board might improve its effectiveness. The survey includes subjective management responses to questions and one-on-one interviews between management respondents and the Chair of the Corporate Governance and Nominating Committee. The results of the management surveys and the one-on-one interviews are reported by the Chair of the Corporate Governance and Nominating Committee to the full Board and the Corporate Secretary.

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Attendance of Directors
The following tables provide a summary of attendance at Board and Committee meetings held during fiscal 2010.

Type of Meeting Held	Number of Meetings
Board of Directors	35
Audit Committee (“AUD”)	8
Compensation Committee (“COMP”)	5
Corporate Governance and Nominating Committee (“GOV”)	4
Safety, Health and Environment Committee (“SHE”)	4

					Total Board/Committee
Director	Board meetings attended		Committee meetings attended		meetings attended
Christopher M. Burley	35 of 35	100%	8 of 8 AUD	100%	47 of 47	100%
			4 of 4 GOV	100%
William J. Doyle(1)(2)	26 of 33	79%			26 of 33	79%
John W. Estey	34 of 35	97%	5 of 5 COMP (Chair)	100%	43 of 44	98%
			4 of 4 SHE	100%
C. Steven Hoffman	34 of 35	97%	8 of 8 AUD	100%	46 of 47	98%
			4 of 4 SHE	100%
Dallas J. Howe(2)	35 of 35 (Chair)	100%	4 of 4 GOV	100%	39 of 39	100%
Alice D. Laberge	35 of 35	100%	8 of 8 AUD (Chair)	100%	47 of 47	100%
			4 of 4 GOV	100%
Keith G. Martell	35 of 35	100%	8 of 8 AUD	100%	48 of 48	100%
			5 of 5 COMP	100%
Jeffrey J. McCaig	35 of 35	100%	8 of 8 AUD	100%	48 of 48	100%
			5 of 5 COMP	100%
Mary Mogford	35 of 35	100%	4 of 5 COMP	80%	43 of 44	98%
			4 of 4 GOV (Chair)	100%
Paul J. Schoenhals	32 of 35	91%	5 of 5 COMP	100%	41 of 44	93%
			4 of 4 SHE (Chair)	100%
E. Robert Stromberg, Q.C.	35 of 35	100%	4 of 4 SHE	100%	39 of 39	100%
Elena Viyella de Paliza	34 of 35	97%	4 of 4 SHE	100%	38 of 39	97%
Aggregate Attendance	405 of 418	97%	40 of 40 AUD	100%	505 of 519	97%
			16 of 16 GOV	100%
			24 of 25 COMP	96%
			20 of 20 SHE	100%

(1)	Mr. Doyle attended 100% (7 of 7) of the Board meetings not related to the BHP Offer (see paragraph below). Mr. Doyle’s active involvement in the Corporation’s response to the BHP Offer made it impossible for him to attend all Board meetings related to the BHP Offer.

(2)	In addition to the committees of which he is a member, Mr. Howe, as Board Chair, regularly attends other committee meetings as well. Mr. Howe attended 20 of the 21 committee meetings held in 2010. At the invitation of applicable committees, Mr. Doyle attended all or a portion of many of the committee meetings held in 2010, including a majority of the Compensation and Corporate Governance committee meetings. In an effort to provide directors with a more complete understanding of the issues facing the Corporation and in line with the Corporation’s core values, directors are encouraged to attend committee meetings of which they are not a member.

Pursuant to the “PotashCorp Governance Principles”, the Board meets in executive session, with only independent directors present during each meeting of the Board. The presiding director at the executive session is Dallas J. Howe, the Board Chair, or, in his absence, a director selected by majority vote of those present. Sessions are of no fixed duration and participant directors are encouraged to raise and discuss any issues of concern. The Board’s committees also have a practice of meeting in camera without management present at each meeting of the committees.

In connection with its review of and response to the unsolicited offer by BHP Billiton to acquire all of the issued and outstanding Shares of the Corporation (the “BHP Offer”), the Board did not establish a special committee of the Board. The Board appointed Chris Burley as Lead Director to chair Board meetings or portions thereof dedicated to overseeing PotashCorp’s review and response to the BHP Offer. The Board met a total of 28 times in connection with its review of the BHP Offer. In connection with these meetings, it was determined by the Board, that Mr. Stromberg and Ms. Paliza had no conflict of interest with respect to the BHP Offer. As such, at each meeting of the Board in connection with its review of the BHP Offer, Mr. Stromberg and Ms. Paliza fully participated. Executive sessions, with only non-management directors present, were held at each meeting of the Board in connection with its review of the BHP Offer.

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Director Compensation

2010 Director Compensation Package
We establish director compensation based on the advice of independent consultants, with a view to establishing compensation at the median of the applicable Comparator Group (see “Compensation — Compensation Discussion and Analysis — Compensation Principles”). Only such directors that are not also officers or employees of the company, that is all directors other than Mr. Doyle (the “outside directors”), are compensated for service on the Board.

Cash Compensation
After no increases since 2007, the annual retainers for outside directors and the Board Chair were increased by $25,000 in 2010 on the recommendation of our independent compensation consultant. This increase took effect in July 2010. Accordingly, each outside director was paid a retainer at an annual rate of $135,000 in the first half of 2010 and $160,000 beginning in July. Each outside director also received a travel fee of $500 per day where travel was required on a day or days on which a meeting did not occur. Outside directors received an additional $10,000 per year if they served as a chair of a Board Committee ($15,000 in the case of the Compensation Committee Chair and the Audit Committee Chair). All Audit Committee and Compensation Committee members received an additional $5,000 per year, with the exception of the Audit Committee Chair and the Compensation Committee Chair. Each outside director who was a member of a Board Committee received a per diem fee of $1,500 for meetings he or she attended, provided such meetings were not held the same day as a Board meeting. Outside directors were also reimbursed for expenses incurred in discharging their responsibilities. Mr. Howe, as Board Chair, was paid a retainer at an annual rate of $320,000 for the first half of 2010 and $345,000 beginning in July, but did not receive per diem or travel fees.

Our outside directors’ responsibilities in 2010 were greater than those in a typical year due to the BHP Offer. As a result, each outside director was paid $1,000 per meeting (or a proportion thereof depending on the length of the meeting) from August 2010 through November 2010 and, except for Mr. Burley, an additional retainer of $5,000 per month during that period. Mr. Burley, who served as Lead Director in respect of the BHP Offer, received an additional retainer of $10,000 per month during that period. Mr. Burley and Mr. Howe also were awarded an additional $50,000 as compensation for their roles relating to our response to the BHP Offer.

As described below, each outside director can defer, in the form of Deferred Share Units, or DSUs, up to 100% of the annual retainer payable to such director in respect of serving as a director, which would otherwise be payable in cash.

Stock-Based Compensation
Effective November 20, 2001, we adopted the Deferred Share Unit Plan (the “Plan”), which allows non-employee directors to defer, in the form of DSUs up to 100% of the annual retainer payable to such director in respect of serving as a director that would otherwise be payable in cash. Each DSU has an initial value equal to the market value of a Share at the time of deferral. The Plan is intended to enhance our ability to attract and retain highly qualified individuals to serve as directors and promote a greater alignment of interests between such directors and our shareholders. The Plan also provides for discretionary grants of DSUs, which the Board discontinued on January 24, 2007 in connection with an increase to the annual retainer.

Each DSU is credited to the account of an individual director and fully vests upon an award, but is distributed only when the director has ceased to be a member of the Board or the board of directors of any subsidiary and the director is neither our employee nor an employee of any of our subsidiaries. At such time, the director will receive a cash payment equal to the market value of a number of Shares purchased on the open market equal to the number of DSUs recorded in the director’s account (reduced by the amount of applicable withholding taxes). While the Compensation Committee, with Board approval, has the discretion to distribute Shares in lieu of cash, the Committee and Board have determined that all distributions pursuant to the Plan will be made in cash. DSUs earn dividends in the form of additional DSUs at the same rate as dividends are paid on Shares.

The number of DSUs credited to the director’s account with respect to director retainer fees that the director elects to allocate to the Plan is determined as of the last trading day of each calendar quarter and is equal to the quotient obtained by dividing (a) the aggregate amount of retainer fees allocated to the Plan for the relevant calendar quarter by (b) the market value of a Share on such last trading day (determined on the basis of the closing price on the Toronto Stock Exchange (“TSX”) for participants resident in Canada and on the basis of the closing price on the NYSE for all other participants).

In 2010, the following outside directors elected to receive all or a portion of 2010 director retainer fees in the form of DSUs: Mr. Burley, Mr. Hoffman, Ms. Laberge, Mr. Martell, Mr. McCaig and Ms. Mogford.

The directors were not granted any stock options in 2010 and have not been granted any stock options since the Board’s decision in 2003 to discontinue stock option grants to outside directors.

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Stock Ownership Guidelines
The Board believes that the economic interests of directors should be aligned with those of shareholders. To achieve this, all directors are required to hold Shares and/or DSUs with a value at least five times their annual retainer. One-half of the ownership threshold is required to be achieved within two and one-half years, and full compliance is required within five years of joining the Board. The Board may make exceptions to this standard where, as a result of the unique financial circumstances of a director, compliance would result in an unacceptable hardship. As of February 22, 2011, all of our directors were in compliance with the requirements described above.

If a director’s Share ownership falls below the minimum guidelines due to a decline in the Share price, such director will have three years to restore compliance. For purposes of determining compliance during this three-year period, the director’s Shares will be valued at the higher of cost or market value.

Other Benefits
Directors participate in our Group Life insurance coverage (Cdn$50,000), Accidental Death and Dismemberment coverage (Cdn$100,000), Business Travel Accidental coverage (Cdn$250,000) and Supplemental Business Travel Medical coverage ($250,000) per calendar year.

The following table sets forth the compensation earned by our directors during fiscal 2010 as prescribed in accordance with Item 402(k) of Regulation S-K. The table in footnote (2) below sets forth further details, including the amount of each director’s 2010 annual retainer and committee meeting and other fees received in the form of cash and DSUs.

2010 Director Compensation(1)
(see explanatory notes)

					Change in
					Pension Value
				Non-Equity	and
	Fees			Incentive	Nonqualified
	Earned or	Stock	Option	Plan	Deferred	All Other
	Paid in	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	Cash ($)(2)	($)(2)(3)(4)	($)(5)	($)	Earnings	($)(6)	($)
Christopher M. Burley	206,750	76,540	—	—	—	174	283,464
William J. Doyle(7)	—	—	—	—	—	—	—
John W. Estey	212,250	8,928	—	—	—	520	221,698
C. Steven Hoffman	56,500	153,593	—	—	—	520	210,613
Dallas J. Howe	424,000	14,723	—	—	—	174	438,897
Alice D. Laberge	161,125	63,594	—	—	—	174	224,894
Keith G. Martell	55,250	156,603	—	—	—	174	212,027
Jeffrey J. McCaig	55,500	166,146	—	—	—	174	221,820
Mary Mogford	131,000	90,314	—	—	—	174	221,488
Paul J. Schoenhals	210,000	7,471	—	—	—	174	217,645
E. Robert Stromberg, Q.C.	199,750	6,761	—	—	—	174	206,685
Elena Viyella de Paliza	198,250	5,935	—	—	—	520	204,705

(1)	Those amounts that were paid in Canadian dollars have been converted to United States dollars using the average exchange rate for the month prior to the date of payment.

(2)	The following table sets forth each director’s annual retainer, meeting and other fees for fiscal year 2010 that were earned or paid in the form of cash or deferred in the form of DSUs.

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Remuneration of Directors
For the Fiscal Year Ended December 31, 2010

			Committee Meeting		Percentage of Total
	Annual Retainer		and Other Fees	Total	Remuneration in
	Cash	DSUs	Cash	Remuneration	DSUs
Name	($)	($)	($)	($)	(%)
Christopher M. Burley	126,250	76,250	80,500	283,000	26.94
William J. Doyle	—	—	—	—	—
John W. Estey	187,500	—	24,750	212,250	—
C. Steven Hoffman	25,000	152,500	31,500	209,000	72.97
Dallas J. Howe	357,500	—	66,500	424,000	—
Alice D. Laberge	130,625	56,875	30,500	218,000	26.09
Keith G. Martell	25,000	155,000	30,250	210,250	73.72
Jeffrey J. McCaig	25,000	155,000	30,500	210,500	73.63
Mary Mogford	105,000	80,000	26,000	211,000	37.91
Paul J. Schoenhals	185,000	—	25,000	210,000	—
E. Robert Stromberg, Q.C.	172,500	—	27,250	199,750	—
Elena Viyella de Paliza	172,500	—	25,750	198,250	—

Total	1,511,875	675,625	398,000	2,586,000	26.13

(3)	Reports the grant date fair value, as calculated in accordance with FASB ASC Topic 718, for DSUs received in 2010 pursuant to the Plan.

(4)	As of December 31, 2010, the total number of all DSUs held by each outside director, as adjusted to give effect to the 2011 Stock Split, is as follows: Mr. Burley, 2,904.79; Mr. Estey, 67,102.43; Mr. Hoffman, 10,484.46; Mr. Howe, 110,479.12; Ms. Laberge, 50,972.16; Mr. Martell, 13,507.54; Mr. McCaig, 85,124.92; Ms. Mogford, 78,162.98; Mr. Schoenhals, 56,054.82; Mr. Stromberg, 50,733.17; and Ms. Viyella de Paliza, 44,603.39.

The grant date fair value of each grant of DSUs received by each director in 2010, as adjusted to give effect to the 2011 Stock Split, was as follows:

		March 31,		June 30,		September 30,		December 31,
	February 11,	2010	May 6,	2010	August 6,	2010	November 8,	2010
	2010	(Deferred	2010	(Deferred	2010	(Deferred	2010	(Deferred
Name	(Dividend)	Fees)	(Dividend)	Fees)	(Dividend)	Fees)	(Dividend)	Fees)
Christopher M. Burley	$47 (1.26 units)	$17,500 (455.65 units)	$61 (1.78 units)	$17,500 (599.03 units)	$84 (2.23 units)	$20,625 (433.41 units)	$98 (2.08 units)	$20,625 (405.74 units)
John W. Estey	$2,229 (60.18 units)	— —	$2,231 (65.53 units)	— —	$2,233 (59.01 units)	— —	$2,235 (47.61 units)	— —
C. Steven Hoffman	$223 (6.03 units)	$35,000 (879.76 units)	$253 (7.43 units)	$35,000 (1,217.53 units)	$294 (7.76 units)	$41,250 (859.14 units)	$323 (6.87 units)	$41,250 (799.26 units)
Dallas J. Howe	$3,656 (98.70 units)	— —	$3,580 (105.16 units)	— —	$3,776 (99.76 units)	— —	$3,711 (79.04 units)	— —
Alice D. Laberge	$1,650 (44.54 units)	$13,125 (341.74 units)	$1,627 (47.78 units)	$13,125 (449.28 units)	$1,731 (45.74 units)	$15,312 (321.77 units)	$1,712 (36.47 units)	$15,312 (301.23 units)
Keith G. Martell	$348 (9.38 units)	$35,000 (911.30 units)	$370 (10.86 units)	$35,000 (1,198.07 units)	$431 (11.39 units)	$42,500 (893.08 units)	$454 (9.66 units)	$42,500 (836.08 units)
Jeffrey J. McCaig	$2,717 (73.36 units)	$35,000 (911.30 units)	$2,691 (79.04 units)	$35,000 (1,198.07 units)	$2,879 (76.06 units)	$42,500 (893.08 units)	$2,859 (60.90 units)	$42,500 (836.08 units)
Mary Mogford	$2,535 (68.44 units)	$18,125 (471.92 units)	$2,498 (73.37 units)	$18,125 (620.43 units)	$2,656 (70.17 units)	$21,875 (459.67 units)	$2,625 (55.92 units)	$21,875 (430.33 units)
Paul J. Schoenhals	$1,855 (50.08 units)	— —	$1,817 (53.36 units)	— —	$1,916 (50.62 units)	— —	$1,883 (40.10 units)	— —
E. Robert Stromberg, Q.C.	$1,679 (45.32 units)	— —	$1,644 (48.29 units)	— —	$1,734 (45.81 units)	— —	$1,704 (36.30 units)	— —
Elena Viyella de Paliza	$1,482 (40.00 units)	— —	$1,483 (43.56 units)	— —	$1,484 (39.22 units)	— —	$1,486 (31.65 units)	— —

(5)	As of December 31, 2010, none of the outside directors held outstanding options except, as adjusted to give effect to the 2011 Stock Split, as follows: Mr. Howe, 54,000; Mr. McCaig, 219,450; Ms. Mogford, 54,000; and Mr. Stromberg, 54,000. The following table provides information relating to outstanding stock options held by each of our outside directors as of December 31, 2010 and stock option exercises by each of our outside directors during 2010.

20  PotashCorp 2011 Management Proxy Circular

	Number of
	Securities			Number of Shares	Value Realized
	Underlying			Acquired on	Upon Exercise of
	Unexercised			Exercise of	Stock Options
	Options	Option	Option	Stock Options	During 2010
Name	Exercisable(a)	Exercise Price	Expiration Date	During 2010(b)	($)(c)
Dallas J. Howe	27,000 27,000	Cdn$5.55 Cdn$5.81	11/20/2011 11/20/2012	64,800	2,715,883
Jeffrey J. McCaig	27,000 27,000	Cdn$5.55 Cdn$5.81	11/20/2011 11/20/2012	165,450	6,937,292
Mary Mogford	27,000 27,000	Cdn$5.55 Cdn$5.81	11/20/2011 11/20/2012	—	—
E. Robert Stromberg, Q.C.	27,000 27,000	Cdn$5.55 Cdn$5.81	11/20/2011 11/20/2012	64,800	2,744,820

(a)	The number of securities underlying unexercised options exercisable have been adjusted to give effect to the 2011 Stock Split. As of December 31, 2010, the aggregate before tax value of unexercised options that are currently exercisable held by each outside director was as follows: Mr. Howe, $2,401,019; Mr. McCaig, $2,401,019; Ms. Mogford, $2,401,019; and Mr. Stromberg, $2,401,019. The aggregate value of unexercised options was converted to U.S. dollars using the average Canadian exchange rate of 1.0301 for fiscal year 2010.

(b)	The number of Shares retained by each director following exercise of the options is as follows: Mr. Howe, 64,800; Mr. McCaig, 165,450; and Mr. Stromberg, 64,800.

(c)	The value realized upon exercise was converted to U.S. dollars using the average Canadian exchange rate of 1.0301 for fiscal year 2010.

(6)	Reports the cost of tax gross-ups for taxable benefits and life insurance premiums paid for the benefit of each director.

(7)	As CEO, any compensation Mr. Doyle receives is disclosed in the Summary Compensation Table for Named Executive Officers. See “Compensation — Executive Compensation — Summary Compensation Table”.

PotashCorp 2011 Management Proxy Circular  21

“At Risk” Investment and Year Over Year Changes

The following table provides ownership information as at February 22, 2011 and February 19, 2010, respectively, and takes into account the 2011 Stock Split described on page 1 of this Management Proxy Circular.

							Value of
							Common
						Total At-Risk	Shares/DSUs		Equity at
						Value of	Needed to Meet		Risk	Shares
					Common	Common	2011		Multiple of	Deemed to
			Common		Shares and	Shares and	Ownership	Ownership	2010	be Beneficially
	Director		Shares	DSUs	DSUs	DSUs	Guideline	Guideline	Annual	Owned
	Since	Year	(#)	(#)(1)	(#)	($)(2)	($)	Compliance(3)	Retainer	(#)(4)(5)
Christopher M. Burley	2009	2011	30,000	3,312	33,312	1,889,259	825,000	Yes	11.5	30,000
		2010	30,000	1,410	31,410	1,205,618				30,000
		Change	—	+1,902	+1,902					—
William J. Doyle(6)	1989	2011	1,776,789	—	1,776,789	100,761,768	n/a	n/a	n/a	9,380,151
		2010	1,403,292	—	1,403,292	53,858,353				10,278,900
		Change	+373,497	n/a	+373,497					−898,749
John W. Estey	2003	2011	3,000	67,137	70,137	3,977,565	875,000	Yes	22.7	3,000
		2010	10,500	66,930	77,430	2,971,771				10,500
		Change	−7,500	+207	−7,293					−7,500
C. Steven Hoffman	2008	2011	6,600	10,488	17,088	969,181	825,000	Yes	5.9	6,600
		2010	6,600	6,705	13,305	510,711				6,600
		Change	—	+3,783	+3,783					—
Dallas J. Howe	1991	2011	273,645	110,616	384,261	21,791,556	1,725,000	Yes	63.2	327,645
		2010	208,845	110,274	319,119	12,247,794				327,645
		Change	+64,800	+282	+65,082					—
Alice D. Laberge	2003	2011	18,000	51,336	69,336	3,932,137	875,000	Yes	22.5	18,000
		2010	18,000	49,764	67,764	2,600,853				18,000
		Change	—	+1,572	+1,572					—
Keith G. Martell	2007	2011	1,800	14,361	16,161	916,493	850,000	Yes	5.4	1,800
		2010	1,800	10,482	12,282	471,414				1,800
		Change	—	+3,879	+3,879					—
Jeffrey M. McCaig(7)	2001	2011	198,000	86,067	284,067	16,109,522	850,000	Yes	94.8	252,000
		2010	32,550	81,966	114,516	4,395,176				252,000
		Change	+165,450	+4,101	+169,551					—
Mary Mogford	2001	2011	38,373	78,690	117,063	6,638,746	875,000	Yes	37.9	92,373
		2010	38,373	76,467	114,840	4,407,575				92,373
		Change	—	+2,223	+2,223					—
Paul J. Schoenhals	1992	2011	14,055	56,124	70,179	3,979,924	875,000	Yes	22.7	14,055
		2010	14,055	55,950	70,005	2,686,824				14,055
		Change	—	+174	+174					—
E. Robert Stromberg, Q.C.	1991	2011	166,404	50,796	217,200	12,317,470	800,000	Yes	77.0	220,404
		2010	101,468	50,637	152,105	5,837,875				220,266
		Change	+64,936	+159	+65,095					+138
Elena Viyella de Paliza	2003	2011	57,000	44,625	101,625	5,763,295	800,000	Yes	36.0	57,000
		2010	30,000	44,487	74,487	2,858,886				30,000
		Change	27,000	+138	27,138					+27,000

Total		2011	2,583,666	573,552	3,157,218	179,046,916				10,400,028
		2010	1,895,483	555,072	2,450,555	94,052,850				11,282,139
		Change	+688,183	+18,480	+706,663					−879,111

(1)	Deferred Share Units do not carry any voting rights. The number of Deferred Share Units held by each director has been rounded down to the nearest whole number and takes into account the 2011 Stock Split described on page 1 of this Management Proxy Circular.

(2)	Based on the closing price per Share on the NYSE of $115.14 on February 19, 2010 and $56.71 on February 22, 2011 and takes into account the 2011 Stock Split described on page 1 of this Management Proxy Circular.

22  PotashCorp 2011 Management Proxy Circular

(3)	By the time a director has served on the Board for 5 years, he or she must own Shares and/or Deferred Share Units with a value at least five times the annual retainer paid to directors. One-half of the ownership threshold is required to be achieved within 2 1/2 years. If a director’s Share ownership falls below the minimum guidelines due to a decline in the Share price, such director will have three years to restore compliance. For purposes of determining compliance during the three-year period, the director’s Shares will be valued at the higher of cost or market value.

(4)	For 2011, the number of Shares indicated above as deemed to be beneficially owned by the nominated directors includes Shares purchasable by such directors within 60 days of February 22, 2011 through the exercise of options granted by the Corporation, as follows: William J. Doyle 7,603,362 Shares; Dallas J. Howe 54,000 Shares; Jeffrey J. McCaig 54,000 Shares; Mary Mogford 54,000 Shares; and E. Robert Stromberg 54,000 Shares. No stock options have been granted to the Corporation’s non-employee directors since November 2002.

For 2010, the number of Shares indicated above as deemed to be beneficially owned by the nominated directors includes Shares purchasable by such directors within 60 days of February 19, 2010 through the exercise of options granted by the Corporation, as follows: William J. Doyle 8,875,608 Shares; Dallas J. Howe 118,800 Shares; Jeffrey J. McCaig 219,450 Shares; Mary Mogford 54,000 Shares; and E. Robert Stromberg 118,800 Shares. No stock options have been granted to the Corporation’s non-employee directors since November 2002.

(5)	No Shares beneficially owned by any of the directors are pledged as security.

(6)	Includes 59,694 Shares held in the William & Kathy Doyle Foundation, 355,912 Shares held in the WJ Doyle Revocable Trust, 692,184 Shares held in the Doyle Family LLC, 150,000 Shares held in the Doyle Family Stock Trust I, 150,000 Shares held in the Doyle Family Stock Trust II, 123,000 Shares held in the B. Doyle 2010 Distribution Trust, 123,000 Shares held in the E. Doyle 2010 Distribution Trust and 123,000 Shares held in the R. Doyle 2010 Distribution Trust.

(7)	Includes 43,914 shares held in The Jeffrey & Marilyn McCaig Family Foundation.

PotashCorp 2011 Management Proxy Circular  23

Appointment of Auditors and Report of Audit Committee

•	PotashCorp was recognized in 2010 with the Award of Excellence in Financial Reporting, Corporate Reporting in the Mining Sector and Electronic Disclosure in the Corporate Reporting Awards from the Canadian Institute of Chartered Accountants.

Appointment of Auditors
The Board, on recommendation from the Audit Committee, recommends the re-appointment of Deloitte & Touche LLP as auditors.

Pre-Approval Policy for External Auditor Services
The Audit Committee monitors and reviews the independence of its auditors on an on-going basis. In addition, the Audit Committee has adopted procedures for the pre-approval of engagements for services of its external auditors. See page 25 for details.

Members of the Audit Committee for 2010
Alice D. Laberge (Chair)
Christopher M. Burley
C. Steven Hoffman
Keith G. Martell
Jeffrey J. McCaig

Role of the Audit Committee
The role of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities for (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the qualification and independence of the Corporation’s independent auditors, and (iv) the performance of the Corporation’s independent auditors.

See page 26 for more details.

Independent Audit Committee
The Board has determined that each of the directors who served as members of the Audit Committee during the year ended December 31, 2010, is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles” (which is available on the Corporation’s website, www.potashcorp.com), National Instrument 52-110 “Audit Committees” (“NI 52-110”), applicable rules of the SEC and the corporate governance rules of the NYSE. See also “Board of Directors — Director Independence and Other Relationships”. See page 13 for details.

Financial Expertise and Financially Literate
The Board has determined that Ms. Laberge and Mr. Martell each qualify as an “audit committee financial expert” under the rules of the SEC and thereby have the requisite accounting and/or related financial management expertise required under the rules of the NYSE. In addition, the Board has determined that each member of the Audit Committee is “financially literate” within the meaning of and as required by NI 52-110.

See page 26 for a brief description of the education and experience for each current member of the Audit Committee that is relevant to the performance of his or her responsibilities as a member of the Audit Committee.

24  PotashCorp 2011 Management Proxy Circular

Appointment of Auditors

Deloitte & Touche LLP (or its predecessors) have been the Corporation’s auditors since the Corporation’s initial public offering in 1989. The Board, on recommendation from the Audit Committee, recommends the re-appointment of Deloitte & Touche LLP as auditors.

Proxies solicited hereby will be voted to reappoint the firm of Deloitte & Touche LLP, the present auditors, as auditors of the Corporation to hold office until the next annual meeting of shareholders, unless the shareholder signing such proxy specifies otherwise. The affirmative vote of a majority of Shares voted on such matter is required to reappoint the firm of Deloitte & Touche LLP as auditors of the Corporation.

A representative of Deloitte & Touche LLP is expected to attend the Meeting. At that time the representative will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Auditor’s Fees
For the years ended December 31, 2010 and December 31, 2009, Deloitte & Touche LLP received the following fees:

	Year Ended December 31,
	2010	2009
Audit Fees	$2,683,986	$2,844,219
Audit Related Fees	231,300	202,700
Tax Fees	35,532	13,552
All Other Fees	0	0

Audit Fees
Deloitte & Touche LLP billed the Corporation $2,683,986 and $2,844,219 for 2010 and 2009, respectively, for the following audit services (i) audit of the annual consolidated financial statements of the Corporation for the fiscal years ended December 31, 2010 and 2009; (ii) review of the interim financial statements of the Corporation included in quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2010 and 2009; (iii) audits of individual statutory financial statements; (iv) the provision of consent letters; and (v) the provision of comfort letters.

Audit-Related Fees
Deloitte & Touche LLP billed the Corporation $231,300 and $202,700 for 2010 and 2009, respectively, for the following services (i) accounting consultations regarding financial accounting and reporting standards and (ii) employee benefit plan audits.

Tax Fees
Deloitte & Touche LLP billed the Corporation $35,532 and $13,552 for 2010 and 2009, respectively, for the following services (i) tax compliance; (ii) tax planning; and (iii) tax advice, including minimizing tax exposure or liability.

Pre-Approval Policy for External Auditor Services
The Audit Committee monitors and reviews the independence of its auditors on an on-going basis. In addition, the Audit Committee has adopted procedures for the pre-approval of engagements for services of its external auditors.

The Audit Committee’s policy requires pre-approval of all audit and non-audit services provided by the external auditor. The policy identifies three categories of external auditor services and the pre-approval procedures applicable to each category, as follows:

(1)	Audit and audit-related services — these are identified in the annual Audit Service Plan presented by the external auditor and require annual approval. The Audit Committee monitors the audit services engagement at least quarterly.

(2)	Pre-approved list of non-audit services — non-audit services which are reasonably likely to occur have been identified and receive general pre-approval of the Audit Committee, and as such do not require specific pre-approvals. The term of any general pre-approval is 12 months from approval unless otherwise specified. The Audit Committee annually reviews and pre-approves the services on this list.

(3)	Other proposed services — all proposed services not categorized above are brought forward on a case-by-case basis and specifically pre-approved by the Chair of the Audit Committee, to whom pre-approval authority has been delegated.

All fees paid to the independent auditors for 2010 were approved in accordance with the pre-approval policy.

PotashCorp 2011 Management Proxy Circular  25

A. Laberge, Chair	C. Burley	S. Hoffman	K. Martell	J. McCaig

Report of the Audit Committee

The Corporation has a standing Audit Committee. The Board has determined that each of the following directors, who served as members of the Audit Committee during the year ended December 31, 2010, is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles” (which is available on the Corporation’s website, www.potashcorp.com), National Instrument 52-110 “Audit Committees” (“NI 52-110”), applicable rules of the SEC and the corporate governance rules of the NYSE. See also “Board of Directors — Director Independence and Other Relationships” on pages 13 through 15.

Alice D. Laberge (Chair)
Christopher M. Burley
C. Steven Hoffman
Keith G. Martell
Jeffrey J. McCaig

The Board has determined that Ms. Laberge and Mr. Martell each qualify as an “audit committee financial expert” under the rules of the SEC and thereby have the requisite accounting and/or related financial management expertise required under the rules of the NYSE. In addition, the Board has determined that each member of the Audit Committee is “financially literate” within the meaning of and required by NI 52-110.

The following is a brief description of the education and experience for each current member of the Audit Committee that is relevant to the performance of his or her responsibilities as a member of the Audit Committee.

Ms. Laberge acquired significant financial experience and exposure to accounting and financial issues as Chief Executive Officer and Chief Financial Officer of Fincentric Corporation, Chief Financial Officer of MacMillan Bloedel Limited and a director and audit committee member of various public companies. In her positions with previous companies she was actively involved in assessing the performance of the companies’ auditors. Ms. Laberge completed her Masters of Business Administration at the University of British Columbia.

As the former Managing Director and Vice Chairman, Energy of Merrill Lynch Canada Inc. and with more than 21 years’ experience in the investment banking industry, Mr. Burley has gained significant experience relevant to the performance of his responsibilities as an audit committee member. Mr. Burley is also the former Managing Director and Chief Financial Officer of Smith Barney Canada Inc., where his duties included responsibility for the firm’s Canadian regulatory filings and compliance. Mr. Burley completed his Masters of Business Administration at the University of Western Ontario.

As a former senior executive and officer of IMC Global Inc., Mr. Hoffman acquired financial experience through supervision of the principal accounting officers of the Sales and Marketing departments and evaluation of the financial statements of IMC Global. He also served on the Audit Committee of Canpotex Limited, the international marketing company for Saskatchewan potash producers. Mr. Hoffman received his Bachelor of Business Administration Degree at Stephen F. Austin State University and completed the Financial Literacy Program at the University of Toronto in 2008.

Mr. Martell has acquired significant financial experience as Chairman and Chief Executive Officer of First Nations Bank of Canada, as a past director of the Public Sector Pension Investment Board of Canada (where he was the Chair of the Audit Committee), as a past director of The North West Company Inc. and as a past trustee of The North West Company Fund. Mr. Martell is a Chartered Accountant and has ten years of public practice with KPMG. He received his Bachelor of Commerce degree from the University of Saskatchewan.

Mr. McCaig has gained experience relevant to the performance of his responsibilities as an Audit Committee member as Chairman and Chief Executive Officer of Trimac Holdings. Prior to that he practiced law, specializing in corporate financing and securities. Mr. McCaig also has a Masters of Science in Management from the Sloan Program, Stanford University and a Bachelor of Economics degree from Harvard College in Cambridge, Massachusetts.

The role of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities for (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the qualification and

26  PotashCorp 2011 Management Proxy Circular

independence of the Corporation’s independent auditors, and (iv) the performance of the Corporation’s independent auditors. In accordance with the Audit Committee Charter adopted by the Board, the Audit Committee has responsibility for the oversight of the Corporation’s financial reporting and audit processes and related internal controls on behalf of the Board. During the fiscal year ended December 31, 2010, the Audit Committee met 8 times.

In overseeing the audit process, the Audit Committee obtained from the independent auditors their letter dated February 22, 2011, as required by the Public Company Accounting Oversight Board Rule 3526: Communication with Audit Committees Concerning Independence, describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence and the auditors’ judgment that they are, in fact, independent and discussed with the auditors the disclosures therein. The Audit Committee also reviewed the organizational structure, procedure and practices that support the objectivity of the internal audit department and reviewed the Internal Audit Department Charter. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed, with and without management present, the results of the independent auditors’ communications required by generally accepted auditing standards. The Committee also discussed the results of the internal audit examinations.

In meetings with financial management, internal audit and the independent auditors, the Audit Committee reviewed the interim financial statements and interim earnings releases and approved the interim financial statements for the applicable quarter. The Audit Committee also reviewed and approved the quarterly “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”).

The Audit Committee reviewed and discussed the MD&A and the audited financial statements of the Corporation as of and for the fiscal year ended December 31, 2010, with management and the independent auditors, including the quality and acceptability of the Corporation’s financial reporting practices and the completeness and clarity of the related financial disclosures. Management is responsible for the preparation of the Corporation’s financial statements and the independent auditors are responsible for auditing those financial statements.

The Audit Committee reviewed the processes involved in evaluating the Corporation’s internal control environment and the Audit Committee also oversaw and monitored the 2010 compliance process related to the certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the audited consolidated financial statements and MD&A be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC and Canadian securities regulatory authorities. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors.

The Audit Committee reviews the Corporation’s Disclosure Controls and Procedures on an annual basis as well as its committee charter and the PotashCorp Core Values and Code of Conduct. Both the Audit Committee Charter and the PotashCorp Core Values and Code of Conduct are available to shareholders and others on the Corporation’s website, www.potashcorp.com. The Audit Committee Charter is also attached as Appendix F.

The Audit Committee monitors the Corporation’s risk management process quarterly, focusing primarily on financial and regulatory compliance risk. The Audit Committee also has oversight responsibility for the Corporation’s compliance with legal and regulatory requirements. The Audit Committee receives regular periodic reports of the Corporation’s ethics and compliance activities, including a review of management’s compliance risk assessment and the efforts undertaken to mitigate ethics and compliance risks during the year, including an overview of the corporate ethics and compliance training program and quantitative and qualitative accounts of compliance matters which have been reported to the Corporation. In addition to ensuring that there are mechanisms for the anonymous submission of ethics and compliance reports generally, the Audit Committee has established specific procedures for:

•	the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

•	the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

In 2010, the Audit Committee regularly received updates and reports on the status of PotashCorp’s pending transition to IFRSs. In connection with its ongoing responsibilities and oversight, the Committee received in 2010 detailed presentations in the areas of information technology and taxation.

Submitted on behalf of the Audit Committee: Alice D. Laberge, Christopher M. Burley, C. Steven Hoffman, Keith G. Martell and Jeffrey J. McCaig.

PotashCorp 2011 Management Proxy Circular  27

Adoption of 2011 Performance Option Plan

On February 22, 2011, the Board adopted a new performance option plan (the “2011 Performance Option Plan”), subject to the approval of the 2011 Performance Option Plan by the Corporation’s shareholders at the Meeting. If approved, the 2011 Performance Option Plan will be deemed effective as of January 1, 2011 (the “Effective Date”) and will permit the grant of options to purchase, in the aggregate, up to 3,000,000 Shares to individual officers and employees of the Corporation and its subsidiaries. Non-employee directors and other non-employee contractors and third party vendors will not be eligible to participate in the 2011 Performance Option Plan. All figures in this section that relate to numbers and percentages of Shares take into account the 2011 Stock Split described on page 1 of this Management Proxy Circular.

Options to purchase Shares may be granted under the terms of the 2011 Performance Option Plan only during 2011 and no options will be granted prior to the Meeting. Unless sooner terminated as provided therein, the 2011 Performance Option Plan will terminate one year from the Effective Date, although the terms of the plan will continue to govern options granted thereunder prior to termination.

The 2011 Performance Option Plan will be administered by the Compensation Committee or any other Board Committee designated by the Board. A copy of the 2011 Performance Option Plan is attached as Appendix C. This description of the 2011 Performance Option Plan is qualified, in its entirety, by the terms of the attached plan document.

If approved, the 2011 Performance Option Plan will result in up to 0.35% (as at February 22, 2011) of the outstanding share capital of the Corporation being available for issue pursuant to the exercise of options granted under the 2011 Performance Option Plan. The aggregate number of Shares in respect of which stock options may be granted to any one person pursuant to the 2011 Performance Option Plan and which remain outstanding may not at any time exceed 750,000 Shares, representing 0.08% (as at February 22, 2011) of the outstanding share capital of the Corporation. In addition, under the terms of the 2011 Performance Option Plan, the aggregate number of Shares issuable at any time to insiders of the Corporation or issued to insiders within any one year period, pursuant to the 2011 Performance Option Plan and any other share compensation arrangements of the Corporation may not exceed 10% of the issued and outstanding Shares of the Corporation.

Under the terms of the 2011 Performance Option Plan, options will generally have a term of ten years, except that if the term expires during a blackout period applicable to a relevant optionee, or within 10 trading days after the expiration of the blackout period applicable to the relevant optionee, the term shall expire on the tenth trading day after the end of such blackout period. For purposes of the 2011 Performance Option Plan, “blackout period” refers to any period during which the relevant optionee is prohibited by the Corporation’s trading policy from trading in the Corporation’s securities.

Options will vest at the end of the three-year performance cycle ending December 31, 2013, subject to the Corporation’s achievement of the performance criteria described in the 2011 Performance Option Plan. The performance metrics and vesting scale have been designed in accordance with the Corporation’s compensation philosophy. See “Compensation — Compensation Discussion and Analysis”. In general, options will vest as determined by a schedule that references the Corporation’s performance during the performance cycle as measured by reference to cash flow return on investment and weighted average cost of capital. Any options that do not become vested will terminate at the end of the performance cycle.

The number of options granted to each individual optionee will be targeted to deliver total compensation in the upper quartile of the Comparator Group for corporate performance, based on cash flow return on investment and weighted average cost of capital, above the 75th percentile of the DAXglobal Agribusiness Index (“DAX Ag”). Similarly, for corporate performance at the 50th percentile of the DAX Ag, the number of options granted will be targeted to deliver total compensation at the median of the Comparator Group.

It is anticipated that there will be approximately 270 participants in the 2011 Performance Option Plan. Following shareholder approval of the 2011 Performance Option Plan at the Meeting, a determination will be made as to the number of options to be granted to executive officers and other participants, which options will be granted in accordance with the criteria described below.

The option price for any option granted under the 2011 Performance Option Plan to any optionee shall be fixed by the Board when the option is granted and shall be not less than the fair market value of the Shares at such time which, for optionees resident in the United States and any other optionees designated by the Board, shall be deemed to be the closing price per Share on the New York Stock Exchange on the last trading day immediately preceding the day the stock option is granted and, for all other optionees, shall be deemed to be not less than the closing price per Share on the Toronto Stock Exchange on the last trading day immediately preceding the day the stock option is granted; provided that, in either case, if the Shares did not trade on such exchange on such day, the option price shall be the closing price per Share on such exchange on the last day on which the Shares traded on such exchange prior to the day the stock option is granted.

28  PotashCorp 2011 Management Proxy Circular

The 2011 Performance Option Plan requires all options to be subject to provisions to the effect that:

(a)	if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates by reason of his or her death, or if an optionee who is a retiree pursuant to paragraph (b) below dies during the 36-month period following retirement, the legal personal representatives of the optionee will be entitled to exercise any unexercised vested options, including such stock options that may vest after the date of death, during the period ending at the end of the twelfth calendar month following the calendar month in which the optionee dies, failing which exercise the stock options will terminate;

(b)	subject to the terms of paragraph (a) above, if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates by reason of retirement in accordance with the then prevailing retirement policy of the Corporation or subsidiary, the optionee will be entitled to exercise any unexercised vested stock options, including such stock options that may vest after the date of retirement, during the period ending at the end of the 36th month following the calendar month in which the optionee retires, failing which exercise the stock options will terminate;

(c)	subject to the treatment of stock options in connection with a change of control (as described below), if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates for any reason other than as provided in paragraphs (a) or (b) above, the optionee will be entitled to exercise any unexercised vested stock options, to the extent vested and exercisable at the date of such event, during the period ending at the end of the calendar month immediately following the calendar month in which the event occurs, failing which exercise the stock options will terminate; and

(d)	each stock option is personal to the optionee and is not assignable, except (i) as provided in paragraph (a) above, and (ii) at the election of the Board, a stock option may be assignable to the spouse, children and grandchildren of the original optionee and to a trust, partnership or limited liability company, the entire beneficial interest of which is held, directly or indirectly, by one or more of the optionee or the spouse, children or grandchildren of the optionee (each, a “Permitted Assignee”). If a stock option is assigned to one or more Permitted Assignees, nothing contained in this paragraph (d) shall prohibit a subsequent assignment of such stock option to one or more other Permitted Assignees or back to the optionee.

Nothing contained in paragraphs (a), (b) or (c) above shall extend the period during which a stock option may be exercised beyond its term, or any earlier date on which it is otherwise terminated in accordance with the provisions of the 2011 Performance Option Plan.

If a stock option is assigned pursuant to paragraph (d)(ii) above, the references in paragraphs (a), (b) and (c) above to the termination of employment or death of an optionee shall not relate to the assignee of a stock option but shall relate to the original optionee. In the event of such assignment, legal personal representatives of the original optionee shall not be entitled to exercise the assigned stock option, but the assignee of the stock option or the legal personal representatives of the assignee may exercise the stock option during the applicable specified period.

The Board may amend or discontinue the 2011 Performance Option Plan at any time, without obtaining approval of the shareholders of the Corporation unless required by the relevant rules of the TSX, provided that no such amendment may increase the aggregate maximum number of Shares that may be subject to stock options granted under the 2011 Performance Option Plan, change the manner of determining the minimum option price, extend the option term under any option beyond ten years (or the date on which the option would otherwise expire under the plan), expand the assignment provisions of the 2011 Performance Option Plan, permit non-employee directors to participate in the 2011 Performance Option Plan or, without the consent of the holder of the option, alter or impair any option previously granted to an optionee under the 2011 Performance Option Plan; and provided further, for greater certainty, that, without the prior approval of the Corporation’s shareholders, stock options issued under the 2011 Performance Option Plan shall not be repriced, replaced or regranted through cancellation, or by lowering the option price of a previously granted stock option. In the event of certain transactions affecting the capitalization of the Corporation, including a merger, the Board shall make appropriate adjustments in the number or option price of outstanding options or the number of Shares available for grant and other authorized limits under the 2011 Performance Option Plan to reflect such transaction.

If a change of control (as defined in the 2011 Performance Option Plan) occurs and either (1) the surviving corporation, the potential successor or any of their affiliates fails to continue or assume (as interpreted in the 2011 Performance Option Plan) the Corporation’s obligations under the 2011 Performance Option Plan or fails to convert or replace stock options granted thereunder with equivalent stock options (as interpreted in the 2011 Performance Option Plan), or (2) during the two years following

PotashCorp 2011 Management Proxy Circular  29

the change of control, the optionee is terminated without Cause (as defined in the 2011 Performance Option Plan) or the optionee resigns his or her employment for Good Reason (as defined in the 2011 Performance Option Plan), all unvested options then outstanding will become fully vested. Each stock option granted under the 2011 Performance Option Plan to an optionee that participates in the Corporation’s Medium-Term Incentive Plan will be subject to the terms and conditions of the Corporation’s Policy on Recoupment of Unearned Compensation, which is described in the section “Compensation”.

A participant in the 2011 Performance Option Plan who is subject to taxation in Canada will be deemed to receive a benefit from employment in the year he or she exercises or otherwise disposes of options under the 2011 Performance Option Plan equal to the difference between the exercise price and the market price of the Shares at the time of exercise, multiplied by the number of Shares over which options are exercised or the amount for which the options are disposed of, as applicable. A participant will be required to include the full amount of such benefit in computing his or her income for the taxation year of exercise or disposition, but will generally be entitled to deduct one-half of this amount in computing his or her taxable income for the taxation year of exercise or disposition. The participant will have an adjusted cost base in the optioned Shares equal to their market value on the date of exercise for purposes of computing any capital gain or capital loss on any subsequent disposition of the Shares. The Corporation may not take any tax deduction in respect of the benefits deemed to be received by participants under the 2011 Performance Option Plan in Canada.

All of the options granted under the 2011 Performance Option Plan will be treated as non-qualified stock options for U.S. federal income tax purposes. A participant in the 2011 Performance Option Plan who is subject to taxation in the U.S. will not be deemed to receive any income at the time an option is granted, nor will the Corporation’s applicable subsidiary be entitled to a deduction at that time. However, when any part of an option is exercised, the participant will be deemed to have received ordinary income in an amount equal to the difference between the exercise price of the option and the fair market value of the Shares received on the exercise of the option. The Corporation’s applicable subsidiary will be entitled to a tax deduction in an amount equal to the amount of ordinary income realized by such participants. Upon any subsequent sale of the Shares acquired upon the exercise of an option, any gain (the excess of the amount received over the fair market value of the Shares on the date ordinary income was recognized) or loss (the excess of the fair market value of the Shares on the date ordinary income was recognized over the amount received) will be a long-term capital gain or loss if the sale occurs more than one year after such date of recognition and otherwise will be a short-term capital gain or loss.

Grants under the 2011 Performance Option Plan will be made after shareholder approval is obtained and during the 2011 fiscal year.

In order for the 2011 Performance Option Plan to become effective, the resolution to approve the 2011 Performance Option Plan must be passed by a majority of the votes cast by the shareholders who vote in respect of the resolution.

UNLESS A PROXY SPECIFIES THAT THE SHARES IT REPRESENTS SHOULD BE VOTED AGAINST THE RESOLUTION TO APPROVE THE 2011 PERFORMANCE OPTION PLAN, THE PROXY-HOLDERS NAMED IN THE ACCOMPANYING FORM OF PROXY INTEND TO VOTE FOR THE RESOLUTION.

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Securities Authorized for Issuance Under Equity Compensation Plans
The Corporation has eight other stock option plans as set forth in the table below, all of which have received shareholder approval. These figures take into account the 2011 Stock Split described on page 1 of this Management Proxy Circular.

				Outstanding
			Options	Options as
	Period of	Maximum	Granted and	Percentage of
	Permitted	Option	Outstanding	Shares
Name of Plan	Option Grants	Grants	(as of 12/31/2010)	Outstanding
2010 Performance Option Plan	Feb. 21, 2010 — Dec. 31, 2010	3,000,000(1)	1,334,100	0.16%
2009 Performance Option Plan	Feb. 21, 2009 — Dec. 31, 2009	3,000,000(1)	1,909,200	0.22%
2008 Performance Option Plan	Feb. 21, 2008 — Dec. 31, 2008	3,000,000(1)	1,441,050	0.17%
2007 Performance Option Plan	Feb. 21, 2007 — Dec. 31, 2007	9,000,000(1)	4,463,475	0.52%
2006 Performance Option Plan	Feb. 28, 2006 — Dec. 31, 2006	12,600,000(1)	5,997,000	0.70%
2005 Performance Option Plan	Mar. 01, 2005 — Dec. 31, 2005	10,800,000(1)	6,374,805	0.75%
Stock Option Plan — Officers and Employees	Various	Various	10,410,129	1.22%
Stock Option Plan — Directors	Various	Various	243,000	0.03%

TOTAL			32,172,759	3.77%

(1)	Generally, each Performance Option Plan terminates one year from its respective effective date. Options not granted were cancelled at the end of the calendar year in which the Performance Option Plan was approved by shareholders.

Additional information regarding the above stock option plans can be found in the Corporation’s Management Proxy Circulars for the annual meeting of shareholders held in 2010, 2009, 2008, 2007, 2006 and 2005. No amendments to the stock option plans were adopted during the Corporation’s fiscal year ended December 31, 2010.

The following table provides information about securities that may be issued under the Corporation’s existing equity compensation plans, as of December 31, 2010 and February 22, 2011. These figures take into account the 2011 Stock Split described on page 1 of this Management Proxy Circular.

Equity Compensation Plan Information

(c) Number of
Shares remaining
available for
		(b) Weighted-average	future issuance
	(a) Number of Shares to	exercise price of	under equity
	be issued upon exercise	outstanding	compensation plans
	of outstanding options,	options, warrants	(excluding Shares
Plan Category	warrants and rights	and rights	reflected in column (a))
December 31, 2010
Equity compensation plans approved by shareholders	32,172,759(1)	$15.17	0
Equity compensation plans not approved by shareholders	n/a	n/a	n/a
February 22, 2011
Equity compensation plans approved by shareholders	30,969,549(2)	$38.74	0
Equity compensation plans not approved by shareholders	n/a	n/a	n/a

(1)	Of this amount, 6,374,805 options were outstanding pursuant to the 2005 Performance Option Plan, 5,997,000 options were outstanding pursuant to the 2006 Performance Option Plan, 4,463,475 options were outstanding pursuant to the 2007 Performance Option Plan, 1,441,050 options were outstanding pursuant to the 2008 Performance Option Plan, 1,909,200 options were outstanding pursuant to the 2009 Performance Option Plan, 1,334,100 options were outstanding pursuant to the 2010 Performance Option Plan, 10,410,129 options were outstanding pursuant to the Stock Option Plan — Officers and Employees and 243,000 options were outstanding pursuant to the Stock Option Plan — Directors.

(2)	Of this amount, 6,068,655 options were outstanding pursuant to the 2005 Performance Option Plan, 5,790,450 options were outstanding pursuant to the 2006 Performance Option Plan, 4,314,051 options were outstanding pursuant to the 2007 Performance Option Plan, 1,436,700 options were outstanding pursuant to the 2008 Performance Option Plan, 1,903,950 options were outstanding pursuant to the 2009 Performance Option Plan, 1,330,500 options were outstanding pursuant to the 2010 Performance Option Plan, 9,882,243 options were outstanding pursuant to the Stock Option Plan — Officers and Employees and 243,000 options were outstanding pursuant to the Stock Option Plan — Directors.

PotashCorp 2011 Management Proxy Circular  31

Corporate Governance

•	In connection with PotashCorp’s adoption of an advisory “Say on Pay” vote in 2010, the board expanded its shareholder outreach program and was awarded the inaugural Governance Gavel Award for Best Practices in Shareholder Engagement by the Canadian Coalition for Good Governance.

•	PotashCorp was also recognized by the prominent IR Magazine as having the best investor relations website in North America and as having the best investor relations in the US market by a Canadian company.

Statement of Corporate Governance Practices
PotashCorp, its Board and its management are committed to the highest standard of corporate governance. The Board, through the CG&N Committee, continually evaluates and enhances the Corporation’s corporate governance practices by monitoring Canadian and U.S. regulatory developments affecting corporate governance and transparency of public company disclosure.

As a Canadian reporting issuer with securities listed on the TSX and NYSE, the Corporation complies with the applicable regulatory requirements concerning corporate governance in both Canada and the United States.

Members of the Corporate Governance and Nominating Committee for 2010
Mary Mogford (Chair)
Christopher M. Burley
Dallas J. Howe
Alice D. Laberge

Role of the Corporate Governance and Nominating Committee
The CG&N Committee is responsible for overseeing compliance with current and emerging governance requirements established by governmental regulators in the United States and Canada and by the NYSE and TSX. The CG&N Committee maintains a checklist of regulatory requirements which is updated and reviewed at every meeting. The CG&N Committee also is responsible for developing and implementing best Board governance practices.

See page 34 for more details.

Nominating Process
The role of the CG&N Committee is also to identify individuals qualified to become members of the Board consistent with criteria approved by the Board, to recommend to the Board nominees for election to the Board at each annual meeting of shareholders or to fill vacancies on the Board and to address related matters.

Nominees must possess and exhibit the highest degree of integrity, professionalism, values and independent judgment.

Director Orientation and Continuing Education
The Board has adopted a written New Director Orientation Policy and also recognizes the importance of ongoing director education and the need for each director to take personal responsibility for this process. See page 35 for details.

Shareholder Outreach Program and Communicating With the Board
The Board values and encourages constructive dialogue with shareholders and other stakeholders on topics such as compensation, sustainability, social responsibility and other important governance topics. In connection with the adoption of an advisory “Say on Pay” vote in 2010, the Corporation implemented an innovative shareholder outreach program in 2010 using the PotashCorp website as a strategic platform to connect with shareholders. Available on the Corporation’s website, www.potashcorp.com, are online videos featuring discussions on compensation by the Board Chair and the Chair of the Compensation Committee, as well as an online survey providing shareholders the opportunity to give their feedback on executive compensation matters. The Corporation also has an established process for shareholders and other interested parties who wish to communicate with members of the Board, including the Chair or the non-management directors as a group. See page 36 for more details concerning the Corporation’s shareholder outreach program and the means by which stakeholders may communicate directly with the Board.

32  PotashCorp 2011 Management Proxy Circular

Statement of Corporate Governance Practices

PotashCorp, its Board and its management are committed to the highest standard of corporate governance. The Board, through its Corporate Governance and Nominating Committee, continually evaluates and enhances the Corporation’s corporate governance practices by monitoring Canadian and U.S. regulatory developments affecting corporate governance and transparency of public company disclosure.

In Canada, we comply with corporate governance rules of the Canadian securities regulatory authorities in all of the provinces and territories of Canada. The Corporation is required to disclose its corporate governance practices in accordance with NI 58-101 in reference to the benchmarks set out in National Policy 58-201 “Corporate Governance Guidelines”.

In the United States, the Corporation is required to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the rules adopted by the SEC pursuant to that Act, as well as the governance rules of the NYSE, in each case as applicable to a foreign private issuer. The Corporation complies with the current corporate governance rules of the NYSE. There are no significant differences between the Corporation’s corporate governance practices and those required of U.S. domestic issuers under the NYSE listing standards.

To comply with the applicable corporate governance standards and achieve those best practices, the Board has adopted the “PotashCorp Governance Principles” and “PotashCorp Core Values and Code of Conduct”. The complete text of the “PotashCorp Governance Principles”, the “PotashCorp Core Values and Code of Conduct”, and the Board and Committee Charters, as well as other governance related documents, can be found on the Corporation’s website, www.potashcorp.com, and are available in print to any shareholder who requests a copy.

In accordance with NI 58-101, the Corporation annually discloses information relating to its system of corporate governance. Details of the Corporation’s corporate governance practices are described in Appendix A to this Management Proxy Circular. Furthermore, in accordance with the requirements of NI 58-101, the text of the Corporation’s Board of Directors Charter is attached as Appendix E. The Board has determined that the Corporation is best served by dividing the responsibilities of the Chairman of the Board and the Chief Executive Officer. The positions of Chairman and Chief Executive Officer have been separate since July 1999. In addition, during 2010 in connection with the BHP Offer, Mr. Burley was appointed as Lead Director to chair Board meetings or portions thereof dedicated to overseeing PotashCorp’s review of and response to the BHP Offer.

The Board exercises its duties directly and through its Committees. The Board has four standing committees: the Audit Committee, the Corporate Governance and Nominating Committee, the Compensation Committee and the Safety, Health and Environment Committee. The recent activities of the Corporate Governance and Nominating Committee are described below in this section. The report of the Compensation Committee is contained in the section on “Compensation” and the report of the Audit Committee can be found in the section “Appointment of Auditors and Report of Audit Committee”.

PotashCorp 2011 Management Proxy Circular  33

M. Mogford, Chair	C. Burley	D. Howe	A. Laberge

Corporate Governance and Nominating Committee Report

General
The Corporation has a standing Corporate Governance and Nominating Committee, referred to as the “CG&N Committee” hereinafter in this report. The CG&N Committee has a charter which is available to shareholders and others at the Corporation’s website, www.potashcorp.com. Each of the following four directors who comprise the CG&N Committee is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles” (which is available on the Corporation’s website), NI 58-101, applicable rules of the SEC and the corporate governance rules of the NYSE. See also “Board of Directors — Director Independence and Other Relationships”. During the fiscal year ended December 31, 2010, the CG&N Committee met 4 times.

Mary Mogford (Chair)
Christopher M. Burley
Dallas J. Howe
Alice D. Laberge

Disclosure Regarding Governance Procedures
The CG&N Committee is responsible for overseeing compliance with current and emerging governance requirements established by governmental regulators in the United States and Canada and by the NYSE and TSX. The CG&N Committee maintains a checklist of regulatory requirements which is updated and reviewed at every meeting. The CG&N Committee also is responsible for developing and implementing best Board governance practices. The Chair of the CG&N Committee works closely with the Corporate Secretary, the Associate General Counsel and the Vice President of Investor and Public Relations to ensure that the CG&N Committee stays aware of developments and trends in best governance practices, particularly from the perspective of regulatory bodies, shareholder advocates, individual and institutional investors, governance organizations and academic commentators. In addition, the CG&N Committee is charged with management of the annual review of the performance of the Board, a process that is described in greater detail on page 16 and in Appendix A.

2010 Governance Activities
In 2010, PotashCorp adopted an advisory say on pay (“Say on Pay”) vote and reviewed its practices and procedures in the area of shareholder outreach. To further constructive dialogue and enhance its commitment to shareholders, investor surveys and innovative videos were added to the PotashCorp website to provide information and solicit feedback from investors regarding the Corporation’s philosophy and approach to executive compensation.

In early 2010, the Chair of the CG&N Committee, the Chair of the Compensation Committee and the Board Chair met with representatives of the Canadian Coalition for Good Governance (the “CCGG”) to discuss the Corporation’s executive compensation and governance outreach efforts.

During the months of August through November 2010, the Board as a whole, actively oversaw the Corporation’s response to the unsolicited offer by BHP and demonstrated its commitment to ensuring an appropriate process and to serving the best interests of PotashCorp and its stakeholders.

In October 2010, the Board approved and announced PotashCorp’s “Pledge to Saskatchewan”. The Board has delegated to the CG&N Committee the responsibility to oversee the Corporation’s progress in adhering to the pledge.

Additionally in 2010, the Committee continued its review of its Board “needs matrix” and its process of director succession planning. The Committee also revised the corporate donations policy to provide for an increased target of investing up to one percent of pre-tax (rather than after-tax) earnings into the communities in which PotashCorp operates.

Disclosure Regarding Nominating Processes
In accordance with the provisions of section 137 of the Canada Business Corporations Act (the “CBCA”), shareholders holding in the aggregate not less than 5% of the Corporation’s outstanding shares may submit a formal proposal for individuals to be nominated for election as directors. Shareholders wishing to make such a formal proposal should refer to the relevant provisions of the CBCA for a description of the procedures to be followed. For additional information regarding shareholder proposals, see “2012 Shareholder Proposals”. Shareholders who do not meet the

34  PotashCorp 2011 Management Proxy Circular

threshold criteria for making, or otherwise choose not to make, a formal proposal may at any time suggest nominees for election to the Board. Names of and supporting information regarding such nominees should be submitted to: Corporate Secretary, Potash Corporation of Saskatchewan Inc., Suite 500, 122 — 1st Avenue South, Saskatoon, Saskatchewan, Canada, S7K 7G3.

The role of the CG&N Committee is to identify individuals qualified to become members of the Board consistent with criteria approved by the Board, to recommend to the Board nominees for election to the Board at each annual meeting of shareholders or to fill vacancies on the Board and to address related matters. In addition, the CG&N Committee also develops and recommends to the Board corporate governance principles applicable to the Corporation and is responsible for leading the annual review of the performance of the Board.

A CG&N Committee-recommended nominee for a position on the Board must, at a minimum, meet the qualification standards for directors established by section 105 of the CBCA. In addition, such nominee must possess and exhibit the highest degree of integrity, professionalism, values and independent judgment. While the Committee and the Board do not believe that it is appropriate to adhere to quotas in building a high functioning Board, the Board’s formal Processes for Director Succession and Recruitment expressly encourages the promotion of diversity in the composition of the Board. Thus, when filling board vacancies the greatest emphasis is on finding the best qualified candidates given the particular needs and circumstances of the Board but a director candidate’s diversity of gender, race, nationality or other attributes may be considered favorably in assessing the candidate. In addition to encouraging diversity in the composition of the Board, the CG&N Committee believes that the Board should be comprised of directors who possess experience and expertise in one or more of the following areas:

• fertilizer industry	• legal
• agriculture	• accounting
• global agriculture	• mining industry
• global/international commerce	• chemical industry
• transportation industry	• general business management
• e-commerce/technology	• public policy
• finance	• corporate governance
• global senior executive management	• compensation/human resources
• investment banking

On an ongoing basis the CG&N Committee asks incumbent directors and senior management to suggest individuals who should be considered as proposed nominees to the Board. The CG&N Committee identifies the mix of expertise and qualities required for the Board. The Chair of the CG&N Committee, in consultation with the CG&N Committee, the Board Chair and the CEO maintains an evergreen list of potential candidates identified and biographical information for each such potential candidate. When it becomes apparent that a vacancy on the Board will arise, either from mandatory or elective retirement or otherwise, the CG&N Committee reviews its list of potential candidates against the skill sets of incumbent Board members and the range of experience and expertise necessary for the Board. In completing this analysis, the CG&N Committee utilizes a skills matrix. Potential candidates who have, in the opinion of the CG&N Committee, the desired expertise are identified. Those who have the requisite qualifications and meet the Corporation’s standards are ranked by the CG&N Committee in order of preference and contacted to determine their interest in serving on the Board. The CG&N Committee may engage the services of a search firm to assist in the identification of director candidates. The CG&N Committee evaluates all potential candidates in the manner described, no matter what the source of the recommendation.

Prior to joining the Board, new directors are informed of the degree of energy and commitment the Corporation expects of its directors.

In an uncontested election, any nominee for director who fails to receive votes in favor of his or her election representing at least a majority of the votes cast (added together with the votes withheld) shall tender his or her resignation for consideration by the CG&N Committee. Except in extenuating circumstances, it is expected that the CG&N Committee will recommend to the Board that the resignation be accepted and effective within a period of 90 days and that the action taken be publicly disclosed. To the extent possible, the CG&N Committee and Board members who act on the resignation shall be directors who have themselves received a majority of votes cast.

Disclosure Regarding Director Orientation and Continuing Education
The Board has adopted a written New Director Orientation Policy designed to:

(a)	provide each new director with a baseline of knowledge about the Corporation that will serve as a basis for informed decision making;

(b)	tailor the program for each new director to take into account his or her unique mix of skills, experience, education, knowledge and needs; and

(c)	deliver information over a period of time to minimize the likelihood of overload and maximize the lasting educational impact.

The orientation program is tailored to the needs of each new director and consists of a combination of written materials, one-on-one meetings with senior management, site visits and other briefings and training as appropriate.

PotashCorp 2011 Management Proxy Circular  35

The Board also recognizes the importance of ongoing director education and the need for each director to take personal responsibility for this process. To facilitate ongoing education, the Corporation:

(a)	maintains a director’s intranet site to facilitate the exchange of views and published information;

(b)	maintains a membership for each director in an organization dedicated to corporate governance and ongoing director education;

(c)	each year encourages and funds the attendance of each director at one seminar or conference of interest and relevance, and funds the attendance of each committee Chair at one additional seminar or conference. In all cases, approval for attendance is obtained, in advance, from the Board Chair;

(d)	encourages presentations by outside experts to the Board or committees on matters of particular import or emerging significance; and

(e)	at least annually, schedules a site visit in conjunction with a Board meeting.

2010 Director Education Activities
During the year, the Board and its Committees participated in presentations and received educational information and/or materials on a variety of matters and topics, such as:

•	In July, the Board participated in a presentation by the Corporation’s outside counsel, Stikeman Elliott LLP and Jones Day, on regulatory matters of importance and of emerging significance to the Corporation;

•	The Audit Committee regularly received progress reporting on the status of the Corporation’s IFRSs implementation project and received reports on new and emerging issues in its areas of responsibility;

•	At each CG&N Committee meeting the committee was provided with an update by the Corporation’s internal counsel on corporate governance trends and current governance issues;

•	At each Compensation Committee meeting the committee was provided with an update by Towers Watson on emerging trends in executive compensation;

Educational reading materials on matters of significance to the Corporation and the industries in which we operate are included from time to time in the materials provided to directors in advance of meetings. Directors are also canvassed for suggestions on educational presentations and reports, and may request that presentations be made by management or external advisors on issues of particular interest.

Two of the Corporation’s directors (Ms. Mogford and Mr. Burley) are accredited directors under the Institute of Corporate Directors (“ICD”) Director Education Program. Ms. Mogford and Mr. Howe have been honored as Fellows of ICD in recognition of their contributions to corporate governance in Canada. In addition, all members of the Board are members of ICD and the National Association of Corporate Directors (NACD). As such, they have access to events of these organizations which foster director education and advocacy of best practices in governance.

Shareholder Outreach Program and Communicating With the Board
Listening to stakeholders’ opinions is a core value at PotashCorp. PotashCorp has long been a recognized leader in corporate governance and the PotashCorp Board values and encourages constructive dialogue with shareholders and other stakeholders on topics such as compensation, sustainability, social responsibility and other important governance topics.

In connection with the adoption of an advisory Say on Pay vote in 2010, the PotashCorp Board expanded its shareholder outreach program and launched innovative features on the Corporation’s website providing shareholders with an opportunity to: (i) view a series of videos of the Board Chair and the Chair of the Compensation Committee discussing PotashCorp’s approach to executive compensation in plain language; and (ii) complete a survey as a means of providing feedback to the Board regarding executive compensation.

In forming this year’s resolution for the advisory Say on Pay vote and in reviewing its shareholder outreach program, the Corporation has reviewed the model policies set forth on these topics by the CCGG and believes its practices and policies to be consistent therewith.

In addition to matters listed above, the Board remains committed to engaging actively with shareholders of the Corporation. To allow shareholders to provide timely and meaningful feedback, the Board has developed practices appropriate for the Corporation’s shareholder base to facilitate constructive engagement. Examples of such practices include ad hoc meetings with institutional investors, large shareholders and with shareholder advocacy groups (for example, the CCGG), quarterly conference calls with the investment community to review the financial and operating results of the quarter and our executive officers and other members of our senior management team are regularly invited to speak at broker-sponsored industry investor conferences (which are accessible to our shareholders via webcasts on our website at www.potashcorp.com).

36  PotashCorp 2011 Management Proxy Circular

The Corporation has a long-established process for shareholders or other interested parties who wish to communicate with members of the Board outside of the Annual Meeting, including with the Chair or the non-management directors as a group.

Communications in writing should be sent to:

PotashCorp Board of Directors
c/o Corporate Secretary
Suite 500, 122 — 1st Avenue South
Saskatoon, Saskatchewan
Canada
S7K 7G3

Communications by e-mail should be sent to directors@potashcorp.com.

Matters relating to the Corporation’s accounting, internal accounting controls or auditing matters are referred to the Audit Committee. Other matters are referred to the Board Chair.

To further facilitate communications between the Corporation’s shareholders and the Board, the Corporation has adopted a policy that all directors standing for re-election and all new director nominees are expected to attend the Meeting. In 2010, all such directors and nominees attended the annual meeting.

Submitted on behalf of the CG&N Committee: Mary Mogford, Christopher M. Burley, Dallas J. Howe and Alice D.Laberge.

PotashCorp 2011 Management Proxy Circular  37

Compensation

Executive compensation is a high-profile topic these days, as it should be. PotashCorp considers it a serious responsibility to maintain full transparency with our shareholders on all facets of our executive compensation program. Unfortunately, though, as disclosure has become more comprehensive and transparency has increased, the details have become overwhelming and, in our view, it is becoming increasingly difficult to see the bigger picture. So, in the interest of making our compensation disclosure easier to understand, we focus on highlights of our program in the following “Letter from and Report of the Compensation Committee”. A more detailed discussion is contained in the “Compensation Discussion and Analysis” (“CD&A”) disclosure that follows the letter and begins on page 43.

Letter from and Report of the Compensation Committee

To Our Fellow Shareholders:

J. Estey, Chair	K. Martell	J. McCaig	M. Mogford	P. Schoenhals

Our Responsibilities
The Board is responsible for executive compensation, with support by the standing Compensation Committee, referred to as the “Committee” throughout this “Compensation” section. Together, we are committed to getting it right, both for our shareholders and for our company’s long-term success. In addition, we employ an independent compensation consultant, Towers Watson, that primarily provides the Committee with input on the philosophy and competitiveness of the design of certain of our compensation programs, and does no work for management without the prior approval of the Committee Chair. Under the Committee’s Charter, we are responsible for all compensation issues relating to our directors and senior officers, oversight of the management succession planning process and also have a broad role in overseeing the company’s human capital, including compensation and benefits. For a discussion of the responsibilities and procedures of the Committee, the approval process for the compensation of our Chief Executive Officer and other Named Executive Officers (as defined below) and the Committee’s 2010 Annual Work Plan, which summarizes the actions taken and matters reviewed by the Committee during 2010, see Appendix G.

The Committee is, at present, composed of five directors: John W. Estey (Chair), Keith G. Martell, Jeffrey J. McCaig, Mary Mogford and Paul J. Schoenhals, each of whom the Board believes has the knowledge and experience to effectively perform his or her responsibilities. The members of the Committee have expertise in, among other areas, business management and finance, and four of the members are current or former principal executive officers. The Committee held five meetings in the last fiscal year and meets without management present at each meeting. The Board has determined that each of the directors who served as members of the Committee during the year ended December 31, 2010, is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles” (which is available on our website, www.potashcorp.com), NI 58-101, applicable rules of the SEC and the NYSE corporate governance rules.

The Committee has reviewed and discussed the CD&A contained in this Management Proxy Circular with management and, based on this review and discussion, recommends that the CD&A be included in our annual report on Form 10-K for the year ended December 31, 2010 and in this Management Proxy Circular. In addition, the Committee believes that our executive compensation practices are aligned with the CCGG’s Principles of Executive Compensation.

Our Executive Compensation Philosophy
We believe our executive compensation philosophy is straightforward:

•	We set corporate objectives aligned with long-term shareholder interests

•	We design pay packages to incent and reward performance aligned with those objectives. Specifically:

–	Components of the pay package have different time horizons as do our corporate objectives

–	Target cash compensation is set at the median of comparable companies

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–	The majority of pay is at risk based on individual and company performance

–	The at-risk components of the package should pay in proportion to performance and no reward should be given for performance short of the threshold

–	The design should not incent taking undue risks

–	The compensation plans are designed to create an ownership mentality in executives

–	There should be an appropriate level of value sharing between shareholders and executives with shareholders receiving returns before executives receive incentive compensation

•	We test the outcomes for reasonableness and alignment of pay and performance

Our Executive Compensation Package
There are six components of our executive compensation package. Our compensation design begins with base salary at the median of our comparator group. In order to align pay with performance, the majority of our executives’ pay is at risk. For example, in 2010, 86% of our CEO’s pay was at risk and 74% of our NEO compensation was at risk. The following table contains a brief summary of the components and how they meet the above criteria.

Category	Component	Design
Base Salaries		• The only fixed component of total direct compensation • Typically set annually and at median of comparator data

Short-Term Incentive Plan (“STIP”)
•   Annual cash bonus – one-year performance cycle

•   Payout is based on Board-established cash flow return metric

•   No payout for achieving less than 50% of target; maximum payout is capped at two times target regardless of the cash flow return achieved, subject to adjustment (±30%) based on individual performance

At Risk Compensation	Medium-Term Incentive Plan (“MTIP”)
•   Three-year performance cycle

•   One-half of payout based on absolute Total Shareholder Return (“TSR”) and the other half based on TSR relative to peer group index

•   No payout if minimum performance objectives are not achieved; maximum payout on each component is capped at 150% of target; maximum price escalation is capped at three times the starting price over the three years

Performance Option Plan (“POP”)
•   Option vesting based on company performance over three-year performance cycle, up to 100% of options granted

•   Value of vested options based on Share appreciation over ten-year option period

•   Practice of one option grant per year following shareholder approval at the annual meeting of shareholders; no off-cycle option grants during the year

Retirement Plans		• Same base plan as all employees • Supplemental plans designed to deliver average benefits based on comparator group data

Severance		• Change in control payments require “double trigger” of change in control and termination or significant change in executive’s duties • Only three legacy change in control contracts

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Executive Compensation Aligned with the Company’s Objectives
At PotashCorp, we believe that accountability adds value. To that end, annually we set targets that reflect the interests of our shareholders and then measure our performance and issue a Summary Accountability Report, setting forth the performance on the objectives. Here is how we design our compensation plans to help drive achievement of our goals and objectives:

Objective 1: Create superior long-term shareholder value.

•	All at-risk incentive compensation plans are based on TSR or a highly correlated measure.

Objective 2: Be the supplier of choice to the markets we serve.

•	The STIP is based on the annual goals for sales, productivity and profitability as approved by the Board. The only way to achieve target or higher STIP payments is to meet those goals, which, in turn, requires meeting the needs of customers throughout the period.

Objective 3: Build strong relationships with and improve the socioeconomic well-being of our communities.

•	Our company has a policy of investing 1% of pre-tax earnings on a five-year rolling average in the communities in which we work and other philanthropic programs. To achieve this objective, it is important to sustain high earnings on a consistent basis.

Objective 4: Attract and retain talented, motivated and productive employees who are committed to our long-term goals.

•	Target compensation for executives is competitive with the industry average. Executives are motivated to achieve strong results through opportunities to earn above target based on company and individual performance. The long-term performance of the company has been strong and the compensation plans have appropriately rewarded that performance with compensation above the industry average.

•	Employees are also motivated to be promoted into roles where they are eligible for the full set of executive compensation components.

Objective 5: Achieve no harm to people and no damage to the environment.

•	At our plant locations, one-half of the annual STIP payout depends on performance in relation to local metrics, a significant portion of which relates to safety and environmental performance. In turn, employees are strongly motivated to achieve the local safety and environmental goals to achieve target or higher STIP payments.

Managing Risk
Risk management begins with active Board and management engagement to analyze the many risks our company faces and work with company leaders to manage those risks. Compensation programs can help mitigate risk-taking, but risks cannot be managed solely by remote control through such programs. Compensation programs can only augment active Board and management engagement in risk management.

We believe our compensation programs help guard against undue risk-taking by capping the amount that can be earned in any plan, even in the case of extraordinary performance. See “Our Executive Compensation Package” on page 39. In January 2010, Towers Watson analyzed our programs from a risk-management perspective and concluded that our plans are not reasonably likely to have a material adverse impact on our company in this regard and that there were no material changes in program design or policies in 2010 that would have resulted in a different conclusion had the analysis been performed at year end. For additional information regarding risk management, see “Risk Management” in our 2010 Financial Review Annual Report.

Ownership Mentality
Our executive compensation programs help align the interests of our management with those of our shareholders. Each executive has a stock ownership minimum that needs to be maintained and all of our executives exceed that requirement. In addition, the MTIP and POP plans pay awards based on Share price performance over extended periods.

Value Sharing Between Shareholders and Executives
As can be seen from the design of our plans, one of our key principles is that our shareholders should earn a return before our executives can earn incentive compensation, and the payouts to executives are in proportion to our shareholders’ return. In addition, it is important that compensation be affordable to our company. To measure affordability, our independent compensation consultant measures the percentage of adjusted net income earned by the top five executives. This percentage over the last three years was the lowest among our comparator group at just 0.9%.

Test the Outcomes
Pay for performance starts with plan design. Even though the individual components of our pay programs are designed to align pay with performance, we believe that it is important to regularly measure how successful we have been in achieving this objective.

•	For this purpose, company performance is measured as the composite of TSR growth, earnings per Share growth, and cash flow per Share growth over the prior three years.

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•	Company performance is compared to that of our peer group to determine a performance percentile rank. The pay used in the analysis is the pay realized or realizable (“Realized Pay”) over that same three-year period, with Realized Pay being the sum of salary, actual STIP payouts, actual MTIP payouts over that three-year period, and the most recent year-end in-the-money value of equity-based awards made in the three-year period. The compensation is compared to that in the peer group measured on the same basis to determine a Realized Pay percentile rank.

•	The composite company percentile rank is then compared to the Realized Pay percentile rank to see how well they correlate. The objective is to have the result fall within an alignment zone that is no more than one standard deviation away from perfect alignment of Realized Pay and company performance.

We believe the results of the last four three-year measurement periods demonstrate excellent pay-for-performance alignment over periods that include our best year ever and the downturn in business due to the recent global financial crisis. The results are shown as follows:

CEO Performance and Pay
One of our important annual responsibilities is the assessment of Mr. Doyle’s performance and setting his compensation. In January 2010, based on assessment of his work in 2009, we awarded Mr. Doyle a 4% base salary increase to $1,136,000, which was his first base salary increase since January 1, 2008. The detailed assessment of Mr. Doyle’s performance in 2010 relative to his goals is set forth in the CD&A beginning on page 43. Based on that assessment, the Committee recommended and the independent members of the Board approved a further 4% increase in Mr. Doyle’s base salary to $1,182,000 for 2011 and a bonus for 2010 of $2,000,000, 176% relative to target.

Highlights of Compensation Plan Updates
In 2010, we took the following actions, among others, to revise our compensation plans:

•	We amended the change in control severance agreement for our CEO to remove the so-called “golden parachute” excise tax gross-up provision and to make certain other technical changes to comply with Section 409A of the U.S. Internal Revenue Code.

•	We amended the benefit plan formula under our Canadian Supplemental Retirement Income Plan (the “Canadian Supplemental Plan”) to provide for accruals at 1.5% of earnings rather than 2.0%, effective for service on and after January 1, 2011.

•	We revised our perquisites program to no longer provide country club memberships for executives beginning in 2011.

Shareholder Engagement
Listening to our shareholders is one of our core values. In fact, shareholder input was sought and used in the design of the POP. From the outset of the POP in 2005, we have given shareholders a binding vote on this plan — the most significant component of our pay package. The binding vote is done on an annual basis and, at the end of each year, any ungranted options are cancelled. The POP has received overwhelming shareholder support every year since its inception.

In 2010, building on our status as one of the first companies in North America to adopt “Say on Pay”, we implemented some new features to our shareholder outreach program. We included on our web site video interviews with our Board Chair and Committee Chair on executive compensation topics, links to key portions of our CD&A and a shareholder survey seeking input on our executive compensation programs. We received some useful input through the survey and overall shareholder support for our programs. For example, our “Say on Pay” resolution received overwhelming shareholder support in 2010, with 97.34% affirmative votes.

Succession Planning
One major responsibility of the Committee is to oversee our company’s management succession planning. Twice each year, we review the progress, examine any gaps in succession plans and discuss ways to improve succession planning. Once each year, we meet with our CEO to discuss succession plans for our CEO and other senior executive officers. In addition, the Board regularly interacts with our company’s senior management team. A number of times each year, the Board has social events at which we are able to meet a large number of the management employees and build relationships with the people who represent the future of our company. As a result of this active succession planning process, in 2010, 93.8% of senior staff openings were filled by existing employees who had been developed for the promotions they received.

Directors
After no increases since 2007, the annual retainers for outside directors and the Board Chair were increased by $25,000 to $160,000 and $345,000, respectively, on the recommendation of

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Towers Watson, placing the total compensation for outside directors at the median of the peer group surveyed. This increase took effect in July 2010. In addition, as a result of our outside directors’ increased responsibilities in 2010 due to the BHP Offer, each outside director was paid $1,000 per meeting (or a proportion thereof depending on the length of the meeting) from August 2010 through November 2010 and, except for Mr. Burley, an additional retainer of $5,000 per month during that period. Mr. Burley, who served as Lead Director in respect of the BHP Offer, received an additional retainer of $10,000 per month during that period. Mr. Burley and Mr. Howe, our Board Chair, also were awarded an additional $50,000 as compensation for their roles relating to our response to the BHP Offer.

Compensation Committee Interlocks and Insider Participation
During 2010, none of the members of the Committee served, or has at any time served, as an officer or employee of our company or any of our subsidiaries. In addition, none of our executive officers has served as a member of a compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of the Committee.

Conclusion
We hope that this summary of our philosophy and approach to executive compensation has helped you see why we believe our program is right for PotashCorp, how it is in synch with our strategies and objectives and how it implements best practices across our programs.

By the Compensation Committee:

John W. Estey (Chair)
Keith G. Martell
Jeffrey J. McCaig
Mary Mogford
Paul J. Schoenhals

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Compensation Discussion and Analysis

The following CD&A discusses the structure, policies, principles and elements of our executive compensation program as well as the process related to and individuals involved in our executive compensation decisions. A table of contents for the CD&A is set forth below:

Compensation Structure and Policies
We design executive compensation policies, as described below, to attract, motivate and retain qualified executives. Information about the compensation awarded to our Named Executive Officers in 2008, 2009 and 2010 can be found in “Executive Compensation — Summary Compensation Table” and the related compensation tables beginning on page 58.

We believe that the most effective compensation program is one that is competitive within the marketplace, rewards the achievement of specific annual, long-term and strategic goals by the company and aligns the interests of executives with shareholders by rewarding performance above established goals with the ultimate objective of increasing shareholder value. To accomplish these objectives, most compensation is variable and fluctuates based on individual and corporate performance. To align variable compensation with shareholder interests, we link the amount of variable compensation to TSR or metrics with a demonstrated relationship to TSR. In addition, we have adopted a recoupment policy pursuant to which the Board can require reimbursement of an executive officer’s incentive compensation or cancel an executive officer’s unvested performance option awards if the Board learns of misconduct by the executive officer that contributed to a restatement of our company’s financial statements.

See the discussion under “Managing Risk” in the immediately preceding Letter from and Report of the Compensation Committee for a summary of the analysis of the risks associated with our compensation policies generally.

Compensation Principles

•	To emphasize performance-based compensation, for each position studied, we maintain total cash compensation levels (salary and annual short-term incentive targets) at the median (50th percentile) of the relevant group of comparable companies.

•	We determine competitive and median levels of compensation with the assistance of independent compensation consultants that prepare analyses of external competitive compensation. Such analyses typically consist of (1) a group of publicly traded U.S. and Canadian companies with similar industry characteristics, revenues and market capitalization (the “Comparator Group”) and/or (2) additional executive compensation surveys of U.S.-based companies with similar industry and revenue size (the “Additional Surveys”). We refer to the Comparator Group and the Additional Surveys collectively as the “Comparative Compensation Information”. In 2010, we did not use Additional Surveys in our compensation benchmarking analysis. See the discussion under “Compensation Consultants and Comparator Groups” beginning on page 50.

•	We provide the opportunity to achieve compensation above the median through medium-term and long-term incentive plans (performance units and stock options) if our performance exceeds the median performance of comparable companies. We design these plans, including our performance-based option plans, with measures (TSR and internal performance measures historically linked with TSR) that require company performance above the median, relative to other basic materials companies, to deliver total compensation above the median. For 2008 and the six preceding years, we used the TSR of the Dow Jones U.S. Basic Materials Index (the “DJUSBMI”) as a benchmark for determining our company’s relative performance. In 2009, we replaced the DJUSBMI with the DAXglobal Agribusiness Index (the “DAX Ag”) as a benchmark for determining relative performance. We believe the companies that make up the DAX Ag more directly measure the performance of the agribusiness sector, including some of our direct competitors, and the global nature of our business.

•	We establish the overall value of retirement and welfare benefits at approximately the median of comparable companies.

Elements of Executive Compensation: Overview
Our executive compensation consists of six main elements: base salary, short-term incentives, performance units issued under the MTIP, which measures a performance period of three years,

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performance stock options issued as long-term incentives, retirement benefits and severance benefits.

We combine these elements, particularly base salary, and the short, medium and long-term incentives, to provide a total compensation package designed to attract highly qualified individuals and provide strong incentive to align efforts and motivate executives to deliver company performance that creates sustaining shareholder value. The total value of the compensation package is weighted towards the variable incentive components. In particular, medium-term and long-term incentive targets comprise about 58% and short-term incentive targets comprise about 16% of total potential compensation value. The total value of our CEO’s compensation package is weighted even more heavily towards medium- and long-term incentive compensation.

The following charts set forth the relative weight of 2010 compensation attributable to base salary, short-term incentive targets and medium- and long-term incentive targets for our CEO and our Named Executive Officers.

Our CEO Compensation

Our NEO Compensation

We establish corporate performance goals for each variable incentive component. For short-term incentives, we set corporate and operating group financial and operating goals annually. The MTIP incorporates absolute and relative TSR targets over a three-year period, with potential payout occurring only at the end of the three-year period. The performance periods under the MTIP do not overlap. As a result, awards, if earned, are paid out only once every three years. Our long-term incentive program grants performance stock options, which we refer to as performance options because the plan includes a performance target required for vesting of the options in addition to the inherent requirement of stock appreciation for the vested options to have value. Vesting is determined at the end of a three-year period based upon a target for cash flow return on investment compared to the weighted average cost of capital. The option term is generally ten years from the date of grant.

More detail on each element and its purpose within the total executive compensation program is described in the following table and further in this report.

Current			Performance
Compensation	Form	Eligibility	Period
Base salary • For executive officers, we set base salary targets at the median of the Comparative Compensation Information, adjusted to reflect individual performance and internal equity.	Cash	All salaried employees	Annual

Short-term incentives • We base STIP awards on achievement of predetermined goals for corporate and/or operating group performance.	Cash	All executives and most salaried staff and union and non-union hourly employees	1 year

Medium-term incentives

•   As of January 1, 2009, we issued units using a formula based on a price equal to the average closing Share price for the last 30 trading days of 2008.

•   Each award under the MTIP vests and is paid out at the end of the three-year performance period (December 31, 2011). One-half of the units vest based on our TSR, and one-half of the units vest based on our TSR relative to the TSR of the DAX Ag.
	Performance Share Units	All executives and senior management (approximately 74 individuals)	3 years

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Current			Performance
Compensation	Form	Eligibility	Period
Long-term incentives
•  Options granted under our POP vest based on the amount by which our cash flow return on investment exceeds the weighted average cost of capital during the three-year performance period.

•  The value of vested options is based on Share price appreciation during the ten-year option period.
	Performance Options	All executives, senior management and other selected managers (approximately 270 individuals)	3 year vesting 10 year option term

Post-Retirement and			Measurement
Termination Compensation	Form	Eligibility	Period
Retirement Benefits

Canadian Pension Plan • Benefits are based on the participant’s required contributions (up to 5.5% of earnings) and equivalent matching contributions by our company.	Cash	All Canadian salaried staff and certain union and non-union hourly employees	Pensionable service period

Canadian Supplemental Plan
•  Benefits are based on 1.5% of the average of the participant’s three highest consecutive years’ earnings multiplied by years of pensionable service, minus the benefit payable due to employer contributions under the Canadian Pension Plan. Certain senior executives’ benefits and benefits for service prior to January 1, 2011 are calculated differently.
	Cash	Selected senior executives (28 individuals)	Pensionable service period to a maximum of 35 years

U.S. Pension Plan

•  Benefits are based on 1.5% of the participant’s final average compensation, which is calculated using the highest paid 60 consecutive months of service out of the last 120 months, multiplied by years of service accrued after December 31, 1998. Participants with service accrued prior to January 1, 1999 under previous plans will have a portion of their benefit calculated pursuant to such plans.
	Cash	All U.S. salaried and non-union hourly employees	Pensionable service period to a maximum of 35 years

U.S. Supplemental Plan

•  Benefits are intended to provide participants with the same aggregate benefits they would have received under the U.S. Pension Plan had there been no legal limitations on those benefits. Separate limits on includable compensation apply to benefits earned under this plan.
	Cash	Eligible U.S. salaried and non-union hourly employees	Pensionable service period to a maximum of 35 years

Severance Benefits

General severance benefits
•  Two weeks of salary for each complete year of service, subject to a minimum of four weeks and a maximum of 52 weeks, are generally awarded in connection with termination without cause.
	Cash	All salaried employees	Upon termination of employment

Change in control severance benefits • Benefits are awarded in connection with involuntary termination within two years of a change of control.	Cash, Insurance and Other Benefits	Selected senior executives (3 individuals)	Upon termination of employment

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In addition to the above elements of compensation, certain U.S. employees participate in our 401(k) plan (the “401(k) Plan”), and certain Canadian employees participate in our savings plan (the “Savings Plan”). Pursuant to the 401(k) Plan and the Savings Plan, we make company contributions for the benefit of participants. For information about the amount of company contributions made for the benefit of Named Executive Officers pursuant to such plans, see “Executive Compensation — Summary Compensation Table” beginning on page 58. We do not have non-qualified deferred compensation plans or arrangements pursuant to which our Named Executive Officers may elect to defer current compensation. Where appropriate, we design our compensation arrangements to provide relief from Section 162(m) of the Internal Revenue Code.

Salary
Purpose:  A necessary component of compensation to retain qualified employees.

We have established a system of tiered salary levels for senior executives (vice president and above). We assign senior executive positions to an appropriate salary tier that reflects the position’s internal value to our company and equitable considerations based on comparisons to salaries for relevant positions in the Comparative Compensation Information. Within the assigned salary tier, the Committee generally establishes salary guidelines at levels that approximate the median (the 50th percentile) of the Comparative Compensation Information. Individual executive salaries for executives that report directly to our CEO are recommended by our CEO and subject to approval by our CEO and the Committee. Our CEO’s salary is subject to approval by the Committee and the Board. Our executives, including our Named Executive Officers, are generally eligible for only one salary increase per year.

Incentive Plan Compensation
We design our incentive plans with performance periods of varying durations. We provide executives with annual incentives through the STIP, three-year incentives through the MTIP and ten-year incentives through the POP. Our incentive plans do not provide mechanisms by which executives can monetize unvested equity awards or, except as described in “Medium-Term Incentive Plan” beginning on page 47, obtain value prior to the end of the relevant performance period. We believe that, in the aggregate, the range of performance periods in our incentive plans creates a strong alignment between the interests of our executive officers and shareholders.

The Committee analyzes our incentive plans based on actual and potential performance scenarios to ensure that the value of the incentive awards granted to our Named Executive Officers is appropriately linked to our performance. For a summary of how our incentive plans are designed to align with performance, see the table on page 39 in the preceding Letter from and Report of the Compensation Committee. In 2010, at the request of the Committee, Towers Watson conducted a study of the relationship of our Named Executive Officers’ pay to the performance of our company. For purposes of the study, pay included base salary, the payout value or, if not yet paid, the 2009 year-end value of incentive awards granted during the measurement period and the aggregate annual change in the value of stock options during the measurement period. Company performance was measured based on TSR growth, growth in earnings per Share and growth in cash flow per Share during the measurement period. The study concluded that during the three years ended December 31, 2009, the pay of our Named Executive Officers was within the top quartile of the Comparator Group, coinciding with the top quartile performance of our company relative to the Comparator Group. Towers Watson conducted similar studies each year since 2007 and obtained results that are consistent with the results of the 2010 study. A similar study of 2008 chief executive officer compensation at companies comprising the S&P/TSX 60 Index conducted by the Hay Group found similar results for the compensation of our CEO.

We believe the results of the Towers Watson and Hay Group studies demonstrate an alignment between our Named Executive Officers’ compensation and our company’s performance, reflecting the Committee’s compensation philosophy of providing the opportunity to achieve compensation above the median through medium-term and long-term incentive plans if our company’s performance exceeds the median performance of comparable companies.

Short-Term Incentive Plan
Purpose:  To develop strong corporate management by providing annual financial incentives to achieve corporate success; to attract, retain, motivate and reward productive employees who support corporate and operational goals.

Our STIP provides for incentive awards based on an individual’s performance and position and our company’s financial and operational results. The plan provides incentives to individuals during a near-term performance period, which we set at one year, and focuses on successful fulfillment of short-term corporate and operational goals.

We assign participants an incentive award target, expressed as a percentage of salary. In addition, we establish targets at the median of the Comparative Compensation Information. Achievement of the target is determined by our cash flow return, as defined in the plan. We use cash flow as a financial measure, because it is strongly correlated with long-term TSR. In addition, we believe that it is useful as an indicator of our ability to service our debt, meet other payment obligations and make strategic investments. In this way, the use of cash flow return as a performance measure under our STIP further supports the

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alignment between our Named Executive Officers’ compensation and our company’s performance.

For senior executives, including our Named Executive Officers, unadjusted incentive awards can range from 0% to 200% of salary, depending upon an executive’s position, actual cash flow return above the minimum threshold return and compared to the target return. Because the value of the awards under the STIP are capped at specified percentages of participants’ salaries, the Committee can more readily stress-test executive officer compensation and analyze the effect of significant upturns or downturns in company performance. Individual incentive awards are also subject to adjustment (±30%) based on the executive’s individual performance, provided that total adjusted awards approximate total awards at mid-point. Under the terms of the plan, we generally make no payments if our cash flow return is less than 50% of the target set by the Board for that year.

We generally set cash flow return targets that are challenging to achieve. Given the record results of 2008, the maximum payout level for the plan was achieved. In 2009, our cash flow return was below the threshold level required to deliver the minimum payout for the STIP awards. As a result, no awards were paid to our Named Executive Officers and other corporate employees. In 2010, our cash flow return was above target resulting in payouts at 179.6% of target. For information regarding each Named Executive Officer’s 2008, 2009 and 2010 STIP awards, see “Executive Compensation — Summary Compensation Table” beginning on page 58.

The following table sets forth our performance under the STIP for each of the last three years:

	2010	2009	2008
Cash Flow Return Target	13.88%	47.26%	23.20%
Actual Cash Flow Return(1)	19.40%	12.72%	45.85%
Adjusted Cash Flow Return Ratio(2)	1.3981	0.2692	1.9766

(1)	For a description of how cash flow return is calculated under the STIP, see “Executive Compensation — Summary Compensation Table — Non-Equity Incentive Plan Compensation” beginning on page 60.

(2)	Due to rounding, dividing actual cash flow return by the cash flow return target may not result in the exact adjusted cash flow return ratio.

Medium-Term Incentive Plan
Purpose:  To align the interests of our executive officers and shareholders; to reward executive officers and key employees for superior performance over a three-year performance period and for their continued contributions to our success.

Our MTIP aligns the interests of our executives and key employees with those of our shareholders by linking the vesting of awards to TSR over a three-year performance period that began January 1, 2009 and ends December 31, 2011. TSR measures the capital appreciation in our Shares, including dividends paid during the performance period, and thereby simulates the actual investment performance of our Shares.

Under the MTIP, we awarded participants a number of units based on the participant’s salary at the later of the beginning of the performance period and the date of initial participation in the plan (multiplied by a factor of up to three to reflect the number of years such participant would participate in the plan), a target award percentage and the average Share price over the 30 trading days immediately preceding the performance period. The target award percentages range from 20% to 70%, depending upon the executive’s position and potential for contribution to our success.

Units granted under the MTIP vest over the three-year performance period ending December 31, 2011. One-half of the units vest based on increases in our TSR. The remaining one-half of the units vest based on the extent to which our TSR matches or exceeds the TSR of the common shares of a group of peer companies. The peer group of companies consists of the companies that are included in the DAX Ag. Plan participants generally are required to continue in a qualifying position throughout the performance period as a condition to vesting. However, if a participant’s employment terminates earlier due to the participant’s retirement, disability or death, or we terminate a participant’s employment without just cause, the participant is entitled to a cash payment in settlement of a pro rata number of units, with vesting based on the achievement of performance objectives as of the date of termination. A participant who resigns or whose employment is terminated for just cause forfeits all rights to any units granted under the plan. In addition, under the terms of the MTIP, no dividends accrue or are otherwise payable to holders of units.

Depending on the achievement of the performance objectives, 0% to 150% of the units granted under the MTIP will vest. Achievement of the target performance objectives — a TSR of 50% and a TSR that is 130% of the DAX Ag — would entitle a participant to 100% of the units awarded under the plan. Between 100% and 150% of the units would vest if actual performance exceeds target performance. The maximum 150% of the units would vest based on a TSR of 75% or more and a TSR that is 145% of the DAX Ag performance. No units would vest if the minimum performance objectives — a TSR of 5% and a TSR that matches the DAX Ag performance — are not achieved. See “Executive Compensation — Summary Compensation Table — Stock Awards” on page 60 for the complete vesting schedule applicable to the MTIP.

We will settle vested units in cash based on the average Share price over the last 30 trading days of the performance period. The price used to determine the cash payout may not exceed 300% of the market value of a Share as at the beginning of the performance cycle. Because the value of the units granted under the MTIP are

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capped at 300% of the market value of a Share, the Committee can readily stress-test executive officer compensation and analyze the effect of significant upturns or downturns in company performance.

Long-Term Incentives (Performance Stock Options)
Purpose:  To align the interests of our executive officers and shareholders; to provide incentives to executive officers and key employees to promote long-term shareholder interests.

We provide our executives with long-term incentives through our POP. Our POP awards options to senior executives and other key employees for superior performance over a three-year performance period. Options vest based on metrics with a demonstrated relationship to total shareholder return. The options have a ten-year term from the date of grant, providing incentives to executives to promote long-term shareholder interests.

We make one option grant per year following shareholder approval of the POP at the annual meeting of shareholders. We have determined not to make off-cycle option grants during the year. The number of options that the Board grants annually is that number of options that will result in the appropriate total compensation for each management level, as determined by company performance and by reference to the Comparative Compensation Information. Options not granted are cancelled at the end of the calendar year in which the POP is approved by shareholders.

In order to deliver a level of total compensation that is consistent with the level of corporate performance achieved, data on compensation provided by the Comparative Compensation Information is analyzed on an annual basis to determine the 25th, 50th, and 75th percentile compensation levels for our management positions. We link these compensation study results and the vesting schedule to determine option grant levels that will deliver the appropriate compensation for the performance delivered. We strive to set the target value of each Named Executive Officer’s option grant at a level that, including such Named Executive Officer’s other compensation, will deliver compensation in the upper quartile of the Comparative Compensation Information if company performance is also in the upper quartile relative to the Comparative Compensation Information.

On May 6, 2010, our shareholders approved the 2010 POP under which we could award, after February 19, 2010 and before January 1, 2011, options for the issuance of up to 1,000,000 Shares (or 3,000,000 Shares, giving effect to the 2011 Stock Split) pursuant to the exercise of options to eligible officers and employees. As of February 22, 2011, after giving effect to the 2011 Stock Split, options to acquire 887,000 Shares, or approximately 0.21% of the total outstanding Shares (assuming exercise of such stock options), were issued and outstanding under the 2010 POP. Options not granted under the 2010 POP were cancelled at the end of 2010.

For 2011, we are requesting shareholder approval of an amount of 3,000,000 options to be available for grant under the provisions of the 2011 POP, which gives effect to the 2011 Stock Split. We expect that this amount is sufficient for one annual grant to be made after the Meeting and before January 1, 2012.

Under the POP, the exercise price of an option shall not be less than the quoted market closing price of our Shares on the last trading day immediately preceding the date of grant. Option vesting is determined by achieving corporate performance goals that historically have correlated with our TSR and the relative performance of our TSR to the TSR of our peer index and is based on average annual cash flow return on investment (“CFROI”) compared to weighted average cost of capital (“WACC”). We measure performance over a three-year period. A vesting schedule determines the percentage of options vested at the end of the three-year period and ties the level of total compensation to our performance. No options vest if the three-year average CFROI-to-WACC comparison (“CFROI-WACC”) is 0% or less, and maximum vesting requires the three-year average CFROI-WACC to be 2.5% or greater. An option’s maximum term is currently ten years from the date of grant.

In connection with the development of our first POP in 2005, the Committee worked with Hewitt Associates to use 10-year historical data to analyze the correlation between CFROI minus our WACC and our TSR performance relative to the DJUSBMI performance. Having established a strong correlation between our CFROI-WACC and TSR performance levels relative to the DJUSBMI performance, the Committee and Hewitt Associates developed a schedule based upon our CFROI-WACC levels to vest appropriate amounts of Shares at different performance levels. Consultants at Towers Watson also reviewed and confirmed this methodology.

In connection with our transition to the DAX Ag as a peer index, Towers Watson reviewed our existing POP vesting schedule against the performance of the DAX Ag. In particular, Towers Watson analyzed the historical CFROI and WACC of the companies that comprise the DAX Ag to determine the expected performance range of the DAX Ag. The results of Towers Watson’s review confirmed that our POP vesting schedule is appropriate and requires above-median performance to deliver above-median compensation. Moreover, no options vest if CFROI-WACC is negative during the applicable performance period.

The following table sets forth the percentage of stock options granted under the 2006 POP, the 2007 POP and the 2008 POP that

48  PotashCorp 2011 Management Proxy Circular

vested for the three-year performance periods ended December 31, 2008, December 31, 2009 and December 31, 2010, respectively.

	CFROI-WACC to		Actual
	Achieve Maximum	Actual	Vesting
	Vesting	CFROI-WACC(1)	Percentage
2006 POP	2.50	16.50	100%
2007 POP	2.50	16.04	100%
2008 POP	2.50	15.27	100%

(1)	Actual CFROI-WACC reflects the average of the annual CFROI-WACC for the three years during the applicable performance period. For a description of how CFROI-WACC is calculated and for the full POP vesting schedule, see “Executive Compensation — Grants of Plan-Based Awards — Option Awards” on page 62.

During the three-year performance periods ended December 31, 2008, December 31, 2009 and December 31, 2010, we achieved performance sufficient to vest 100% of the stock options granted under each of the 2006 POP, the 2007 POP and the 2008 POP, respectively. The 100% vesting of stock options reflected our exceptional performance relative to target during each performance period. The Compensation Committee believes that 100% vesting under our POP requires superior performance during the applicable performance period and believes that our POP vesting schedule appropriately links vesting of stock options to our performance relative to our peers.

See “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End — Outstanding Stock Options” on page 64 for information on the number of outstanding stock options under each of our existing stock option plans.

Post-Retirement and Termination Compensation

Retirement Benefits
Purpose:  To supplement the income of our employees after their retirement.

We provide post-retirement benefits to employees generally and typically do not consider an employee’s past compensation in determining eligibility for post-retirement benefits. For a description of our pension plans, see “Executive Compensation — Pension Benefits” beginning on page 64. For information about the amount of company contributions made for the benefit of Named Executive Officers pursuant to such plans, see “Executive Compensation — Summary Compensation Table” beginning on page 58. We do not grant extra years of credited service under our pension plans except as discussed under “Change in Control Agreements” below and otherwise as appropriate in exceptional circumstances.

As calculated in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) for financial statement reporting purposes, the following table sets forth our total balance sheet liability under the Canadian Supplemental Plan and the U.S. Supplemental Plan for all current and former executive officers and other covered employees as of December 31, 2010 and December 31, 2009.

	December 31,
	2010	2009
Total Supplemental Plan Liability	$40.3 million	$34.8 million

General Severance Benefits
Purpose:  To provide appropriate benefits that reflect the potential difficulty in obtaining comparable employment in a short period of time and provide for a complete separation between the terminated employee and our company.

Our current severance policy for termination without cause, which is generally applicable to salaried employees, including our Named Executive Officers, is to provide notice of impending termination, or payment of salary in lieu of notice, equivalent to two weeks for each complete year of service (subject to a minimum of 4 weeks and a maximum of 52 weeks). Such policy is superseded by specific termination provisions contained in any applicable written agreement and may be subject to adjustment. Payment of severance benefits is discretionary except as may be required by law.

Change in Control Agreements
Purpose:  Historical agreements with certain senior executives.

Effective December 30, 1994, we and, where applicable, PCS Sales entered into change in control agreements with certain senior executives, including Mr. Doyle, Mr. Brownlee and Mr. Moore. At that time, it was thought that such arrangements with senior executives were appropriate. Subsequently, we have not entered into new change in control agreements. However, on December 31, 2010, we entered into an amendment with Mr. Doyle to remove the golden parachute excise tax “gross-up” provision of his change in control agreement and to make certain other technical changes to comply with Section 409A of the Internal Revenue Code. The initial term of each 1994 change in control agreement was through December 31, 1997. The term of each agreement has automatically renewed for successive one-year periods since December 31, 1997 and continues to be subject to automatic renewal for successive one-year terms until the employee reaches age 65 or unless either party gives notice of termination.

Benefits pursuant to the change in control agreements require both a change in control and an involuntary termination of the executive’s employment within two years following a change in control. Termination includes ceasing to be employed for any reason, including constructive dismissal, except by reason of death, disability, resignation or voluntary retirement, or dismissal for dishonest or willful misconduct. The severance benefit entitlements

PotashCorp 2011 Management Proxy Circular  49

upon termination of employment following a change in control of our company are:

•	a lump-sum payment of three times the executive’s current base salary and average bonus for the last three years;

•	a lump-sum payment of the pro-rata target bonus for the year in which the termination occurs;

•	immediate vesting and cash out of all outstanding MTIP awards;

•	a credit of three additional years of service under the Canadian Supplemental Plan;

•	a three-year continuation of medical, disability and group term life insurance, provided that these benefits terminate upon obtaining similar coverage from a new employer or upon commencement of retiree benefits; and

•	financial or outplacement counseling to a maximum of Cdn$10,000.

Each change in control agreement further provides that all outstanding non-exercisable options granted to the executive become exercisable upon the occurrence of a change in control. In the event no public market for the Shares exists, we (or PCS Sales, as the case may be) will compensate the executive for the value of his options based on a Share value approved by our shareholders upon a change in control, or, if no such value has been approved, the market value of the Shares when last publicly traded.

For additional information about the above change in control agreements, including the definitions of change in control and termination, see the Forms of Agreement dated December 30, 1994, filed as Exhibit 10(p) to our annual report on Form 10-K for the year ended December 31, 1995.

Policy on Recoupment of Unearned Compensation
The Board has approved a policy on Recoupment of Unearned Compensation. Under the policy, if the Board learns of misconduct by an executive that contributed to a restatement of our company’s financial statements, the Board can take action it deems necessary to remedy the misconduct. In particular, the Board can require reimbursement of incentive compensation or effect the cancellation of unvested performance option awards if (1) the amount of the compensation was based on achievement of financial results that were subsequently restated, (2) the executive engaged in misconduct that contributed to the need for the restatement and (3) the executive’s compensation would have been a lesser amount if the financial results had been properly reported.

Compensation Consultants and Comparator Groups
To gather information about competitive compensation practices, the Committee relies on the input and recommendations of independent compensation consultants and data provided by broad-based executive compensation surveys. The Committee obtains the advice and recommendations of its independent compensation consultants as the Committee deems appropriate. Although this information is an important tool in the Committee’s processes, the decisions made by the Committee are solely the responsibility of the Committee and reflect other factors and considerations, discussed earlier in this CD&A.

In 2005, the Committee engaged Towers Watson as executive compensation consultants. Towers Watson reports to the Chair of the Committee and provides input to the Committee on the philosophy and competitiveness of the design and award values for certain of our executive and director compensation programs. Towers Watson also assists in the evaluation of compensation arrangements associated with certain strategic opportunities. In its role as executive compensation consultants, in 2010, Towers Watson attended Committee meetings at which executive compensation matters were discussed.

In accordance with our adherence to the best practice of retaining independent executive compensation consultants, Towers Watson does not perform any other consulting services for us. Any work other than executive compensation consulting services performed for us by Towers Watson must be approved in advance by the Chair of the Committee. The following table sets forth the fees we paid to Towers Watson in 2009 and 2010.

	Year Ended December 31,
	2010	2009
Fees attributable to compensation consulting services(1)	$403,998	$473,872
Fees attributable to other services(2)	—	—
Percentage of fees attributable to compensation consulting services	100%	100%

(1)	Includes $30,473 and $38,434 for 2009 and 2010, respectively, attributable to compensation consulting services requested by management and approved by the Committee, including calculation of stock and option award expense amounts in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation”.

(2)	Effective January 1, 2010, Watson Wyatt and Towers Perrin combined their global consulting businesses pursuant to a merger agreement that was adopted by each company’s shareholders. In 2009, we entered into a contract, effective January 1, 2010, with Towers Perrin for certain other services, including prescription drug benefit plan design and advice. Our company’s retention of Towers Perrin was discussed with the Committee in advance. We paid $17,000 to Towers Perrin in 2009 and $110,000 to Towers Watson in 2010 for analysis related to these services.

The Committee uses executive compensation analyses prepared by Towers Watson and other independent compensation consultants. Such analyses typically consist of (1) the Comparator Group, a group of 18 publicly traded U.S. and Canadian companies, selected on the basis of a number of factors, including similar industry characteristics, revenues and market capitalization, and/or

50  PotashCorp 2011 Management Proxy Circular

(2) additional executive compensation surveys of U.S.-based companies with similar industry and revenue size gathered by three compensation consulting services, or the Additional Surveys.

The 18 companies included in the Comparator Group in 2010 were:

Agrium Inc.	Monsanto Company
Air Products and Chemicals, Inc.	The Mosaic Company
Arch Coal Inc.	Newmont Mining Corporation
Ashland Inc.	Peabody Energy Corporation
Barrick Gold Corporation	PPG Industries, Inc.
Cameco Corporation	Praxair, Inc.
CF Industries Holdings, Inc.	The Valspar Corporation
Eastman Chemical Company	Vulcan Materials Company
Ecolab Inc.
Martin Marietta Materials, Inc.

In 2010, we did not use Additional Surveys in our compensation benchmarking analysis.

Executive Share Ownership Guidelines
We strongly support Share ownership by our executives. In November 2004, we introduced minimum shareholding guidelines, to be met by November 2009 for the then-current executive officer group. Any individual promoted into a position subject to these guidelines will have a five-year period within which to meet the Share ownership requirements. The shareholding requirements reflect the value of Shares held and can be met through direct or beneficial ownership of Shares, including Shares held through our qualified defined contribution savings plans. Options and performance units (under the MTIP) are not included in the definition of Share ownership for purposes of the guidelines.

Each Named Executive Officer’s Share ownership and compliance with the Share ownership guidelines are reviewed at Compensation Committee meetings. If a Named Executive Officer’s Share ownership falls below the minimum guidelines due to a decline in the Share price, such Named Executive Officer will have three years to restore compliance. For purposes of determining compliance during this three-year period, the Named Executive Officer’s Shares will be valued at the higher of cost or market value.

The Guidelines are:

Title	Share Ownership Guideline
Chief Executive Officer	5 times base salary
Chief Financial Officer, Chief Operating Officer, Senior Vice Presidents and Division Presidents	3 times base salary
Designated Senior Vice Presidents and Vice Presidents	1 times base salary

As of February 22, 2011, each of our Named Executive Officers holds Shares with a value in excess of the ownership guidelines. The table below sets forth, for each Named Executive Officer, the number and value of Shares held, the value of Shares required to meet the ownership guidelines and the value of Shares held as a multiple of the Named Executive Officer’s base salary.

	Number of Shares	Value of Shares	Value Required to	Value Held as Multiple
Named Executive Officer	Held(1)	Held	Meet Guidelines	of Salary
William J. Doyle	1,776,790.128 (2)	$100,761,768	$5,910,000	88.12x
Wayne R. Brownlee	175,504.038	$9,952,834	$1,632,000	18.91x
G. David Delaney	121,597.968	$6,895,821	$1,519,764	14.07x
Garth W. Moore	92,620.000	$5,252,481	$1,320,000	12.34x
Joseph A. Podwika	29,783.715	$1,689,034	$1,189,188	4.40x

(1)	The number of Shares held gives effect to the 2011 Stock Split.

(2)	Includes 59,694 Shares held in the William & Kathy Doyle Foundation, 355,912 Shares held in the WJ Doyle Revocable Trust, 692,184 Shares held in the Doyle Family LLC, 150,000 Shares held in the Doyle Family Stock Trust I, 150,000 Shares held in the Doyle Family Stock Trust II, 123,000 Shares held in the B. Doyle 2010 Distribution Trust, 123,000 Shares held in the E. Doyle 2010 Distribution Trust and 123,000 Shares held in the R. Doyle 2010 Distribution Trust.

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Chief Executive Officer Compensation
The Committee reviews annually our CEO’s salary, any awards under our STIP and MTIP and any grant of options under our option plans and makes its recommendations to the Board. With the assistance of Towers Watson, the Committee analyzes the relationship between our company’s performance and our CEO’s annual earnings. Our CEO’s annual salary is determined primarily on the basis of his individual performance and our company’s performance. While no mathematical weighting formula is used, the Committee considers all factors that it deems relevant, including our financial results, our TSR and performance relative to similar companies within our industry, survey compensation data obtained from our compensation consultants, the duties and responsibilities of our CEO, our CEO’s individual performance relative to written objectives established at the beginning of each year, current compensation levels and the effect of significant upturns or downturns in our performance. Awards pursuant to the STIP and MTIP and under the option plans are made in accordance with the plans as outlined above. If minimum targets set under the STIP and MTIP and option plans are not met, our CEO does not receive compensation pursuant to those plans.

With the assistance of Towers Watson, the Committee also references the compensation of CEOs in the Comparative Compensation Information. The comparison of our CEO compensation to the compensation of CEOs in the Comparative Compensation Information incorporates many factors, including the relative sales and market capitalization of the companies, their profitability and shareholder return history, the duties of the CEO and any other extenuating or special circumstances. In general, we set our CEO cash compensation at the median of the applicable range.

In January 2011, the Committee and the independent members of the Board reviewed all of the factors mentioned above, including individual and company performance, for the purpose of determining Mr. Doyle’s 2011 compensation. Mr. Doyle’s 2010 performance goals and achievements were considered by the Committee and the independent members of the Board in determining his 2011 base salary and his 2010 short-term incentive bonus award.

Although the Committee and the independent members of the Board did not utilize any specific weighting in analyzing Mr. Doyle’s 2010 performance goals, generally, nine performance goals were fully achieved and were viewed positively in determining Mr. Doyle’s compensation, and two performance goals were not fully achieved and were viewed negatively in determining Mr. Doyle’s compensation.

Based on the above noted factors, including Mr. Doyle’s overall performance, the Committee and the independent members of the Board approved a 4% increase in Mr. Doyle’s base salary from $1,136,000 for 2010 to $1,182,000 for 2011 and awarded Mr. Doyle a short-term incentive bonus award of $2,000,000 for 2010 performance.

More specific information on Mr. Doyle’s individual performance goals and achievements (and their relationship to our corporate goals) is provided in the following table.

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■ Achieved    ◘ Partially Achieved    ☐ Did Not Achieve

CORPORATE GOAL: Create superior long-term shareholder value.
2010 Individual Performance Goal	Goal Achieved	Discussion of 2010 Performance
1. Continue to drive the “Potash first” strategy by staying on top of all global opportunities while at the same time being open to strategic alternatives for phosphate and nitrogen should an attractive alternative present itself.
	■	We initiated and continued to actively pursue global potash opportunities and strategic developments in phosphate and nitrogen. We kept the Board informed and engaged regarding these opportunities and developments.

2. Meet the budget approved for 2010 including earnings per Share of $4.02 (pre-split) and cash flow per Share of $5.59 (pre-split).	■	Actual 2010 earnings per Share was $5.95, 48% above our target of $4.02. Actual 2010 cash flow per Share was $7.76, 39% above our target of $5.59.

3. Outperform our peer group on the DAX Ag index.	■	In 2010, our common stock outperformed the DAX Ag with an annual total shareholder return of approximately 43.1% compared to DAX Ag total shareholder return of approximately 20.6%.

4. Grow the revenue base and bottom line for our company through strategic use of capital.	■	In 2010, we continued our potash capacity expansion projects, including commencement of a 45,000 tonne ammonia expansion project at Augusta.

5. Lead management’s effort to make sure it does its part in the pursuit of the best possible corporate governance for our company.	■	We believe excellence in corporate governance continues to center on transparency and accountability. In this regard, and in particular given the events of 2010, Mr. Doyle personally engaged numerous stakeholders, including shareholders, the analyst community, media and employees in personal meetings and conference calls. During the pendency of the BHP Offer, Mr. Doyle was fully engaged in this task on a daily basis.

In addition, Mr. Doyle supported the Board’s decision to voluntarily adopt a “Say on Pay” policy in 2010 granting shareholders the right to cast an advisory vote on our company’s approach to executive compensation for the first time. Mr. Doyle also supported and participated in the company’s shareholder engagement initiatives. These initiatives were specifically recognized by the CCGG, which awarded PotashCorp the 2010 Golden Gavel for Shareholder Engagement.

Our commitment to excellence in corporate governance was recognized by external monitors, including The Globe and Mail, which ranked PotashCorp first out of 187 Canadian companies in its 2010 corporate governance rankings. The Canadian Institute of Chartered Accountants recognized the quality of our corporate reporting and disclosure practices with four awards, including the top overall award in the mining sector, as well as recognition for financial reporting, sustainability reporting and electronic disclosure.

PotashCorp 2011 Management Proxy Circular  53

CORPORATE GOAL: Be the supplier of choice to the markets we serve.
2010 Individual Performance Goal	Goal Achieved	Discussion of 2010 Performance
1. Outperform competitors on quality and service as measured by customer surveys.	■	We monitored customer satisfaction through surveys of selected top customers specific to each of our nutrient and market channels. The customers were given the opportunity to grade our company’s service and product offerings, fulfillment and delivery processes, and to compare and rank our company in these categories against our competitors. PotashCorp consistently rated significantly higher than our peers in all measured categories and across all nutrients and market channels.

2. Find new ways to make it easier for our customers to do business with us.	■
Seven important customer initiatives were introduced or continued in 2010:

(1) continue to improve our North American and international transportation and distribution system by: (a) securing long-term agreements with transportation partners to create a more dependable delivery system, (b) diversifying carriers and routes in key transportation gateways to mitigate risks, (c) upgrading existing rail fleet to reduce the average age of the fleet and increase car capacity and reliability, (d) upgrading systems to improve scheduling and availability of the fleet and (e) upgrading systems to measure carrier performance;

(2) enhance raw material transportation flexibility to improve finished product availability for our customers;

(3) collaborate with customers in developing strategies to optimize their supply chain and reduce seasonality in their businesses;

(4) partner with customers to discuss and share information to ensure the highest levels of product quality, reliability and service;

(5) expand the delivery of market analysis reports, targeting the issues and trends most important to our fertilizer, feed and industrial customers and their customers when requested;

(6) supplement our Safe Feed/Safe Food certification by voluntarily implementing enhanced risk analyses and control tools for assessing and restricting contaminants, demonstrating our pledge to food safety and enhancing consumer confidence in the products we provide; and

(7) utilize information technology to enhance and streamline our customers’ ability to forecast and monitor the sourcing, procurement and delivery of our products to their end-use locations.

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CORPORATE GOAL: Build strong relationships with and improve the socioeconomic well-being of our communities.
2010 Individual Performance Goal	Goal Achieved	Discussion of 2010 Performance
Provide leadership for our company with the investment community, within our industry and in the communities in which our people work and reside.	◘	We surveyed 100 leaders in five communities where we have significant operations and asked them to rate our company on a scale of one to five (five being the highest) in areas related to the perception of our community involvement, business practices and economic issues. The average score over all five communities was 4.2, which was in the top quartile.

Due to the timing of the BHP Offer, our annual investor survey, which was scheduled to begin in August 2010, was not completed.

While the BHP Offer was pending however, our investor outreach approach changed to accommodate the circumstances of the offer, and we focused on meeting with our 50 largest shareholders. Our approach focused primarily on one-on-one in-office meetings. Throughout 2010, we had a total of 557 meetings with investors, including 151 one-on-one meetings at investors’ offices.

We declined to participate in investor conferences during the pendency of the BHP Offer. As a result, we participated in six investor conferences in 2010, compared to nine conferences in 2009.

Mr. Doyle continued to serve on the boards of key industry groups, including serving as Chairman of the Nutrients for Life Foundation, Senior Vice-President of the International Fertilizer Industry Association and a member of the boards of The Fertilizer Institute and International Plant Nutrition Institute.

In addition, Mr. Doyle delivered a keynote speech at the University of Saskatchewan in honor of PotashCorp’s multi-year support.

CORPORATE GOAL: Attract and retain talented, motivated and productive employees who are committed to our long-term goals.
2010 Individual Performance Goal	Goal Achieved	Discussion of 2010 Performance
Show measurable success in leadership development and succession planning for our employees in the year ahead.	■	With 93.8% of open senior staff positions filled with internal candidates, we exceeded our 2010 goal of 75%. Several executive-level vacancies were filled with well-qualified employees identified through our succession planning process.

The leadership core competencies established in 2009 formed the basis for new leadership training and performance management initiatives across our company. The competencies have been incorporated into employee assessment and performance evaluations. Each of our plant sites in Canada, the US and Trinidad have identified employee-led leadership development teams, initiated leadership training and implemented the leadership core competencies as the foundation of their training.

Following a thorough evaluation process that involved training, IT and HR representatives from throughout our company, we selected a training software package that will form the basis for creating, managing and tracking company-wide compliance training and eventually replace other existing training platforms, spreadsheets and databases currently in use at our sites.

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CORPORATE GOAL: Achieve no harm to people and no damage to the environment.
2010 Individual Performance Goal	Goal Achieved	Discussion of 2010 Performance
1. Meet measurable safety index targets, with the emphasis on reducing serious injuries so PotashCorp can achieve its goal of providing the safest work environment for its employees.	■	With a continued emphasis on the personalization of safety at all levels in our organization, performance improvement continued in 2010. New record lows were established for our employees in the recordable injury rate, which declined 16% compared to 2009, and the lost time injury rate, which declined 35% compared to 2009. Contractor recordable injury rate and lost time injury rate decreased by 24% and 61%, respectively, compared to 2009. In 2009, we established a three-year target to reduce our total site injury severity rate by 25% by the end of 2011. This target was achieved in 2009, and in 2010, we established a new three-year target to reduce our total site injury severity rate by an additional 10% by the end of 2012. In 2010, we achieved a 62% reduction in the total site injury severity rate since 2008 and are on track to meet our 35% target by the end of 2012. No fatalities or life-altering injuries occurred in 2010.

2. Improve the environmental commitment and performance across PotashCorp operations to positively impact the climate, our use of natural resources, and our environmental stewardship.	◘	In 2010, our goal of reducing total environmental incidents by 30% from 2009 levels was not fully achieved. We achieved a 9% reduction. In the United States, the number of permit violations declined 29%, but reportable releases increased 17%. Spills in our potash segment decreased by 11% compared to 2009. We are in the process of remediation related to the December 2009 sinkhole at White Springs in one of the Swift Creek gyp stacks, and expect the remediation process to be completed by the end of March 2011. In 2010, we began data collection on waste and water use and plan to continue data collection in 2011, which will help us to establish 2012 targets.

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Executive Compensation

A table of contents for this “Executive Compensation” section is set forth below:

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Summary Compensation Table
The following table sets forth, for our 2010, 2009 and 2008 fiscal years, all compensation(1) earned by the individuals who served as our Chief Executive Officer and our Chief Financial Officer, and by each of our other three most highly compensated executive officers as of the end of calendar year 2010, for services rendered to us and our subsidiaries (the “Named Executive Officers” or “NEOs”).

Our Named Executive Officers may change from year to year due to fluctuations in our executive officers’ annual compensation as calculated in accordance with SEC regulations.

							Change in
							Pension and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
William J. Doyle	2010	1,136,000	—	—	3,604,336	2,000,000	4,340,420	184,217	11,264,973
President and Chief	2009	1,092,000	—	1,693,628	4,932,350	—	1,744,700	217,712	9,680,390
Executive Officer	2008	1,092,000	—	—	6,508,418	2,075,000	4,173,645	257,984	14,107,047

Wayne R. Brownlee	2010	514,176	—	—	959,826	800,000	1,826,248	36,925	4,137,175
Executive Vice	2009	494,400	—	492,924	1,279,394	—	627,363	43,856	2,937,937
President, Treasurer and	2008	494,400	—	—	1,802,292	692,000	2,238,102	43,693	5,270,487
Chief Financial Officer

G. David Delaney	2010	450,440	—	65,184	479,300	600,000	221,115	27,664	1,843,703
Executive Vice	2009	409,500	—	362,954	664,795	—	391,750	21,241	1,850,240
President and Chief	2008	399,750	—	—	871,498	450,000	23,287	33,554	1,778,089
Operating Officer

Garth W. Moore	2010	418,200	—	—	477,525	413,000	626,683	32,646	1,968,054
President, PCS	2009	402,100	—	356,336	639,697	—	257,300	36,086	1,691,519
Potash	2008	402,100	—	—	895,431	400,000	1,908,179	42,510	3,648,220

Joseph A. Podwika	2010	377,520	—	—	479,300	450,000	139,996	14,539	1,461,355
Senior Vice	2009	363,000	—	321,710	664,795	—	141,878	19,622	1,511,005
President, General	2008	315,000	—	243,474 (7)	871,498	375,000	79,155	17,030	1,901,157
Counsel and Secretary

(1)	Those amounts that were paid in Canadian dollars have been converted to United States dollars using the average exchange rate for the month prior to the date of payment.

(2)	Reports the grant date fair value, as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation”, or FASB ASC Topic 718, of performance share units granted pursuant to our MTIP in effect for the three-year performance period January 1, 2009 to December 31, 2011. See “Compensation Discussion and Analysis — Incentive Plan Compensation — Medium-Term Incentive Plan” beginning on page 47. For the FASB ASC Topic 718 calculations, the value of the performance share units was estimated using a Monte Carlo valuation model with the following assumptions:

			Correlation Between our
	Risk-Free Interest		Common Share Price and	Volatility of Our Common
Year	Rate	Dividend Yield	DAX Ag	Share Price	Volatility of the DAX Ag

2009	0.95%	0.46%	0.836	58.9%	34.7%
2010	0.33%	0.46%	0.860	64.3%	37.9%

Based on the maximum allowable payout value of the MTIP awards of $64.94 in accordance with the plan, if maximum performance is achieved under the plan for the three-year performance period ending December 31, 2011, the awards would have the following values: Mr. Doyle, $10,319,810; Mr. Brownlee, $3,003,540; Mr. Delaney, $2,548,830; Mr. Moore, $2,171,269; Mr. Podwika, $1,960,279.

(3)	Reports the grant date fair value, as calculated in accordance with FASB ASC Topic 718, of options granted pursuant to the 2010 POP, 2009 POP and the 2008 POP, respectively. The amounts reported assume that all option grants vest at 100%. See “Compensation Discussion and Analysis — Incentive Plan Compensation — Long-Term Incentives (Performance Stock Options)” beginning on page 48. For a discussion of the assumptions made in the valuation of the awards, see Notes 24 and 31 to our consolidated financial statements for the fiscal year ended December 31, 2010, Notes 25 and 31 to our consolidated financial statements for the fiscal year ended December 31, 2009 and Notes 27 and 33 to our consolidated financial statements for the fiscal year ended December 31, 2008.

(4)	Reports amounts awarded pursuant to our STIP for 2010, 2009 and 2008 performance, which amounts were paid in 2011, 2010 and 2009, respectively. See “Compensation Discussion and Analysis — Incentive Plan Compensation — Short-Term Incentive Plan” beginning on page 46.

58  PotashCorp 2011 Management Proxy Circular

(5)	Reports the aggregate annual change in the actuarial present value of each Named Executive Officer’s accumulated benefit under the Canadian Supplemental Plan, the U.S. Pension Plan and the U.S. Supplemental Plan, as set forth in the below table.

		William J. Doyle	Wayne R. Brownlee	G. David Delaney	Garth W. Moore	Joseph A. Podwika
	2010	$4,340,420	$1,826,248	—	$626,683	—
Canadian Supplemental Plan	2009	1,744,700	627,363	—	257,300	—
	2008	4,173,645	2,238,102	—	1,908,179	—

	2010	—	—	$110,466	—	$64,567
U.S. Pension Plan	2009	—	—	172,926	—	42,362
	2008	—	—	(13,894)	—	32,949

	2010	—	—	$110,649	—	$75,429
U.S. Supplemental Plan	2009	—	—	218,824	—	99,516
	2008	—	—	37,181	—	46,206

	2010	$4,340,420	$1,826,248	$221,115	$626,683	$139,996
Total	2009	1,744,700	627,363	391,750	257,300	141,878
	2008	4,173,645	2,238,102	23,287	1,908,179	79,155

(6)	The following table sets forth the amounts attributable to each of the compensation items included in “All Other Compensation” for each Named Executive Officer.

		William J. Doyle	Wayne R. Brownlee	G. David Delaney		Garth W. Moore	Joseph A. Podwika
	2010	$10,704	$10,802	—		$10,826	—
Company Contributions to Canadian Pension Plan	2009	8,937	8,556	—		8,875	—
	2008	10,427	10,446	—		10,447	—

	2010	50,460	22,841	$13,493	(a)	18,578	$12,795	(b)
Company Contributions to Savings Plan or 401(k) Plan	2009	65,520	29,664	19,343	(a)	24,126	16,800	(b)
	2008	65,044	29,780	18,150	(a)	23,996	14,340	(b)

	2010	7,823	3,282	2,294		3,242	1,744
Life Insurance Premiums Paid for the Benefit of NEO	2009	8,454	2,842	1,898		2,893	1,542
	2008	9,977	3,280	1,736		3,351	1,164

	2010	10,000	—	—		—	—
Medical Insurance Premiums Paid on Behalf of NEO	2009	10,000	—	—		—	—
	2008	20,624	—	—		—	—

	2010	13,509	—	—		—	—
Tax Gross-ups for Taxable Benefits	2009	19,547	2,794	—		192	1,280
	2008	36,093	187	798		4,716	1,526

	2010	91,721	—	11,877		—	—
Perquisites(c)	2009	105,254	—	—		—	—
	2008	115,819	—	12,870		—	—

	2010	$184,217	$36,925	$27,664		$32,646	$14,539
Total	2009	217,712	43,856	21,241		36,086	19,622
	2008	257,984	43,693	33,554		42,510	17,030

(a)	For 2010, includes $11,025 in contributions to the 401(k) Plan on behalf of Mr. Delaney and $2,468 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Delaney in cash. For 2009, includes $14,250 in contributions to the 401(k) Plan on behalf of Mr. Delaney and $5,093 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Delaney in cash. For 2008, includes $13,650 in contributions to the 401(k) Plan on behalf of Mr. Delaney and $4,500 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Delaney in cash.

(b)	For 2010, includes $11,025 in contributions to the 401(k) Plan on behalf of Mr. Podwika and $1,770 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Podwika in cash. For 2009, includes $14,250 in contributions to the 401(k) Plan on behalf of Mr. Podwika and $2,550 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Podwika in cash. For 2008, includes $13,650 in contributions to the 401(k) Plan on behalf of Mr. Podwika and $690 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Podwika in cash.

(c)	Perquisites include, for Mr. Doyle, country club memberships, tax planning services, spousal/family travel benefits (while accompanying the executive on company business) and parking; and for Mr. Delaney, country club memberships and spousal travel benefits (while accompanying the executive on company business). We revised our perquisites program to no longer provide country club memberships for executives beginning in 2011. The aggregate incremental cost of the tax planning services paid for the benefit of Mr. Doyle was $47,899 in 2010, $52,063 in 2009 and $38,222 in 2008. The aggregate incremental cost of spousal/family travel benefits paid for the benefit of Mr. Doyle was $20,691 in 2010, $27,585 in 2009 and $51,407 in 2008.

(7)	Reports the grant date fair value, as calculated in accordance with FASB ASC Topic 718, of performance share units granted to Mr. Podwika in 2008 pursuant to our MTIP in effect for the three-year performance period January 1, 2006 to December 31, 2008. For the FASB ASC Topic 718 calculations, the value of the performance share units was estimated using a Monte Carlo valuation model with the following assumptions:

		Correlation Between our
Risk-Free Interest		Common Share Price and	Volatility of Our Common
Rate	Dividend Yield	DJUSBMI	Share Price	Volatility of the DJUSBMI

3.18%	0.90%	0.680	43.6%	22.6%

PotashCorp 2011 Management Proxy Circular  59

Salary and Bonus
As reported in the Summary Compensation Table beginning on page 58, the percentage of our Named Executive Officers’ total 2008, 2009 and 2010 compensation that is comprised of salary and bonus is between 5% and 25% and is generally consistent with our compensation philosophy discussed in the CD&A beginning on page 43.

Stock Awards
Unless otherwise noted, amounts reported in the “Stock Awards” column of the Summary Compensation Table on page 58 reflect performance share units granted for the 2009-2011 performance cycle pursuant to our MTIP. After giving effect to the 2011 Stock Split, Mr. Doyle received a grant of 105,942 performance share units, Mr. Brownlee received a grant of 30,834 performance share units, Mr. Delaney received a grant of 26,166 performance share units, Mr. Moore received a grant of 22,290 performance share units and Mr. Podwika received a grant of 20,124 performance share units. These performance share units vest and will be settled in cash at the end of the three-year performance cycle (December 31, 2011) in relation to a vesting schedule whereby one-half of the units vest in accordance with corporate TSR and one-half of the units vest in accordance with corporate TSR relative to a selected comparator group’s TSR.

We use the following vesting schedules to determine how many units each Named Executive Officer is entitled to receive at the end of the performance period ending December 31, 2011.

TSR Vesting Schedule
Vesting
TSR	Percentage
5% or less	0%

25%	50%

50%	100%

60%	125%

75% or more	150%

Relative TSR Vesting Schedule
TSR as % of	Vesting
DAX Ag TSR	Percentage
Less than 100%	0%

100%	50%

130%	100%

145% or more	150%

For results falling between the reference points in the charts above, the level of vesting will be mathematically interpolated between the reference points. The value at payout will be based on the number of vested units multiplied by the trailing 30-day average common Share price.

Option Awards
For a description of the applicable formulas in determining the amounts payable under our POP, see ‘‘Grants of Plan-Based Awards — Option Awards” on page 62.

Non-Equity Incentive Plan Compensation
Amounts reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 58 reflect the amounts paid pursuant to our STIP for the 2008, 2009 and 2010 performance periods. The amount of each Named Executive Officer’s award is generally equal to the officer’s award percentage, as determined by our annual cash flow return compared to a target cash flow return, multiplied by the officer’s annual salary. Individual awards, however, may be adjusted (±30%) to recognize individual performance, provided the total of adjusted awards approximates the total awards at mid-point. Each officer’s award percentage is calculated according to the below schedule, which has been abbreviated from the full schedule included in our STIP. In the below schedule, ACFR, or adjusted cash flow return ratio, represents our actual annual cash flow return, as defined in the plan, divided by the target cash flow return, as determined by the annual corporate budget approved by our Board.

As per the terms of the plan, we generally make no payments if our cash flow return is less than 50% of the target set by the Board for that year.

			Maximum
	Award	Award	Award
	Percentage	Percentage	Percentage
	When ACFR	When ACFR is	(ACFR
	is Less	Equal to or	Greater
Officers	Than 1	Greater Than 1	Than 1.5)
Tier 1: Corporate President, CEO	100% multiplied by ACFR	(200% multiplied by ACFR) minus 100%	200%

Tier 2: Executive Level 7 (Executive VP and COO, Executive VP and CFO)	70% multiplied by ACFR	(140% multiplied by ACFR) minus 70%	140%

Tier 3: Executive Level 6 (Senior VP Admin., Subsidiary Presidents)	55% multiplied by ACFR	(110% multiplied by ACFR) minus 55%	110%

60  PotashCorp 2011 Management Proxy Circular

Actual cash flow return is calculated by measuring operating income (net income before deducting taxes and interest), removing the effects of extraordinary gains or losses, incentive award accruals, non-cash items such as depreciation and cash taxes and then dividing by the asset base. For further details on awards under our STIP, see “Compensation Discussion and Analysis — Incentive Plan Compensation — Short-Term Incentive Plan” beginning on page 46. In addition, our STIP was filed as Exhibit 10(m) to our quarterly report on Form 10-Q for the quarterly period ended September 30, 2009.

Total Compensation
The following table sets forth the total compensation awarded to our Chief Executive Officer, individually, and our Named Executive Officers, collectively, in each case as a percentage of our net income in 2010, 2009 and 2008. Total compensation reflects the Named Executive Officers’ total compensation as disclosed in the “Total” column of the Summary Compensation Table on page 58. Net income is calculated in accordance with Canadian GAAP. For additional information about net income, see our consolidated financial statements and the notes thereto for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008.

				Aggregate
		Total		Total
		Compensation		Compensation
		of Chief		of Named
		Executive	% of Net	Executive	% of Net
	Net Income	Officer	Income	Officers	Income
2010	$1,806.2 million	$11.3 million	0.6%	$20.7 million	1.1%

2009	$980.7 million	$9.7 million	1.0%	$17.7 million	1.8%

2008	$3,465.9 million	$14.1 million	0.4%	$26.7 million	0.8%

Employment Agreements
Except for the change in control agreements described above in “Compensation Discussion and Analysis — Post-Retirement and Termination Compensation” beginning on page 49, we have not entered into individual employment agreements with any of our executive officers. For a discussion of the terms and conditions of executive officers’ compensation, see “Compensation Discussion and Analysis” beginning on page 43.

Grants of Plan-Based Awards
The following table provides information relating to plan-based awards granted in 2010 to the Named Executive Officers.

		Estimated Possible Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards
										Grant Date
								Exercise or		Fair Value
								Base Price		of Stock
								of Option		and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards(2)		Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	($/Sh)		($)
William J. Doyle
STIP		568,000	1,136,000	2,272,000
POP	5/6/2010				0	225,600	225,600		34.05	3,604,336

Wayne R. Brownlee
STIP		180,000	360,000	720,000
POP	5/6/2010				0	60,300	60,300	Cdn$	35.00	959,826

G. David Delaney
STIP		166,000	332,000	664,000
POP	5/6/2010				0	30,000	30,000		34.05	479,300
MTIP	7/1/2010					3,462	5,193			65,184

Garth W. Moore
STIP		115,000	230,000	460,000
POP	5/6/2010				0	30,000	30,000	Cdn$	35.00	477,525

Joseph A. Podwika
STIP		104,000	208,000	416,000
POP	5/6/2010				0	30,000	30,000		34.05	479,300

(1)	The amounts in the columns under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” set forth the threshold, target and maximum values of the 2010 STIP awards based on respective cash flow returns of 50%, 100% and 150% of target cash flow return for 2010, subject to adjustment (±30%) based on individual performance. The actual amount of each Named Executive Officer’s 2010 STIP award is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 58.

(2)	Pursuant to the terms of the plan, options under the 2010 POP were granted with an exercise price equal to the closing market price per Share on the NYSE for Mr. Doyle, Mr. Delaney and Mr. Podwika and on the TSX for Mr. Brownlee and Mr. Moore, in each case on the trading day prior to the grant date, as adjusted to give effect to the 2011 Stock Split. As is our practice, options under the 2010 POP were granted following shareholder approval of the plan at the 2010 Annual Meeting on May 6, 2010.

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Option Awards
The number of options granted as discussed below have been adjusted to give effect to the 2011 Stock Split. Options granted during 2008 and 2009 pursuant to our 2008 POP and 2009 POP, respectively, are represented by certain amounts reported in the “Option Awards” column of the Summary Compensation Table on page 58. Options granted during 2010 pursuant to our 2010 POP are represented by certain amounts reported in the “Option Awards” column of the Summary Compensation Table on page 58 and in the “Estimated Future Payouts Under Equity Incentive Plan Awards” and “Grant Date Fair Value of Stock and Option Awards” columns of the Grant of Plan-Based Awards Table on page 61. On May 8, 2008, Mr. Doyle received a grant of 263,250 performance options, Mr. Brownlee received a grant of 70,950 performance options, and Mr. Delaney, Mr. Moore and Mr. Podwika each received a grant of 35,250 performance options. On May 7, 2009, Mr. Doyle received a grant of 345,000 performance options, Mr. Brownlee received a grant of 93,000 performance options, and Mr. Delaney, Mr. Moore and Mr. Podwika each received a grant of 46,500 performance options. On May 6, 2010, Mr. Doyle received a grant of 225,600 performance options, Mr. Brownlee received a grant of 60,300 performance options, and Mr. Delaney, Mr. Moore and Mr. Podwika each received a grant of 30,000 performance options. The options have 10-year terms and vest based on performance incentives over the three-year performance periods ending December 31, 2010, December 31, 2011 and December 31, 2012.

In accordance with the POP, the performance incentives that will be used to determine vesting of the performance options are CFROI and WACC.

CFROI is the ratio of after-tax operating cash flow to average gross investment. After-tax operating cash flow is calculated by measuring operating income (net income before deducting income taxes and interest), removing nonrecurring or unusual items, incentive award accruals, non-cash items such as depreciation and amortization and current income taxes. Average gross investment is calculated by measuring the average of total assets and making adjustments for amortization and depreciation, the fair value adjustment for certain investments, fair value of derivative instrument assets, cash and cash equivalents and certain current liabilities. WACC is calculated by measuring the product of the market yield cost of net debt and the market value of net debt divided by the market value of net debt and equity, and adding the product of the cost of equity and the market value of equity divided by the market value of net debt and equity, in each case subject to certain adjustments. For further details on awards under the POP, see our 2010 POP filed as Exhibit 10.1 to our current report on Form 8-K filed on May 7, 2010, our 2009 POP filed as Exhibit 10(mm) to our quarterly report on Form 10-Q for the period ended March 31, 2009 and our 2008 POP filed as Exhibit 10(ff) to our quarterly report on Form 10-Q for the period ended March 31, 2008.

We use the following vesting schedule to determine how many options each Named Executive Officer receives at the end of the performance periods ending December 31, 2011 and December 31, 2012.

Vesting Schedule
3 Year Average of
CFROI Minus WACC	Vesting Percentage
Less than 0%	0%

0.20%	30%

1.20%	70%

2.20%	90%

2.50%	100%

For results falling between the reference points in the chart above, the level of vesting is mathematically interpolated between the reference points. The amount, if any, realized upon the exercise of performance options will depend on the market price of our Shares relative to the exercise price per Share of the performance option at the time of exercise. For a discussion of our actual results for the performance period ended December 31, 2010 and the number of performance options that were vested, see “Compensation Discussion and Analysis — Incentive Plan Compensation — Long-Term Incentives (Performance Stock Options)” beginning on page 48.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information relating to exercisable and unexercisable stock options and unvested stock awards as of December 31, 2010 for the Named Executive Officers. The number of Shares underlying stock options and other stock-based awards and the per Share exercise prices in the following table have been adjusted to give effect to the 2011 Stock Split.

62  PotashCorp 2011 Management Proxy Circular

	Option Awards					Stock Awards
							Equity Incentive
						Equity Incentive	Plan Awards:
			Equity Incentive			Plan Awards:	Market or
			Plan Awards:			Number of	Payout Value of
	Number of	Number of	Number of			Unearned	Unearned
	Securities	Securities	Securities			Shares,	Shares, Units or
	Underlying	Underlying	Underlying			Units or Other	Other
	Unexercised	Unexercised	Unexercised	Option	Option	Rights That	Rights That
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not
Name	Exercisable(1)	Unexercisable	Options(2)	Price	Date	Vested(3)	Vested(4)
William J. Doyle	1,134,504			$3.50	11/21/2011
	1,260,000			$3.67	11/20/2012
	1,012,608			$4.39	11/20/2013
	2,025,000	—		$9.80	5/5/2015
	1,350,000			$11.22	5/4/2016	158,913	$10,319,810
	1,008,000			$20.91	5/3/2017
	263,250 (5)			$66.26	5/8/2018
			345,000	$32.01	5/7/2019
			225,600	$34.05	5/6/2020
Wayne R. Brownlee	540,000			Cdn$5.55	11/20/2011
	540,000			Cdn$5.81	11/20/2012
	433,980			Cdn$5.72	11/20/2013
	585,000	—		Cdn$12.21	5/5/2015
	450,000			Cdn$12.42	5/4/2016	46,251	$3,003,540
	270,000			Cdn$23.16	5/3/2017
	70,950 (5)			Cdn$66.57	5/8/2018
			93,000	Cdn$37.32	5/7/2019
			60,300	Cdn$35.00	5/6/2020
G. David Delaney	150,000			$9.80	5/5/2015
	216,000			$11.22	5/4/2016
	140,400	—		$20.91	5/3/2017	39,249	$2,548,830
	35,250 (5)			$66.26	5/8/2018
			46,500	$32.01	5/7/2019
			30,000	$34.05	5/6/2020
Garth W. Moore	58,980			Cdn$5.72	11/20/2013	33,435	$2,171,269
	315,000			Cdn$12.21	5/5/2015
	216,000			Cdn$12.42	5/4/2016
	140,400			Cdn$23.16	5/3/2017
	35,250 (5)	—		Cdn$66.57	5/8/2018
			46,500	Cdn$37.32	5/7/2019
			30,000	Cdn$35.00	5/6/2020
Joseph A. Podwika	5,280			$4.39	11/20/2013	30,186	$1,960,279
	108,000			$9.80	5/5/2015
	94,500			$11.22	5/4/2016
	60,300	—		$20.91	5/3/2017
	35,250 (5)			$66.26	5/8/2018
			46,500	$32.01	5/7/2019
			30,000	$34.05	5/6/2020

(1)	As of December 31, 2010, the aggregate before tax value of unexercised options that are currently exercisable held by each Named Executive Officer was as follows: Mr. Doyle, $339,798,440; Mr. Brownlee, $115,292,744; Mr. Delaney, $20,226,650; Mr. Moore, $27,282,781; and Mr. Podwika, $11,354,041. The aggregate value of unexercised options held by Mr. Brownlee and Mr. Moore was converted to U.S. dollars using the average Canadian exchange rate of 1.0301 for fiscal year 2010.

(2)	The outstanding equity incentive plan awards reported in the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” column represent unearned options pursuant to our 2009 POP and 2010 POP. Options granted pursuant to the 2009 POP vest at the end of the performance period ending December 31, 2011, and options granted pursuant to the 2010 POP vest at the end of the performance period ending December 31, 2012. The reported number of Shares underlying the options is based on achievement of the plans’ maximum performance levels.

(3)	The outstanding equity incentive plan awards reported in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column represent outstanding awards pursuant to our MTIP, which vest at the end of the performance period ending December 31, 2011. The reported number of units is based on achievement of the plan’s maximum performance level.

(4)	Based on the maximum allowable payout value of the MTIP awards of $64.94 in accordance with the plan. The average closing price of our Shares on the NYSE for the last 30 trading days of 2010 was $47.56, as adjusted to give effect to the 2011 Stock Split.

(5)	Reports options granted under the 2008 POP that vested at the end of the performance period ending December 31, 2010. The before tax value of such vested options held by each Named Executive Officer, as of December 31, 2010, was $0 for each Named Executive Officer. The aggregate value of vested options held by Mr. Brownlee and Mr. Moore was converted to U.S. dollars using the average Canadian exchange rate of 1.0301 for fiscal year 2010.

PotashCorp 2011 Management Proxy Circular  63

Outstanding Stock Options
The number of Shares underlying stock options in the discussion below have been adjusted to give effect to the 2011 Stock Split. As of February 22, 2011, options to acquire 1,330,500 Shares were issued and outstanding under the 2010 POP. In addition, options to acquire 1,903,950 Shares were issued and outstanding under the 2009 POP. Options to acquire 1,436,700 Shares, 4,319,526 Shares, 5,802,450 Shares and 6,179,055 Shares have vested and are outstanding under the 2008 POP, the 2007 POP, the 2006 POP and the 2005 POP, respectively. As of February 22, 2011, options to acquire 10,364,421 Shares were issued and outstanding under the Stock Option Plan — Officers and Employees adopted in 1998 (the “1998 Stock Option Plan”). All options granted under the 1998 Stock Option Plan are exercisable. Pursuant to a resolution of the Board on November 16, 2006, no additional options may be granted under the 1998 Stock Option Plan.

See “Compensation Discussion and Analysis — Incentive Plan Compensation — Long-Term Incentives (Performance Stock Options)” beginning on page 48 for a description of our 2010 POP under which we granted stock options to officers and employees in 2010.

Option Exercises and Stock Vested
The following table provides information relating to amounts received upon the exercise of stock options by the Named Executive Officers during 2010.

	Option Awards		Stock Awards
		Value	Number of	Value
	Number of Shares	Realized	Shares	Realized
	Acquired on	Upon	Acquired on	Upon
	Exercise(1)(2)	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
William J. Doyle	1,085,496	38,544,376	—	—

Wayne R. Brownlee	—	—	—	—

G. David Delaney	45,000	1,420,155	—	—

Garth W. Moore	60,000	2,577,208	—	—

Joseph A. Podwika	—	—	—	—

(1)	The number of Shares acquired on exercise of stock options have been adjusted to give effect to the 2011 Stock Split.

(2)	The number of Shares retained by each Named Executive Officer following exercise of the options is as follows: Mr. Doyle, 372,300.

Pension Benefits
The following table provides information relating to the present value of the Named Executive Officers’ accumulated benefit under the Canadian Supplemental Plan, the U.S. Pension Plan and the U.S. Supplemental Plan.

		Number of Years	Present Value of	Payments During Last
		Credited Service	Accumulated Benefit(1)	Fiscal Year
Name	Plan Name	(#)	($)	($)
William J. Doyle	Canadian Supplemental Plan	23.67	20,902,728	—

Wayne R. Brownlee	Canadian Supplemental Plan	33.67(2)	7,485,234	—

G. David Delaney	U.S. Pension Plan	27.67	494,134	—
	U.S. Supplemental Plan	13.83(3)	509,861

Garth W. Moore	Canadian Supplemental Plan	28.58	5,228,213	—

Joseph A. Podwika	U.S. Pension Plan	13.67	233,858	—
	U.S. Supplemental Plan	13.67	233,282

64  PotashCorp 2011 Management Proxy Circular

(1)	The present value of accumulated benefit assumes retirement at the earliest age that does not require a reduction in benefits. For the Canadian Supplemental Plan, such age is 62. For the U.S. Pension Plan and U.S. Supplemental Plan, such age is 65 or age 62 with 20 years of service.

(2)	Mr. Brownlee’s years of credited service includes 11.6 years of service, from May 1977 to December 1988, with the government of Saskatchewan prior to the privatization of our company in 1989 and 22.1 years of service, from December 1988 to the present, with our company and our predecessors.

(3)	The difference in Mr. Delaney’s years of credited service under the U.S. Pension Plan and the U.S. Supplemental Plan relate to the plans’ differing treatment of Mr. Delaney’s years of credited service under the Nitrogen Pension Plan, a predecessor to the U.S. Pension Plan.

The present values of the accumulated benefits reported in the above table are generally calculated in accordance with the assumptions used for financial reporting purposes. See Note 14 to our consolidated financial statements for the fiscal year ended December 31, 2010. The total present value of accumulated benefits in our financial statements is calculated in accordance with Canadian GAAP. The assumptions for Mr. Doyle, Mr. Brownlee and Mr. Moore differ from the assumptions disclosed in Note 14 to our consolidated financial statements for the fiscal year ended December 31, 2010. The key assumptions used in calculating the present value of accumulated benefits for Mr. Doyle, Mr. Brownlee and Mr. Moore are as follows:

Interest Rate	5.55% per annum
Retirement Age	Age 62
Mortality Rates	1994 Unisex Pensioner Mortality Table

The below table sets forth our accrued obligation at the beginning and end of the fiscal year ended December 31, 2010 for each of the Named Executive Officer’s benefits under the Canadian Supplemental Plan, the U.S. Pension Plan and the U.S. Supplemental Plan and the accumulated value at the beginning and end of the fiscal year ended December 31, 2010 for each of the Named Executive Officer’s benefits under the Savings Plan and the 401(k) Plan.

		Accrued Obligation/			Accrued Obligation/
		Accumulated Value	Compensatory	Non-Compensatory	Accumulated Value
		at Start of Year	Changes	Changes	at End of Year
Name	Plan Name	($)	($)	($)	($)
William J. Doyle	Canadian Pension Plan	181,326	10,704	34,352	226,382
	Canadian Supplemental Plan	16,562,308	2,111,551	2,228,869	20,902,728
	Savings Plan(1)	1,278,227	50,460	305,162	1,633,848
Wayne R. Brownlee	Canadian Pension Plan	640,954	10,802	112,282	764,038
	Canadian Supplemental Plan	5,658,986	861,778	964,470	7,485,234
	Savings Plan	257,527	22,841	101,599	381,968
G. David Delaney	U.S. Pension Plan	383,668	34,286	76,180	494,134
	U.S. Supplemental Plan	399,212	31,383	79,266	509,861
	401(k) Plan	1,024,998	14,700	1,331,525	2,371,223
Garth W. Moore	Canadian Pension Plan	591,986	10,826	98,791	701,604
	Canadian Supplemental Plan	4,601,530	422,727	203,956	5,228,213
	Savings Plan	255,268	18,578	53,387	327,233
Joseph A. Podwika	U.S. Pension Plan	169,291	29,605	34,962	233,858
	U.S. Supplemental Plan	157,853	31,687	43,742	233,282
	401(k) Plan	349,150	14,700	158,909	522,759

(1)	Includes the value of Mr. Doyle’s 401(k) Plan account, which is attributable to his prior service as President of PCS Sales.

Pension Plans
In Canada, eligible employees, including senior executives, participate in the Canadian Pension Plan and the Canadian Supplemental Plan. In the United States, eligible employees, including senior executives, participate in the U.S. Pension Plan and the U.S. Supplemental Plan. The Canadian Pension Plan is a defined contribution plan that includes individual and company contributions. Each of the Canadian Supplemental Plan, the U.S. Pension Plan and the U.S. Supplemental Plan is a defined benefit plan with benefits calculated based on the participant’s service and the plan’s benefit formula. In addition, certain U.S. employees participate in the 401(k) Plan and certain Canadian

PotashCorp 2011 Management Proxy Circular  65

employees participate in the Savings Plan. We make contributions to the 401(k) Plan and the Savings Plan for the benefit of participants in accordance with the terms of such plans.

We maintain the Canadian Pension Plan, which generally requires all participating employees to contribute 5.5% of their earnings (or such lesser amount as is deductible for Canadian income tax purposes) to the Canadian Pension Plan and our company to contribute an equal amount. When an individual retires, the full amount in the individual’s account is used to produce the pension.

We maintain the Canadian Supplemental Plan, which provides a supplementary pension benefit for certain of our officers and managers. Under the basic terms of the Canadian Supplemental Plan, a pension benefit is provided in an amount equal to 1.5% of the average of the participant’s three highest consecutive years’ earnings multiplied by the participant’s years of pensionable service (to a maximum of 35 years), minus any annual retirement benefit payable due to employer contributions under the Canadian Pension Plan. For the purposes of the Canadian Supplemental Plan, earnings are defined as the participant’s annual base pay plus 100% of all bonuses payable for such year pursuant to the STIP (subject to a maximum of 100% of base salary for such year).

The normal retirement age pursuant to the Canadian Supplemental Plan is 65, with a reduction in benefits for early retirement prior to age 62. No benefits pursuant to the Canadian Supplemental Plan are payable if termination occurs prior to age 55. Benefits payable to certain employees who have reached the minimum age (55) for retirement pursuant to the Canadian Supplemental Plan may be secured by letters of credit provided by us or may be otherwise secured by us, if appropriate. Benefits are generally paid in the form of a single lump sum payment equal to the actuarial present value of the annual benefits or, in certain circumstances, an annuity for life.

For a designated group of senior officers, including Mr. Doyle, Mr. Brownlee and Mr. Moore, the benefit payable under the Canadian Supplemental Plan is an amount equal to (1) 5% of the average of the senior officer’s three highest consecutive years’ earnings multiplied by the senior officer’s years of pensionable service (to a maximum of 10 years), plus (2) 1.5% of the average of the senior officer’s three highest consecutive years of earnings multiplied by the senior officer’s years of pensionable service in excess of 25 years to a maximum of 10 additional years, minus (3) any annual employer-provided retirement benefit payable under the Canadian Pension Plan and certain other tax qualified plans.

Prior to January 1, 1999, PCS Phosphate Company Inc. and PCS Nitrogen, Inc. maintained separate defined benefit pension plans (the “Phosphate Pension Plan” and the “Nitrogen Pension Plan”) for their respective eligible U.S. employees, including Mr. Delaney, in the case of PCS Nitrogen. Effective January 1, 1999, we consolidated our pension plans for U.S. employees and the Nitrogen Pension Plan was merged with and into the Phosphate Pension Plan to form the U.S. Pension Plan.

Under the U.S. Pension Plan, participants age 65 with 5 years of service (or age 62 or older with at least 20 years of service) receive a retirement benefit of 1.5% of the participant’s final average compensation (as defined below) multiplied by the participant’s years of service accrued after December 31, 1998 (maximum 35 years) in the form of a life annuity. Participants with service accrued prior to January 1, 1999 under previous plans, including Mr. Delaney, will have a portion of their retirement benefit calculated under the formulas for such plans. Employees not meeting the minimum age or years of service requirement at termination will receive a reduced benefit.

Pursuant to the U.S. Pension Plan, final average compensation is defined as compensation for the highest paid 60 consecutive months of service out of the last 120 months of service. Compensation is defined as a participant’s base pay plus the annually paid bonus under our STIP (subject to a maximum of 100% of base salary for such year). The retirement benefits from the U.S. Pension Plan for Mr. Delaney and Mr. Podwika are subject to certain limitations on the amount of retirement benefits that may be provided under U.S. tax qualified pension plans. The U.S. Supplemental Plan is intended to provide a participant with the same aggregate benefits that such participant would have received had there been no legal limitations on the benefits provided by the U.S. Pension Plan. No benefits pursuant to the U.S. Supplemental Plan are payable if termination occurs prior to age 55.

With respect to services provided prior to July 1, 2009, for the purpose of calculating a participant’s benefit under the Canadian Supplemental Plan, the U.S. Supplemental Plan and the individual agreements, the inclusion of awards paid pursuant to our STIP is not subject to a limit of 100% of base salary for the relevant calendar year. In addition, with respect to services provided prior to July 1, 2009, a participant’s benefit under the Canadian Supplemental Plan and the individual agreements is calculated using such participant’s three highest years’ earnings rather than such participant’s three highest consecutive years’ earnings. Further, for service prior to January 1, 2011, a participant’s benefit under the Canadian Supplemental Plan is calculated using a 2% accrued formula rather than the 1.5% formula.

Estimated Termination Payments and Benefits
The following table sets forth estimates of the amounts payable to each of our Named Executive Officers upon the specified termination events, assuming that each such event took place on the last business day of fiscal year 2010. The table does not include (1) benefits under plans that are generally available to salaried employees and that do not discriminate in favor of executive officers, including the Canadian Pension Plan, the U.S. Pension Plan, the Savings Plan and the 401(k) Plan or (2) the value of outstanding

66  PotashCorp 2011 Management Proxy Circular

equity awards that have previously vested, such as stock options, which awards are set forth in “Outstanding Equity Awards at Fiscal Year-End” beginning on page 62. For descriptions of the compensation plans and agreements that provide for the payments set forth in the following table, including our severance policy and our change in control agreements, see “Compensation Discussion and Analysis — Elements of Executive Compensation: Overview” beginning on page 43.

	William J.	Wayne R.	G. David	Garth W.	Joseph A.
	Doyle	Brownlee	Delaney	Moore	Podwika
	($)	($)	($)	($)	($)

Involuntary Termination/Termination Without Cause	3,818,598	2,263,011	1,155,350	1,019,569	721,646
Salary/Severance	1,035,652	514,176	475,000	440,000	198,396
MTIP	2,754,629	801,724	680,350	579,569	523,250
Supplemental Plan(1)(2)	–	947,111	–	–	–
Executive Health & Welfare Benefits	28,317	–	–	–	–

Termination Following Change in Control	24,963,919	7,769,741	2,593,495	4,691,937	2,159,791
Salary/Severance	7,483,000	3,034,528	475,000	2,153,000	198,396
MTIP	4,131,943	1,202,586	680,350	869,353	523,250
Stock Options (Accelerated)(3)	10,723,138	2,323,792	1,438,145	1,159,411	1,438,145
Supplemental Plan(1)(2)	2,551,743	1,208,835	–	510,173	–
Executive Health & Welfare Benefits	74,095	–	–	–	–
Tax Gross-up	–	–	–	–	–

Death or Disability	2,754,629	801,724	680,350	579,569	523,250
MTIP	2,754,629	801,724	680,350	579,569	523,250

Retirement	13,477,767	4,059,617	2,118,495	1,732,488	1,961,395
MTIP	2,754,629	801,724	680,350	579,569	523,250
Stock Options (36 Month Continued Vesting)(3)	10,723,138	2,310,782	1,438,145	1,152,919	1,438,145
Supplemental Plan(1)(2)	–	947,111	–	–	–

(1)	Supplemental Plan refers to the Canadian Supplemental Plan for Mr. Doyle, Mr. Brownlee and Mr. Moore and to the U.S. Supplemental Plan for Mr. Delaney and Mr. Podwika. The Supplemental Plan benefits set forth for each Named Executive Officer reflect the incremental value of benefits for each termination event that exceeds the present value of benefits set forth in the “Pension Benefits” table on page 64.

(2)	As of December 31, 2010, Mr. Delaney was age 49 and ineligible to receive benefits under the U.S. Supplemental Plan. No benefits are payable if the participant is not at least age 55 at termination.

(3)	The aggregate value of Mr. Brownlee’s and Mr. Moore’s stock options was converted to U.S. dollars using the December 31, 2010 Canadian exchange rate of 0.9946.

Payments Made Upon Involuntary Termination or Termination Without Cause
As quantified in the table above, upon involuntary termination or termination without cause, a Named Executive Officer is generally entitled to receive (1) severance in an aggregate amount equal to two weeks of salary for each year of service (subject to a minimum of four weeks and a maximum of fifty-two weeks), (2) a pro rata portion of the current performance period’s MTIP award, (3) benefits under the Canadian or U.S. Supplemental Plan, as reduced in accordance with the plan’s early retirement provisions and (4) with respect to Mr. Doyle, executive health and welfare benefits during the severance period.

Payments Made Upon Termination Following a Change in Control
As described in “Compensation Discussion and Analysis — Post-Retirement and Termination Compensation”, we have entered into change in control agreements with Mr. Doyle, Mr. Brownlee and Mr. Moore. As quantified in the table above, upon a termination within two years of a change in control, these Named Executive Officers are entitled to receive (1) severance in an aggregate amount equal to three times the executive’s current base salary and average bonus for the last three years, (2) immediate vesting and payout of the current performance period’s MTIP award, (3) benefits under the Canadian Supplemental Plan, as supplemented by three additional years of service and as reduced in accordance with the plan’s early retirement provisions and (4) with respect to Mr. Doyle, executive health and welfare benefits

PotashCorp 2011 Management Proxy Circular  67

for a period of three years. With respect to Mr. Doyle, the foregoing amounts will be cut back to the so-called “280G safe-harbor amount” unless Mr. Doyle received a net after-tax amount of all of the foregoing payments that is greater than the net after-tax amount he would have received following the cut back.

As quantified in the table above, upon termination following a change in control, Named Executive Officers without change in control agreements are generally entitled to receive (1) severance in an aggregate amount equal to two weeks of salary for each year of service (subject to a minimum of four weeks and a maximum of fifty-two weeks), (2) a pro rata portion of the current performance period’s MTIP award and (3) benefits under the Canadian or U.S. Supplemental Plan, as reduced in accordance with the plan’s early retirement provisions.

In addition, all outstanding options granted prior to 2009 become exercisable upon a change in control without regard to whether the Named Executive Officer is terminated. Outstanding options granted under the 2009 POP and the 2010 POP become exercisable if a Named Executive Officer is terminated without Cause (as defined in each such POP) or resigns for Good Reason (as defined in each such POP) during the two years following a change in control.

Payments Made Upon Death or Disability

As quantified in the table above, upon death or disability, a Named Executive Officer is generally entitled to receive a pro rata portion of the current performance period’s MTIP award.

Generally, death or disability does not result in incremental value under the Canadian Supplemental Plan or the U.S. Supplemental Plan. If a Named Executive Officer becomes disabled, the individual may (1) go on long term disability, which would result in the continued accrual of Supplemental Plan benefits or (2) retire immediately, which would result in the same benefits as retirement. Canadian Supplemental Plan death benefits are generally payable at 60% of the amount of benefits if the participant had retired on the date of death. U.S. Supplemental Plan benefits are generally payable at the greater of (1) 50% of the amount of benefits if the participant had retired on the date of death, payable for the remainder of the spouse’s lifetime and (2) 100% of the amount of benefits if the participant had retired on the date of death, payable for a period of ten years.

Payments Made Upon Retirement
As quantified in the table above, upon retirement, a Named Executive Officer is generally entitled to receive (1) a pro rata portion of the current performance period’s MTIP award, (2) the right to exercise any vested performance options, including such options that may vest after retirement, for a period of three years and (3) benefits under the Canadian or U.S. Supplemental Plan, as reduced in accordance with the plan’s early retirement provisions.

The following table sets forth the estimated annual or aggregate amounts that each Named Executive Officer would have received upon retirement at December 31, 2010 and would receive upon retirement at age 65 pursuant to the retirement plans in which each Named Executive Officer participates. The age 65 amounts in the below table assume annual salary increases of 3% and flat short-term incentive award targets (as a percentage of salary) for each of the Named Executive Officers and use the same interest rates as disclosed under “Pension Benefits” beginning on page 64. Voluntary contributions by each of the Named Executive Officers to the retirement plans have been excluded from the calculation of the amounts set forth below.

		William J. Doyle		Wayne R. Brownlee		G. David Delaney		Garth W. Moore		Joseph A. Podwika
		($)		($)		($)		($)		($)
		Year End	Age 65	Year End	Age 65	Year End	Age 65	Year End	Age 65	Year End	Age 65
Canadian/ U.S. Pension	Annual	1,419,847	1,626,464	580,897	826,572	109,933	612,127	413,053	484,744	50,230	438,399
Plan	Aggregate	21,129,110	22,012,988	9,196,383	11,187,041	1,212,025	7,241,830	5,929,817	6,560,652	203,250	5,315,445

Savings/	Annual	63,717	108,750	24,127	57,539	215,075	295,612	22,794	31,296	52,032	81,275
401(k) Plan	Aggregate	948,193	1,471,845	381,968	778,754	2,371,223	3,584,201	327,233	423,566	522,759	985,427

Total	Annual	1,483,564	1,735,214	605,024	884,111	325,008	907,739	435,847	516,040	102,262	519,674
	Aggregate	22,077,303	23,484,833	9,578,351	11,965,795	3,583,248	10,826,031	6,257,050	6,984,218	726,009	6,300,872

68  PotashCorp 2011 Management Proxy Circular

Performance Graphs
The following graph illustrates the Corporation’s cumulative shareholder return, assuming reinvestment of dividends, by comparing a $100 investment in the Shares at December 31, 2005 to the return on the Standard & Poor’s 500 Index®, the DAX Ag and a self-selected peer group.

	Dec-05	Dec-06	Dec-07	Dec-08	Dec-09	Dec-10
PotashCorp-NYSE Listing	$100	$180	$544	$278	$413	$592
Self-Selected Peer Group	$100	$149	$465	$205	$365	$492
S&P 500®	$100	$116	$122	$77	$97	$112
DAX Global Agribusiness	$100	$137	$258	$139	$203	$249

Copyright© 2011 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.
Copyright© 2011 Dow Jones & Co. All rights reserved.

Self-selected peer group consists of:	Symbol
Agrium Inc.*	AGU
CF Industries, Inc.	CF
Intrepid Potash	IPI
Mosaic Co (formerly IMC Global Inc)	MOS
Terra Industries, Inc.	TRA
Yara International ASA	YAR NO
Israel Chemicals Limited	CHIM IT
Sociedad Quimica Y Minera de Chile S.A.	SQM/B CI
K + S AG	SDF/GR
Arab Potash Company	APOT JR
Uralkali	URKA RU

* TSX Listing

PotashCorp 2011 Management Proxy Circular  69

The following graph illustrates the Corporation’s cumulative shareholder return, assuming reinvestment of dividends, by comparing a Cdn$100 investment in the Shares at December 31, 2005 to the return on the S&P/TSX Composite Index.

	Potash Corporation
	of Saskatchewan
	Inc.	S&P/TSX Composite
	TSX Listing	Index
Dec-05	100	100
Dec-06	180	117
Dec-07	467	129
Dec-08	292	86
Dec-09	375	117
Dec-10	508	137

	Dec-05	Dec-06	Dec-07	Dec-08	Dec-09	Dec-10
PotashCorp-TSX Listing	$100	$180	$467	$292	$375	$508
S&P 500	$100	$116	$122	$77	$97	$112
S&P/TSX Composite Index	$100	$117	$129	$86	$117	$137

Copyright© 2011 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

70  PotashCorp 2011 Management Proxy Circular

The above chart compares the total annual compensation, which is comprised of fixed compensation, equity compensation and awards under the Short-Term Incentive Plan earned by the Corporation’s Named Executive Officers from 2004 through 2010 to the Corporation’s annual CFROI-WACC during the same period. CFROI-WACC is the performance metric used to determine vesting of performance options granted under the Corporation’s Performance Option Plans and is correlated with total shareholder return. While total Named Executive Officer compensation was not directly correlated to CFROI-WACC between 2004 and 2010, the general trend in total Named Executive Officer compensation was consistent with the general trend in CFROI-WACC. In addition, because awards under the Corporation’s incentive plans are capped at certain maximum performance levels, the substantial increase in CFROI-WACC between 2006 and 2008 compared to relatively stable levels of total Named Executive Officer compensation during the same period. In 2009, because the Corporation failed to achieve the minimum corporate financial performance required under the Short-Term Incentive Plan, no Short-Term Incentive Plan awards were earned by the Corporation’s Named Executive Officers. The increase in total Named Executive Officer compensation between 2004 and 2005 primarily reflects the absence of stock option grants during 2004.

For purposes of the above chart, fixed compensation includes base salary and other compensation, which includes perquisites and personal benefits. Equity compensation includes the grant-date fair value of awards under the Corporation’s Medium-Term Incentive Plans (grants made in 2006 and 2009) and Performance Option Plans (annual grants).

PotashCorp 2011 Management Proxy Circular  71

Ownership of Shares

The following table sets forth information as of February 22, 2011, with respect to the beneficial ownership of Shares held by the executive officers of the Corporation named in the Summary Compensation Table herein and by all directors and executive officers of the Corporation as a group.

					Percentage
			Number of Shares		of
	Number of		Beneficially		Outstanding
Name	Shares Held		Owned(1)(2)(3)(4)		Shares

William J. Doyle,	1,776,790	(5)	9,380,152	(5)	1.09%
Director, President and Chief Executive Officer

Wayne R. Brownlee,	175,504		3,065,434		0.35%
Executive Vice President, Treasurer and Chief Financial Officer

G. David Delaney	121,597		618,247		0.07%
Executive Vice President and Chief Operating Officer

Garth W. Moore	92,620		858,250		0.10%
President, PCS Potash

Joseph A. Podwika	29,783		333,113		0.03%
Senior Vice President, General Counsel & Secretary

All directors and executive	3,664,425		19,152,417		2.24%
officers as a group, including the above-named individuals (26 persons)

(1)	The number of Shares beneficially owned is reported on the basis of regulations of the SEC, and includes Shares that the individual has the right to acquire at any time within 60 days after February 22, 2011 and Shares directly or indirectly held by the individual or by certain family members or others over which the individual has sole or shared voting or investment power.

(2)	Each of the directors and executive officers of the Corporation, with the exception of Mr. Doyle, beneficially owned less than 1% of the Shares issued and outstanding as at February 22, 2011. The directors and executive officers of the Corporation as a group beneficially owned approximately 2.24% of the Shares issued and outstanding as at February 22, 2011.

(3)	Includes Shares purchasable within 60 days after February 22, 2011 through the exercise of options granted by the Corporation, as follows: Mr. Doyle 7,603,362 Shares; Mr. Brownlee 2,889,930 Shares; Mr. Delaney 496,650 Shares; Mr. Moore 765,630 Shares; Mr. Podwika 303,330 Shares; and directors and executive officers as a group, including the foregoing individuals, 15,487,992 Shares.

(4)	No Shares beneficially owned by any of the directors or Named Executive Officers are pledged as security.

(5)	Includes 59,694 Shares held in the William & Kathy Doyle Foundation, 355,912 Shares held in the WJ Doyle Revocable Trust, 692,184 Shares held in the Doyle Family LLC, 150,000 Shares held in the Doyle Family Stock Trust I, 150,000 Shares held in the Doyle Family Stock Trust II, 123,000 Shares held in the B. Doyle 2010 Distribution Trust, 123,000 Shares held in the E. Doyle 2010 Distribution Trust and 123,000 Shares held in the R. Doyle 2010 Distribution Trust.

There are no persons or groups known to the Corporation (from records and reports filed with the SEC on Schedule 13D or 13G) who owned, as of February 22, 2011, more than 5% of the Corporation’s Shares.

The figures in this section take into account the 2011 Stock Split described on page 1 of this Management Proxy Circular.

Directors’ and Officers’ Liability Insurance

The Corporation has acquired and maintains liability insurance for its directors and officers as well as those of its subsidiaries as a group. The coverage limit of such insurance is $250 million per claim and $250 million in the annual aggregate. The Corporation has entered into a one-year contract ending June 30, 2011. Premiums of $2,697,000 were paid by the Corporation for the last fiscal year. Claims for which the Corporation grants indemnification to the insured persons are subject to a $5 million deductible for any one loss.

Voting Shares

There are 853,651,200 Shares of the Corporation outstanding as of February 22, 2011, taking into account the 2011 Stock Split described on page 1 of this Management Proxy Circular. Each Share carries the right to one vote. Each shareholder of record at the close of business on March 16, 2011 is entitled to vote at the Meeting the Shares registered in his or her name on that date.

The quorum for any meeting of shareholders is one or more persons present and holding or representing by proxy not less than 5% of the total number of outstanding Shares.

72  PotashCorp 2011 Management Proxy Circular

2012 Shareholder Proposals

Proposals of shareholders intended to be presented at the Corporation’s annual meeting of shareholders in 2012 and which such shareholders are entitled to request be included in the Management Proxy Circular for that meeting, must be received at the Corporation’s principal executive offices not later than November 24, 2011.

Additional Information

Financial information relating to the Corporation is contained in its comparative financial statements and MD&A for the fiscal year ended December 31, 2010. Additional information relating to the Corporation that is not contained in this Management Proxy Circular, including the Corporation’s financial information as well as its most recent Form 10-K together with any document incorporated by reference therein, is available on SEDAR at www.sedar.com or EDGAR at www.sec.gov/edgar.shtml. Copies may be obtained, free of charge, upon request from the Corporate Secretary, Potash Corporation of Saskatchewan Inc., Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan, Canada, S7K 7G3.

Directors’ Approval

The contents and the sending of this Management Proxy Circular have been approved by the Board.

JOSEPH A. PODWIKA
Secretary
February 22, 2011

PotashCorp 2011 Management Proxy Circular  73

Appendices

Appendix A

Disclosure of Corporate Governance Practices

100% Compliance

The Corporation’s governance practices fully comply with the governance rules of the Canadian Securities Administrators. The following table sets out the Corporation’s compliance with National Instrument 58-101 — Disclosure of Corporate Governance Practices.

FORM 58-101F1 — CORPORATE GOVERNANCE DISCLOSURE

Board of Directors

Independent Directors
The Board has determined that all of the directors of the Corporation with the exception of Mr. Doyle, Ms. Paliza and Mr. Stromberg are independent. See disclosure under the “Board of Directors — Director Independence and Other Relationships” section of this Management Proxy Circular.

Directors who are not independent
See disclosure under the “Board of Directors — Director Independence and Other Relationships” section of this Management Proxy Circular.

Majority of independent directors
Nine of twelve, or 75%, of the Corporation’s current directors are independent.

Other directorships
Such other directorships have been disclosed in the “Nominees for Election to the Board of Directors” section of this Management Proxy Circular.

The “PotashCorp Governance Principles” also contain limitations on the number of other directorships that directors and the Chief Executive Officer of the Corporation may hold. Directors who are employed as Chief Executive Officers, or in other senior executive positions on a full-time basis, should not serve on more than two boards of public companies in addition to the Corporation’s Board. Other directors should not serve on more than four boards of public companies in addition to the Corporation’s Board. The Chief Executive Officer of the Corporation should not serve on the board of more than two other public companies and should not serve on the board of any other company where the Chief Executive Officer of that other company serves on the Corporation’s Board. In all cases, prior to accepting an appointment to the board of any public company, the Chief Executive Officer of the Corporation must review and discuss the appointment with the Board Chair of the Corporation.

Meeting without management or non-independent directors
The Board has adopted a policy for the independent members of the Board to meet without management present at each meeting of the Board. These sessions are of no fixed duration and participating directors are encouraged to raise and discuss any issues of concern. This policy was complied with for all meetings of the Board in 2010, with the exception of meetings in connection with the BHP Offer, and will apply to all future meetings. Executive sessions were held with only non-management directors present, at all meetings of the Board in connection with its review of the BHP Offer. See disclosure under the “Board of Directors — Attendance of Directors” section of the Management Proxy Circular for additional information.

The Board’s Committees also have a practice of meeting in camera without management present at each meeting of the Committees.

Board chair independence
Dallas J. Howe serves as the Board Chair, and is an independent director. He has served as Board Chair since 2003. A position description for the Board Chair has been developed and approved by the Board. Amongst other things the Board Chair is expected to:

(a)	provide leadership to ensure effective functioning of the Board;

(b)	lead in the assessment of Board performance;

(c)	assist the Compensation Committee in monitoring and evaluating the performance of the Chief Executive Officer and senior officers of the Corporation;

(d)	lead the Board in ensuring succession plans are in place at the senior management level; and

(e)	act as an effective liaison among the Board and management.

Director Attendance
Attendance records are fully disclosed in the “Attendance of Directors” section of this Management Proxy Circular. Pursuant to the “PotashCorp Governance Principles”, directors are expected to attend all meetings of the Board and Board committees upon which they serve, to come to such meetings fully prepared, and to remain in attendance for the duration of the meetings. Where a director’s absence from a meeting is unavoidable, the director should, as soon as practicable after the meeting, contact the Board Chair, the Chief Executive Officer or the Corporate Secretary for a briefing on the substantive elements of the meeting.

Board Mandate
The Board of Directors Charter is attached to this Management Proxy Circular as Appendix E.

PotashCorp 2011 Management Proxy Circular  A-1

Position Descriptions

Board and Committee Chair position descriptions
A position description for the Board Chair and each Board Committee Chair (which are attached to the relevant Board Committee Charters) has been developed and approved by the Board and can be found on the Corporation’s website at www.potashcorp.com.

CEO position description
A written position description for the Chief Executive Officer has been developed and approved by the Board.

The Chief Executive Officer reports to the Board and has general supervision and control over the business and affairs of the Corporation. Amongst other things, the Chief Executive Officer is expected to:

(a)	foster a corporate culture that promotes ethical practices, encourages individual integrity and fulfils social responsibility;

(b)	develop and recommend to the Board a long-term strategy and vision for the Corporation that leads to creation of shareholder value;

(c)	develop and recommend to the Board annual business plans and budgets that support the Corporation’s long-term strategy; and

(d)	consistently strive to achieve the Corporation’s financial and operating goals and objectives.

Orientation and Continuing Education

Orientation
The Board has adopted a written New Director Orientation Policy designed to:

(a)	provide each new director with a baseline of knowledge about the Corporation that will serve as a basis for informed decision-making;

(b)	tailor the program for each new director, taking into account his or her unique mix of skills, experience, education, knowledge and needs; and

(c)	deliver information over a period of time to minimize the likelihood of overload and maximize the lasting educational impact.

The orientation program is tailored to the needs of each new director, and consists of a combination of written materials, one-on-one meetings with senior management, site visits and other briefings and training as appropriate.

Please refer to the “Disclosure Regarding Director Orientation and Continuing Education” section of this Management Proxy Circular for additional information.

Continuing Education
The Board recognizes the importance of ongoing director education and the need for each director to take personal responsibility for this process. To facilitate ongoing education, the Corporation:

(a)	maintains a directors’ intranet site to facilitate the exchange of views and published information;

(b)	maintains a membership for each director in an organization dedicated to corporate governance and ongoing director education;

(c)	each year encourages and funds the attendance of each director at one seminar or conference of interest and relevance and funds the attendance of each Committee Chair at one additional seminar or conference. In all cases, approval for attendance is obtained, in advance, from the Board Chair;

(d)	encourages presentations by outside experts to the Board or Committees on matters of particular importance or emerging significance; and

(e)	at least annually, schedules a site visit in conjunction with a Board meeting.

Please refer to the “Disclosure Regarding Director Orientation and Continuing Education” section of this Management Proxy Circular for additional information.

Ethical Business Conduct

Code of Conduct
The Board has adopted the “PotashCorp Core Values and Code of Conduct”. The complete text of the “PotashCorp Core Values and Code of Conduct”, as well as other governance related documents, can be found at www.potashcorp.com and are available in print to any shareholder who requests them.

The Audit Committee reviews the process for communicating the “PotashCorp Core Values and Code of Conduct” to the Corporation’s personnel, and for monitoring compliance with the Code, as well as compliance with applicable law, regulations and other corporate policies. The Board, through the Audit Committee, receives regular reports from the Corporate Ethics and Compliance Committee regarding the Corporation’s ethics and compliance activities including the annual acknowledgement of compliance with the Code of Conduct sought from each employee.

The Board, through the Audit Committee Chair, also receives reports of all financial or accounting issues which come to the

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attention of management including those which are raised through the Corporation’s anonymous reporting mechanisms.

The Corporation has not filed any material change report since the beginning of the 2010 financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the “PotashCorp Core Values and Code of Conduct”. Pursuant to the “PotashCorp Governance Principles”, no waiver of the application of the “PotashCorp Core Values and Code of Conduct” to directors or executive officers is permitted.

Material Interests
Pursuant to the “PotashCorp Governance Principles”, each director of the Corporation must possess and exhibit the highest degree of integrity, professionalism and values, and must never be in a conflict of interest with the Corporation. A director who has a conflict of interest regarding any particular matter under consideration should advise the Board, refrain from debate on the matter and abstain from any vote regarding it. The Board has also developed categorical independence standards to assist it in determining when individual directors are free from conflicts of interest and are exercising independent judgment in discharging their responsibilities. All directors and senior officers are bound by the “PotashCorp Core Values and Code of Conduct” and no waiver of the application of that Code to directors or senior officers is permitted.

Culture of ethical business conduct
The “PotashCorp Core Values and Code of Conduct” is continually reinforced with on-line training programs. The Board, through the Audit Committee, requires the management Compliance Committee to annually report on the status of the Corporation’s ethics and compliance programs, including receipt of the Compliance Risk Assessment, Summary of Ethics and Compliance Training during the current year and plans for ethics and compliance training in the coming year.

Nomination of Directors

Identification of new candidates for board nomination
The Corporate Governance and Nominating Committee (the “CG&N Committee”) is responsible for recruiting and proposing to the full Board new nominees for directors. The CG&N Committee, in the discharge of its duties:

(a)	in consultation with the Board and Chief Executive Officer and, on an ongoing basis, identifies the mix of expertise and qualities required for the Board;

(b)	assesses the attributes new directors should have for the appropriate mix to be maintained;

(c)	in consultation with the Board and Chief Executive Officer and, on an ongoing basis, maintains a database of potential candidates;

(d)	has implemented a procedure to identify, with as much advance notice as practicable, impending Board vacancies, so as to allow sufficient time for recruitment and for introduction of proposed nominees to the existing Board;

(e)	develops a “short-list” of candidates and arranges for each candidate to meet with the CG&N Committee, the Board Chair and the Chief Executive Officer;

(f)	recommends to the Board, as a whole, proposed nominee(s) and arranges for their introduction to as many Board members as practicable;

(g)	ensures that prospective candidates are informed of the degree of energy and commitment the Corporation expects of its directors; and

(h)	encourages diversity in the composition of the Board.

Independent Corporate Governance and Nominating Committee
The Corporation has a standing CG&N Committee.

Each of the directors who comprise the CG&N Committee is independent. Please refer to “Director Independence and Other Relationships” and the “Corporate Governance and Nominating Committee Report” sections of this Management Proxy Circular for additional information.

Corporate Governance and Nominating Committee Charter
The responsibilities, powers and operation of the CG&N Committee are set out in its charter, which is available on the Corporation’s website at www.potashcorp.com. Pursuant to the CG&N Committee Charter, the purpose of the CG&N Committee is to identify the individuals qualified to become members of the Board, to recommend to the Board nominees for election to the Board at each annual meeting of shareholders or to fill vacancies on the Board and to address related matters. Please refer to the “Corporate Governance and Nominating Committee Report” section of this Management Proxy Circular for additional information.

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Compensation Committee

Director and Officer Compensation
Please refer to the “Compensation” section of this Management Proxy Circular.

Independence
The Corporation has a standing Compensation Committee. Each of the five directors who comprise the Compensation Committee is independent. Please refer to the “Director Independence and Other Relationships” and “Compensation Discussion and Analysis” sections of this Management Proxy Circular for additional information.

Compensation Committee Charter
The responsibilities, powers and operation of the Compensation Committee are set out in its charter, which is available on the Corporation’s website at www.potashcorp.com. Please refer to the “Compensation” section of this Management Proxy Circular for additional information.

Outside Compensation Consultants
In 2005, the Compensation Committee of the Board of Directors engaged Watson Wyatt (now “Towers Watson”) as executive compensation consultants. Towers Watson provides input to the Committee on the philosophy and competitiveness of the design and award values for certain executive and director compensation programs. In addition, Towers Watson assists in the evaluation of compensation arrangements associated with certain strategic opportunities. In accordance with the Committee’s adherence to the best practice of retaining independent executive compensation consulting, Towers Watson does not perform any other consulting services for the Corporation. Any work other than executive compensation consulting services performed for the Corporation by Towers Watson must be approved in advance by the Chair of the Compensation Committee.

Other Board Committees
In addition to the Audit Committee, Compensation Committee and CG&N Committee, the Board also has a Safety, Health and Environment Committee. The Safety, Health and Environment Committee assists the Board review and recommend for approval policies, management systems and performance with respect to safety, health and environment matters affecting the Corporation.

Board Assessments
Pursuant to the “PotashCorp Governance Principles”, which is available on the Corporation’s website at www.potashcorp.com, the Board has adopted the following five-part effectiveness evaluation program:

1.	Annual Board Assessment by All Members of the Board
Each year Board members complete a detailed questionnaire which (a) provides for quantitative ratings in key areas and (b) seeks subjective comment in each of those areas. The questionnaire is administered by the Corporate Secretary. Responses are reviewed by the Corporate Secretary and the Chair of the CG&N Committee. A summary report is then prepared and provided to the Board Chair, the CG&N Committee and the CEO, and then reported to the full Board by the CG&N Committee Chair. Attribution of comments to individual Directors in the summary report is made only if authorized by that Director. In assessing the responses to the questionnaire, the focus is on continuous improvement. Matters requiring follow-up are identified, action plans are developed and there is ongoing monitoring by the CG&N Committee to ensure satisfactory results. As part of the annual Board assessment, the Board reviews and considers any proposed changes to the Board Charter.

2.	Annual Assessment of Each Committee by Members of That Committee
Each year members of each Committee complete a detailed questionnaire designed to allow Committee members to evaluate how well each Committee is operating and to make suggestions for improvement. The questionnaire is administered by the Corporate Secretary who receives responses and reviews them with the appropriate Committee Chair. A summary report is then prepared and provided to the Board Chair, the Chair of the CG&N Committee, the appropriate Committee and the CEO and then reported to the full Board by the appropriate Committee Chair. As part of the annual Committee assessment, the Board reviews and considers any proposed changes to the Committee Charters.

As with the Board assessment, the focus is on continuous improvement. Chairs of each Committee are expected to follow up on matters raised in the Committee assessments and take action as appropriate.

3.	Annual Assessment of the Board Chair by Members of the Board
Each year members of the Board are asked to assess and comment on the discharge, by the Board Chair, of his duties. Individual responses are received by the Chair of the CG&N Committee. The Chair of the CG&N Committee solicits specific input from the CEO from his perspective as CEO regarding the effectiveness of the Chair. A summary report is then provided to the Board Chair and the full Board, with no attribution of comments to individual Directors without their consent. As part of the annual Board Chair assessment, the Board reviews and considers any proposed changes to the Board Chair position description.

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4.	Annual Assessment of Each Committee Chair by Members of Each Committee
Each year, members of each Committee are asked to assess and comment on the discharge, by each Committee Chair, of his or her duties. Responses are received by the Corporate Secretary and the Committee Chair under review. A summary report is then provided to the appropriate Committee and to the full Board, with no attribution of comments to individual Directors without their consent. As part of the annual Committee Chair assessment, the Board reviews and considers any proposed changes to the Committee Chair position descriptions.

5.	Annual Assessment of Individual Directors
Each year the Board Chair (and, if in the opinion of the Board Chair it is desirable, the Chair of the CG&N Committee) formally meets with each Director individually to engage in full and frank discussion of any and all issues that either wish to raise, with a focus on maximizing the contribution of each Director to the Board and Committees. In completing the review, the Board Chair employs a checklist, discusses both short-term and long-term goals, and establishes action items to allow each individual Director to enhance both his or her personal contributions and overall Board effectiveness. The Board Chair will share peer feedback with each Director as appropriate and reviews progress and action taken. Each Director, during such formal review, should be prepared to discuss with the Board Chair how the Directors, both individually and collectively, can operate more effectively. The Board Chair discusses the results of the individual evaluations with the Chair of the CG&N Committee and reports summary findings to both that Committee and to the full Board.

6.	Management Board Survey
As part of the Board’s continuing efforts to improve its performance, the Board periodically surveys those members of senior management who regularly interact with the Board and/or its Committees to solicit their input and perspective on the operation of the Board and how the Board might improve its effectiveness. The survey includes subjective management responses to questions and one on one interviews between management respondents and the Chair of the CG&N Committee. The results of the management surveys and the one on one interviews are reported by the Chair of the Corporate Governance and Nominating Committee to the full Board and the Corporate Secretary.

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Appendix B

Resolution of Shareholders — 2011 Performance Option Plan

WHEREAS the Board of Directors of Potash Corporation of Saskatchewan Inc. (the “Corporation”) has approved a new performance option plan (the “2011 Performance Option Plan”), a copy of which is attached as Appendix C to the Management Proxy Circular of the Corporation sent to the shareholders of the Corporation in connection with the annual and special meeting of shareholders of the Corporation to be held May 12, 2011;

NOW THEREFORE, BE IT RESOLVED that:

1.	the 2011 Performance Option Plan is hereby adopted and approved by the shareholders of the Corporation;

2.	any officer of the Corporation be and is hereby authorized and directed for and on behalf of the Corporation to do such things and to take such actions as may be necessary or desirable to carry out the intent of the foregoing resolution and the matters authorized thereby.

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Appendix C

2011 Performance Option Plan

1.	PURPOSE OF PLAN
Potash Corporation of Saskatchewan Inc. (the “Corporation”) by resolution of its Board of Directors (the “Board”) has established, subject to shareholder approval at the Corporation’s 2011 Annual and Special Meeting of shareholders, this Potash Corporation of Saskatchewan Inc. 2011 Performance Option Plan (the “Plan”) to support the Corporation’s compensation philosophy of providing selected employees and officers with an opportunity to: promote the growth and profitability of the Corporation; align their interests with shareholders; and earn compensation commensurate with corporate performance. The Corporation believes this Plan will directly assist in supporting the Corporation’s compensation philosophy by providing participants with the opportunity through stock options, which will vest, if at all, based on corporate performance over a three-year period, to acquire common shares of the Corporation (“Common Shares”).

2.	DURATION OF THIS PLAN
This Plan was adopted by the Board on February 22, 2011 to be effective as of January 1, 2011 (the “Effective Date”), subject to shareholder approval at the Corporation’s 2011 Annual and Special Meeting of shareholders, and shall remain in effect, unless sooner terminated as provided herein, until one (1) year from the Effective Date, at which time it will terminate. After this Plan is terminated, no stock options may be granted but stock options previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

3.	ADMINISTRATION
This Plan shall be administered by the Compensation Committee of the Board or any other committee designated by the Board to administer this Plan (the “Committee”). The Committee shall be responsible for administering this Plan, subject to this Section 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an employee, and the Committee, the Corporation, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be made in the Committee’s sole discretion and shall be final and binding upon the participants, the Corporation, and all other interested individuals. To the extent applicable, the Plan shall be administered with respect to optionees subject to the laws of the U.S. so as to avoid the application of penalties pursuant to Section 409A of the Internal Revenue Code, and stock options hereunder may be subject to such restrictions as the Committee determines are necessary to avoid application of such Section 409A.

4.	AUTHORITY OF THE COMMITTEE
The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Stock Option Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for stock options and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include adopting modifications and amendments to any Stock Option Award Agreement that are necessary to comply with the laws of the countries and other jurisdictions in which the Corporation and/or its subsidiaries operate.

5.	SHARES SUBJECT TO STOCK OPTIONS
The aggregate number of Common Shares issuable after February 22, 2011 pursuant to stock options under this Plan may not exceed 3,000,000 Common Shares. The aggregate number of Common Shares in respect of which stock options have been granted to any one person pursuant to this Plan and which remain outstanding shall not at any time exceed 750,000. The authorized limits under this Plan shall be subject to adjustment under Sections 12 and 13.

Notwithstanding anything to the contrary contained in this Plan, no options shall be granted to insiders if such options, together with any other outstanding security based compensation arrangements, could result in:

(a)	the number of Common Shares issuable to insiders at any time pursuant to security based compensation arrangements of the Corporation exceeding ten percent (10%) of the issued and outstanding Common Shares; or

(b)	the issuance to insiders pursuant to security based compensation arrangements of the Corporation, within any one year period, of a number of Common Shares exceeding ten percent (10%) of the issued and outstanding Common Shares.

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For the purposes of the foregoing paragraphs, “security based compensation arrangement” and “insider” have the meanings attributed thereto in the TSX Company Manual.

If any stock option granted under this Plan, or any portion thereof, expires or terminates for any reason without having been exercised in full, the Common Shares with respect to which such option has not been exercised shall again be available for further stock options under this Plan; provided, however, that any stock option that is granted under this Plan that does not vest as a result of a failure to satisfy the Performance Measures, shall not be again available for grant under this Plan.

6.	GRANT OF STOCK OPTIONS
From time to time the Board may designate individual officers and employees of the Corporation and its subsidiaries eligible to be granted options to purchase Common Shares and the number of common Shares which each such person will be granted a stock option to purchase; provided that the aggregate number of Common Shares subject to such stock options may not exceed the number provided for in Section 5 of this Plan. Non-employee directors and other non-employee contractors and third party vendors are not eligible to participate in this Plan.

7.	OPTION PRICE
The option price for any option granted under this Plan to any optionee shall be fixed by the Board when the option is granted and shall be not less than the fair market value of the Common Shares at such time which, for optionees resident in the United States and any other optionees designated by the Board, shall be deemed to be the closing price per Common Share on the New York Stock Exchange on the last trading day immediately preceding the day the option is granted and, for all other optionees, shall be deemed to be the closing price per Common Share on the Toronto Stock Exchange on the last trading day immediately preceding the day the option is granted; provided that, in either case, if the Common Shares did not trade on such exchange on such day the option price shall be the closing price per share on such exchange on the last day on which the Common Shares traded on such exchange prior to the day the option is granted.

8.	VESTING OF STOCK OPTIONS
Subject to achievement of Performance Measures as certified and approved by the Audit Committee of the Board, stock options granted under this Plan will vest no later than thirty (30) days after the audited financial statements for the applicable Performance Period have been approved by the Board.

9.	PERFORMANCE MEASURES FOR VESTING OF STOCK OPTIONS

(a)	The Performance Measures which will be used to determine the degree to which stock options will vest over the three-year period beginning the first day of the fiscal year in which they are granted (the “Performance Period”) shall be cash flow return on investment (“CFROI”) and weighted average cost of net debt and equity capital (“WACC”).

(i)	CFROI is the ratio of after tax operating cash flow to average gross investment over the fiscal year, calculated as A divided by B, where (1) A equals operating income less/plus nonrecurring or unusual items less/plus change in unrealized gains/losses on derivative instruments included in net income plus accrued incentive awards plus depreciation and amortization less current taxes, and (2) B equals the average of total assets less/plus the fair value adjustment for investments in available for sale securities less the fair value of derivative instrument assets plus accumulated depreciation plus accumulated amortization less cash and cash equivalents less non interest bearing current liabilities excluding derivatives.

(ii)	WACC is the weighted average cost of net debt and equity capital, calculated as [A times the product of B divided by C] plus [D times the product of E divided by C], where (1) A equals the after-tax market yield cost of debt, (2) B equals the market value of debt less cash and cash equivalents (3) C equals the market value of debt less cash and cash equivalents, plus the market value of equity, (4) D equals the cost of equity, and (5) E equals the market value of equity.

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(b)	In determining the number of stock options that will actually vest based on the degree to which the Performance Measures have been attained during the applicable Performance Period, the following chart shall be utilized which shows the three year average excess of CFROI being greater than WACC and the respective portion of the stock option that will vest:

Performance Measure	Vesting Scale
3 year average excess of	% of Stock Option
CFROI>WACC	Grant Vesting
<0%	0%
0.20%	30%
1.20%	70%
2.20%	90%
2.50%	100%

(c)	In assessing the portion of the stock options that shall vest in accordance with the above chart, the following shall be done:

(i)	Each year, the CFROI and WACC will be calculated in accordance with the definitions herein, based on the audited financial statements and approved by the Audit Committee.

(ii)	In each Performance Period, the average of the three fiscal years shall be calculated by taking the simple average of the individual years’ results.

(iii)	The resulting three-year average will then be applied, using the scale above to determine the number of stock options, if any, that will vest as of the end of the Performance Period.

(iv)	For results falling between the reference points in the chart above, the level of vesting shall be mathematically interpolated between the reference points.

10.	TERMS OF STOCK OPTIONS
The period during which a stock option is exercisable (the “Term”) may not exceed 10 years from the date the stock option is granted (the “Initial Exercise Period”), plus any Additional Exercise Period (as defined below). If such Initial Exercise Period would otherwise expire (i) during a Blackout Period (as defined below) applicable to the relevant optionee or (ii) within 10 trading days after the expiration of the Blackout Period applicable to the relevant optionee, the Term of the related stock option shall expire on the date that is the tenth trading day after the end of such Blackout Period (an “Additional Exercise Period”). For purposes of this Plan, “Blackout Period” means any period during which the relevant optionee is prohibited by the Corporation’s trading policy from trading in the Corporation’s securities. The Stock Option Award Agreement may contain provisions limiting the number of Common Shares with respect to which stock options may be exercised in any one year. Each stock option agreement shall contain provisions to the effect that:

(a)	if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates, by reason of his or her death, or if an optionee who is a retiree pursuant to Section 10(b) dies, the legal personal representatives of the optionee will be entitled to exercise any unexercised vested options, including such stock options that may vest after the date of death, during the period ending at the end of the twelfth calendar month following the calendar month in which the optionee dies, failing which exercise the stock options terminate;

(b)	subject to the terms of Section 10(a) above, if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates, by reason of retirement in accordance with the then prevailing retirement policy of the Corporation or subsidiary, the optionee will be entitled to exercise any unexercised vested stock options, including such stock options that may vest after the date of retirement, during the period ending at the end of the 36th month following the calendar month in which the optionee retires, failing which exercise the stock options terminate;

(c)	subject to the terms of Section 14 below, if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates, for any reason other than as provided in Sections 10(a) or (b), the optionee will be entitled to exercise any unexercised vested stock options, to the extent exercisable at the date of such event, during the period ending at the end of the calendar month immediately following the calendar month in which the event occurs, failing which exercise the stock options terminate;

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(d)	for greater certainty and for these purposes, an optionee’s employment with the Corporation or a subsidiary shall be considered to have terminated effective on the last day of the optionee’s actual and active employment with the Corporation or subsidiary whether such day is selected by agreement with the optionee or unilaterally by the Corporation or subsidiary and whether with or without advance notice to the optionee. For the avoidance of doubt, no period of notice, if any, or payment in lieu of notice that is given or ought to have been given under applicable law in respect of such termination of employment that follows or is in respect of a period after the optionee’s last day of actual and active employment shall be considered as extending the optionee’s period of employment for the purposes of determining an optionee’s entitlement under the Plan. The employment of an optionee with the Corporation shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a person that is a subsidiary of the Corporation and such person ceases to be a subsidiary of the corporation, unless the Committee determines otherwise; and

(e)	each stock option is personal to the optionee and is not assignable, except (i) as provided in Section 10(a), and (ii) at the election of the Board, a stock option may be assignable to the spouse, children and grandchildren of the original optionee and to a trust, partnership or limited liability company, the entire beneficial interest of which is held, directly or indirectly, by one or more of the optionee or the spouse, children or grandchildren of the optionee (each, a “Permitted Assignee”). If a stock option is assigned to one or more Permitted Assignees, nothing contained in this section 10(e) shall prohibit a subsequent assignment of such stock option to one or more other Permitted Assignees or back to the optionee.

Nothing contained in Sections 10(a), (b) or (c) shall extend the Term beyond its stipulated expiration date or the date on which it is otherwise terminated in accordance with the provisions of this Plan.

If a stock option is assigned pursuant to Section 10(e)(ii), the references in Sections 10(a), (b) and (c) to the termination of employment or death of an optionee shall not relate to the assignee of a stock option but shall relate to the original optionee. In the event of such assignment, legal personal representatives of the original optionee shall not be entitled to exercise the assigned stock option, but the assignee of the stock option or the legal personal representatives of the assignee may exercise the stock option during the applicable specified period.

11.	EXERCISE OF STOCK OPTIONS
Subject to the provisions of this Plan, a vested stock option may be exercised from time to time by delivering to the Corporation at its registered office a written notice of exercise specifying that number of Common Shares with respect to which the stock option is being exercised and accompanied by payment in cash or certified cheque in full of the purchase price of the Common Shares then being purchased.

12.	ADJUSTMENTS
Appropriate adjustments to the authorized limits set forth in Section 5, in the number, class and/or type of Common Shares optioned and in the option price per share, both as to stock options granted or to be granted, shall be made by the Board to give effect to adjustments in the number of Common Shares which result from subdivisions, consolidations or reclassifications of the Common Shares, the payment of share dividends by the Corporation, the reconstruction, reorganization or recapitalization of the Corporation or other relevant changes in the capital of the Corporation.

13.	MERGERS
If the Corporation proposes to amalgamate or merge with another body corporate, the Corporation shall give written notice thereof to optionees in sufficient time to enable them to exercise outstanding vested stock options, to the extent they are otherwise exercisable by their terms (including stock options that are accelerated pursuant to Section 14), prior to the effective date of such amalgamation or merger if they so elect. The Corporation shall use its best efforts to provide for the reservation and issuance by the amalgamated or continuing corporation of an appropriate number of Common Shares, with appropriate adjustments, so as to give effect to the continuance of the stock options to the extent reasonably practicable. In the event that the Board determines in good faith that such continuance is not in the circumstances practicable, it may upon 30 days’ notice to optionees terminate the stock options for a payment equal to the excess, if any, between the per share exercise price and the per share market price of the Common Shares on the date the stock option is cancelled and all stock options with a per share exercise price that exceeds the per share market price of the Common Shares on the date of cancellation will be cancelled for no consideration.

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14.	CIRCUMSTANCES FOR ACCELERATED VESTING

(a)	If a “change of control” of the Corporation occurs and at least one of the two additional circumstances described below occurs, then each outstanding stock option granted under this Plan may be exercised, in whole or in part, even if such option is not otherwise exercisable by its terms:

(i)	Upon a “change of control” the surviving corporation (or any affiliate thereto) or the potential successor (or any affiliate thereto) fails to continue or assume the obligations with respect to each stock option or fails to provide for the conversion or replacement of each stock option with an equivalent stock option; or

(ii)	In the event that the stock options were continued, assumed, converted or replaced as contemplated in (i), during the two-year period following the effective date of a change of control, the optionee is terminated by the Corporation without Cause (as defined below) or the optionee resigns employment for Good Reason (as defined below).

(b)	For purposes of this Plan, a change of control of the Corporation shall be deemed to have occurred if any of the following occur, unless the Board adopts a plan after the Effective Date of this Plan that has a different definition (in which case such definition shall be applied), or the Committee decides to modify or amend the following definition through an amendment of this Plan:

(i)	within any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors whose appointment by the Board or nomination for election by shareholders of the Corporation was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(ii)	there occurs an amalgamation, merger, consolidation, wind-up, reorganization or restructuring of the Corporation with or into any other entity, or a similar event or series of such events, other than any such event or series of events which results in securities of the surviving or consolidated corporation representing 50% or more of the combined voting power of the surviving or consolidated corporation’s then outstanding securities entitled to vote in the election of directors of the surviving or consolidated corporation being beneficially owned, directly or indirectly, by the persons who were the holders of the Corporation’s outstanding securities entitled to vote in the election of directors of the Corporation prior to such event or series of events in substantially the same proportions as their ownership immediately prior to such event of the Corporation’s then outstanding securities entitled to vote in the election of directors of the Corporation;

(iii)	50% or more of the fixed assets (based on book value as shown on the most recent available audited annual or unaudited quarterly consolidated financial statements) of the Corporation are sold or otherwise disposed of (by liquidation, dissolution, dividend or otherwise) in one transaction or series of transactions within any twelve month period;

(iv)	any party, including persons acting jointly or in concert with that party, becomes (through a take-over bid or otherwise) the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities entitled to vote in the election of directors of the Corporation, unless in any particular situation the Board determines in advance of such event that such event shall not constitute a change of control; or

(v)	there is a public announcement of a transaction that would constitute a change of control under clause (ii), (iii) or (iv) of this Section 14(b) and the Committee determines that the change of control resulting from such transaction will be deemed to have occurred as of a specified date earlier than the date under (ii), (iii) or (iv), as applicable.

(c)	For the purposes of Section 14(a) of this Plan, the obligations with respect to each stock option shall be considered to have been continued or assumed by the surviving corporation (or any affiliate thereto) or the potential successor (or any affiliate thereto), if each of the following conditions are met, which determination shall be made solely in the discretionary judgment of the Committee, which determination may be made in advance of the effective date of a particular change of control:

(i)	the Common Shares remain publicly held and widely traded on an established stock exchange; and

(ii)	the terms of the Plan and each option grant are not altered or impaired without the consent of the optionee.

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(d)	For the purposes of Section 14(a) of this Plan, the obligations with respect to each stock option shall be considered to have been converted or replaced with an equivalent stock option by the surviving corporation (or any affiliate thereto) or the potential successor (or any affiliate thereto), if each of the following conditions are met, which determination shall be made solely in the discretionary judgment of the Committee, which determination may be made in advance of the effective date of a particular change of control:

(i)	each stock option is converted or replaced with a replacement option in a manner that complies with Section 409A of the Internal Revenue Code, in the case of an optionee that is taxable in the United States on all or any portion of the benefit arising in connection with the grant, exercise and/or other disposition of such stock option, or in a manner that qualifies under subsection 7(1.4) of the Income Tax Act (Canada), in the case of an optionee that is taxable in Canada on all or any portion of the benefit arising in connection with the grant, exercise and/or other disposition of such stock option;

(ii)	the converted or replaced option preserves the existing value of each underlying stock option being replaced, contains provisions for scheduled vesting and treatment on termination of employment (including the definition of Cause and Good Reason) that are no less favourable to the optionee than the underlying option being replaced, and all other terms of the converted option or replacement option, including the underlying performance measures (but other than the security and number of shares represented by the continued option or replacement option) are substantially similar to the underlying stock option being replaced; and

(iii)	the security represented by the converted or replaced option is of a class that is publicly held and widely traded on an established stock exchange.

(e)	For purposes of this Plan, “Cause” means dishonest or willful misconduct or lack of good faith resulting in material harm to the Corporation, financial or otherwise.

(f)	For purposes of this Plan, “Good Reason” means:

(i)	a substantial diminution in the optionee’s authorities, duties, responsibilities, status (including offices, titles, and reporting requirements) from those in effect immediately prior to the change of control;

(ii)	the Corporation requires the optionee to be based at a location in excess of fifty (50) miles from the location of the optionee’s principal job location or office immediately prior to the change of control, except for required travel on Corporation business to an extent substantially consistent with the optionee’s business obligations immediately prior to the change of control;

(iii)	a reduction in the optionee’s base salary, or a substantial reduction in optionee’s target compensation under any incentive compensation plan, as in effect as of the date of the change of control;

(iv)	the failure to increase the optionee’s base salary in a manner consistent (both as to frequency and percentage increase) with practices in effect immediately prior to the change of control or with practices implemented subsequent to the change of control with respect to similarly positioned employees; or

(v)	the failure of the Corporation to continue in effect the optionee’s participation in the Corporation’s short and long-term incentive plans, stock option plans, and employee benefit and retirement plans, policies or practices, at a level substantially similar or superior to and on a basis consistent with the relative levels of participation of other similarly-positioned employees, as existed immediately prior to the change of control.

A termination of employment by the optionee for one of the reasons set forth in clause (i), (ii), (iii), (iv) or (v) of this Section 14(f), will not constitute Good Reason unless, within the 30-day period immediately following the optionee’s knowledge of the occurrence of such Good Reason event, the optionee has given written notice to the Corporation of the event relied upon for such termination and the Corporation has not remedied such event within 30 days (the “Cure Period”) of the receipt of such notice. For the avoidance of doubt, the optionee’s employment shall not be deemed to terminate for Good Reason unless and until the Cure Period has expired and, if curable, the Corporation has not remedied the applicable Good Reason event. The Corporation and the optionee may mutually waive in writing any of the foregoing provisions with respect to an event that otherwise would constitute Good Reason.

15.	RECOUPMENT POLICY
Each stock option granted under this Plan to an optionee that, as of the date the option is granted, participates in the Corporation’s Medium-Term Incentive Plan shall be subject to the terms and conditions of the Corporation’s Policy on Recoupment of Unearned Compensation (as previously adopted and, from time to time, amended by the Board) attached to such optionee’s Stock Option Award Agreement (as defined below).

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16.	AMENDMENT OR DISCONTINUANCE OF THIS PLAN
The Board may amend or discontinue the Plan at any time, without obtaining the approval of shareholders of the Corporation unless required by the relevant rules of the Toronto Stock Exchange, provided that, subject to Sections 12, 13, and 14, no such amendment may increase the aggregate maximum number of Common Shares that may be subject to stock options under this Plan, change the manner of determining the minimum option price, extend the Term under any option beyond 10 years (plus any Additional Exercise Period) or the date on which the option would otherwise expire under the Plan, expand the assignment provisions of the Plan, permit non-employee directors to participate in the Plan or, without the consent of the holder of the option, alter or impair any option previously granted to an optionee under this Plan; and, provided further, for greater certainty, that, without the prior approval of the Corporation’s shareholders, stock options issued under this Plan shall not be repriced, replaced, or regranted through cancellation, or by lowering the option price of a previously granted stock option. Pre-clearance of the Toronto Stock Exchange of amendments to the Plan will be required to the extent provided under the relevant rules of the Toronto Stock Exchange.

17.	EVIDENCE OF STOCK OPTIONS
Each stock option granted under this Plan shall be evidenced by a written stock option agreement between the Corporation and the optionee which shall give effect to the provisions of this Plan and include such other terms as the Committee shall determine (“Stock Option Award Agreement”).

18.	WITHHOLDING
To the extent that the Corporation is required to withhold federal, provincial, state, local or foreign taxes in connection with any payment made or benefit realized by an optionee or other person hereunder, and the amounts available to the Corporation for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the optionee or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. Participants shall also make such arrangements in connection with the disposition of Common Shares acquired upon the exercise of option rights with respect to this Plan.

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Appendix D

Advisory Vote on Executive Compensation

The Board of PotashCorp has spent considerable time and effort in defining and implementing a best-practices executive compensation program, and believes that its program achieves the goal of maximizing long-term shareholder value while attracting, motivating and retaining world-class talent.

Listening to stakeholders’ opinions is a core value at PotashCorp. The Board values and encourages constructive dialogue on compensation and other important governance topics with our shareholders, to whom we are ultimately accountable. Consistent with this approach, the Board has, on an annual basis since 2005, provided the opportunity for shareholders to vote on our performance option plans, a key element of executive compensation. In addition, PotashCorp implemented an advisory say on pay vote in connection with its 2010 Annual Meeting and currently intends to hold an advisory say on pay vote at each annual meeting as part of the Corporation’s process of shareholder engagement. At the 2010 Annual Meeting, PotashCorp’s approach to executive compensation was approved by 97.34% of the Shares voted on the advisory say on pay resolution.

For further information regarding the Corporation’s approach to executive compensation and its shareholder outreach program, please see the “Compensation” and “Corporate Governance” sections of this Management Proxy Circular.

As this is an advisory vote, the results will not be binding upon the Board. However, the Board will take the results of the advisory vote into account, as appropriate, when considering future executive compensation policies, procedures and decisions and in determining whether there is a need to significantly increase their engagement with shareholders on executive compensation related matters. In the event that a significant number of shareholders oppose the resolution, the Board will consult with its shareholders to understand their concerns and will review the Corporation’s approach to executive compensation in the context of these concerns.

The Board proposes that you indicate your support for the Corporation’s approach to executive compensation disclosed in the Management Proxy Circular by voting in favor of the following advisory resolution:

“RESOLVED, on an advisory basis and not to diminish the role and responsibilities of the Board of Directors, that the shareholders accept the approach to executive compensation disclosed in the Corporation’s Management Proxy Circular delivered in advance of the 2011 Annual and Special Meeting of shareholders.”

The Board recommends a vote FOR the above resolution.

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Appendix E

Board of Directors Charter

1.	PURPOSE AND ROLE
The Board of Directors (the “Board”) of Potash Corporation of Saskatchewan Inc. (the “Corporation”) is responsible for the stewardship and oversight of the management of the Corporation and its global business. It has the statutory authority and obligation to protect and enhance the assets of the Corporation in the interest of all shareholders.

Although Directors may be elected by the shareholders to bring special expertise or a point of view to Board deliberations, they are not chosen to represent a particular constituency. The best interests of the Corporation and its shareholders must be paramount at all times.

The involvement and commitment of Directors is evidenced by regular Board and Committee meeting attendance, preparation, and active participation in setting goals and requiring performance in the interest of shareholders.

2.	COMPOSITION
The Board shall be comprised of that number of Directors as shall be determined from time to time by the Board, in accordance with the Corporation’s articles, bylaws and applicable laws.

3.	MEETINGS
The time at which and place where the meetings of the Board shall be held and the calling of the meetings and procedure in all things at such meetings shall be determined by the Board in accordance with the Corporation’s articles, bylaws and applicable laws.

The agenda for each Board meeting shall be established by the CEO and the Board Chair, taking into account suggestions from other members of the Board. Meeting materials and information shall be distributed in advance of each meeting so as to provide adequate time for review. The Board has a policy of holding one meeting each year at one of the Corporation’s operating facilities. Site visits by the Board and meetings with senior management of the facility are incorporated into the itinerary.

Directors are expected to attend, in person or via tele- or video-conference, all meetings of the Board and the Committees upon which they serve, to come to such meetings fully prepared, and to remain in attendance for the duration of the meeting. Where a Director’s absence from a meeting is unavoidable, the Director should, as soon as practicable after the meeting, contact the Board Chair, the CEO, or the Corporate Secretary for a briefing on the substantive elements of the meeting.

4.	CHAIR
The Chair of the Board shall have the duties and responsibilities set forth in the “Chair of the Board of Directors Position Description.”

5.	RESPONSIBILITIES
The Board operates by delegating certain of its responsibilities to management and reserving certain powers to itself. Its principal duties fall into six categories:

•	Overseeing and approving on an ongoing basis the Corporation’s business strategy and strategic planning process;

•	Selection of the management;

•	Setting goals and standards for management, monitoring their performance and taking corrective action where necessary;

•	Approving policies, procedures and systems for implementing strategy, managing risk, and ensuring the integrity of the Corporation’s internal control and management information systems;

•	Adopting a communications policy and reporting to shareholders on the performance of the business;

•	Approval and completion of routine legal requirements.

5.1	Strategy Determination

(a)	The Board has the responsibility to participate, as a whole and through its Committees, in identifying the objectives and goals of the business as well as the associated risks, and the strategy by which it proposes to reach those goals and mitigate such risks. The Board shall adopt a strategic planning process and shall approve, on an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of the business.

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(b)	The Board has the responsibility to ensure congruence between shareholder expectations, company plans and management performance.

5.2	Selection of the Management

(a)	The Board retains the responsibility for managing its own affairs, including planning its composition, selecting its Chair, nominating candidates for election to the Board, appointing Committees and determining Director compensation.

(b)	The Board has the responsibility for the appointment and replacement of a Chief Executive Officer (“CEO”) of the Corporation, for monitoring CEO performance, determining CEO compensation, and providing advice and counsel in the execution of the CEO’s duties.

(c)	The Board has the responsibility for approving the appointment and remuneration of all corporate officers, acting upon the advice of the CEO.

(d)	The Board has the responsibility for, to the extent feasible, satisfying itself as to the integrity of the CEO and the other executive officers and that the CEO and other executive officers create a culture of integrity throughout the Corporation.

(e)	The Board has the responsibility for ensuring that adequate provision has been made for management succession (including appointing, training and monitoring senior management).

5.3	Monitoring and Acting

(a)	The Board has the responsibility for monitoring the Corporation’s progress towards its goals, and revising and altering its direction in light of changing circumstances.

(b)	The Board has the responsibility for taking action when performance falls short of its goals or when other special circumstances (for example mergers and acquisitions or changes in control) warrant it.

5.4	Policies and Procedures

(a)	The Board has the responsibility for developing the Corporation’s approach to corporate governance, including developing a set of corporate governance principles and guidelines that are specifically applicable to the Corporation.

(b)	The Board has the responsibility for approving and monitoring compliance with all significant policies, procedures and internal control and management systems by which the Corporation is operated.

(c)	The Board has responsibility for ensuring that the Corporation operates at all times within applicable laws and regulations, and to high ethical and moral standards.

5.5	Reporting to Shareholders

(a)	The Board has the responsibility for adopting a communications policy for the Corporation, including adopting measures for receiving feedback from stakeholders.

(b)	The Board has the responsibility for ensuring that the financial performance of the Corporation is reported to shareholders on a timely, regular and non-selective basis.

(c)	The Board has the responsibility for ensuring that the financial results are reported fairly, and in accordance with generally accepted accounting principles.

(d)	The Board has the responsibility for timely and non-selective reporting of any other developments that have a significant and material impact on the value of the shareholders’ assets.

(e)	The Board has the responsibility for reporting annually to shareholders on its stewardship for the preceding year.

(f)	The Board has the responsibility for approving any payment of dividends to shareholders.

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5.6	Legal Requirements

(a)	The Board is responsible for ensuring that legal requirements, documents and records have been properly prepared, approved and maintained.

5.7	Other

(a)	On an annual basis, this Board Charter shall be reviewed and assessed, and any proposed changes shall be submitted to the Board for consideration.

(b)	Any security holder may contact the Board by email or by writing to the Board c/o the Corporate Secretary. Matters relating to the Corporation’s accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Other matters will be referred to the Board Chair.

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Appendix F

Audit Committee Charter

1.	PURPOSE

1.1.	The Audit Committee (the “Committee”) is a standing committee of the Board of Directors of Potash Corporation of Saskatchewan Inc. (the “Corporation”). Its purpose is to assist the Board of Directors in fulfilling its oversight responsibilities for (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the auditors of the Corporation (the “external auditors”), and (iv) the performance of the Corporation’s internal audit function and external auditors. The Committee will also prepare the report that is, under applicable legislation and regulation, required to be included in the Corporation’s annual proxy statement and circular.

2.	AUTHORITY

2.1.	The Committee has authority to conduct or authorize investigations into any matter within its scope of responsibility. It is empowered to:

(a)	Determine the public accounting firm to be recommended to the Corporation’s shareholders for appointment as external auditors, and, subject to applicable law, be directly responsible for the compensation and oversight of the work of the external auditors. The external auditors will report directly to the Committee.

(b)	Resolve any disagreements between management and the external auditors regarding financial reporting.

(c)	Pre-approve all auditing and permitted non-audit services performed by the Corporation’s external auditors.

(d)	Retain independent counsel, accountants, or others to advise the Committee or assist in its duties.

(e)	Seek any information it requires from employees — all of whom are directed to cooperate with the Committee’s requests — or external parties.

(f)	Meet with the Corporation’s officers, external auditors or outside counsel, as necessary.

(g)	Delegate authority, to the extent permitted by applicable legislation and regulation, to one or more designated members of the Committee, including the authority to pre-approve all auditing and permitted non-audit services, providing that such decisions are presented to the full Committee at its next scheduled meeting.

3.	COMPOSITION

3.1.	The Committee shall consist of at least three and no more than six members of the Board of Directors.

3.2.	The Corporate Governance and Nominating Committee will recommend to the Board of Directors members for appointment to the Committee and the Chair of the Committee. Only independent Directors shall be entitled to vote on any Board resolution approving such recommendations.

3.3.	If and whenever a vacancy shall exist on the Committee, the remaining members may exercise all its powers so long as a quorum remains in office.

3.4.	Each Committee member shall be independent according to the independence standards established by the Board of Directors, and all applicable corporate and securities laws and stock exchange listing standards.

3.5.	Each Committee member will also be financially literate. At least one member shall be designated as the “financial expert”, as defined by applicable legislation and regulation. No Committee member shall simultaneously serve on the audit committees of more than two other public companies.

4.	MEETINGS

4.1.	A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. All Committee members are expected to attend each meeting, in person or via tele- or video-conference. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

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4.2. The Committee will meet at least once each fiscal quarter, with authority to convene additional meetings, as circumstances require. The Committee will invite other members of the Board of Directors, members of management, internal auditors or others to attend meetings and provide pertinent information, as necessary. External auditors shall be entitled to receive notice of every meeting of the Committee and to attend and be heard thereat. The Committee will meet separately, periodically, with management, with internal audit and with external auditors. The Committee will also meet periodically in camera. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials.

4.3.	The time at which and place where the meetings of the Committee shall be held and the calling of meetings and the procedure in all things at such meetings shall be determined by the Committee; provided that meetings of the Committee shall be convened whenever requested by the external auditors or any member of the Committee in accordance with the Canada Business Corporations Act (the “CBCA”). Following a Committee meeting, the Committee Chair shall report on the Committee’s activities to the Board of Directors at the next Board of Directors meeting. The Committee shall keep and approve minutes of its meetings in which shall be recorded all action taken by it, which minutes shall be available as soon as practicable to the Board of Directors.

5.	CHAIR

5.1.	The Chair of the Committee shall have the duties and responsibilities set forth in Appendix “A”.

6.	RESPONSIBILITIES
There is hereby delegated to the Committee the duties and powers specified in section 171 of the CBCA and, without limiting these duties and powers, the Committee will carry out the following responsibilities.

6.1.	Financial Statements

(a)	Review significant accounting and reporting issues and understand their impact on the financial statements. These issues include:

(i)	complex or unusual transactions and highly judgmental areas;

(ii)	major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles; and

(iii)	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

(b)	Review analyses prepared by management and/or the external auditors, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

(c)	Review both U.S. GAAP and Canadian GAAP issues and any reconciliation issues from Canadian GAAP to U.S. GAAP.

(d)	Review with management and the external auditors the results of the audit, including any difficulties encountered. This review will include any restrictions on the scope of the external auditors’ activities or on access to requested information, and the resolution of any significant disagreements with management.

(e)	Review and discuss the annual audited financial statements and quarterly financial statements with management and the external auditors, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”), including the discussion of critical accounting estimates included therein.

(f)	Review and discuss the unaudited annual financial statements prior to the Corporation’s year-end earnings release.

(g)	Review the annual financial statements and MD&A and make a determination whether to recommend their approval by the Board of Directors.

(h)	Approve the quarterly financial statements and MD&A prior to their release.

(i)	Review disclosures made by the Chief Executive Officer and the Chief Financial Officer during the Forms 10-K and 10-Q certification process about significant deficiencies or material weaknesses in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Corporation’s internal controls.

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(j)	Review and discuss earnings press releases prior to their release (particularly use of “pro forma” information or other non-GAAP financial measures), as well as financial information and earnings guidance provided externally, including to analysts and rating agencies.

(k)	Review management’s internal control report and the related attestation by the external auditors of the Corporation’s internal controls over financial reporting.

6.2.	Internal Control

(a)	Consider the effectiveness of the Corporation’s internal control system, including information technology security and control.

(b)	Understand the scope of internal audit’s and external auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

(c)	Review external auditors’ management letters and management’s responses to such letters.

(d)	As requested by the Board of Directors, discuss with management, internal audit and the external auditors the Corporation’s major risk exposures (whether financial, operational or otherwise), the adequacy and effectiveness of the accounting and financial controls, and the steps management has taken to monitor and control such exposures.

(e)	Annually review the Corporation’s disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

(f)	Discuss with the Chief Financial Officer and, as is in the Committee’s opinion appropriate, the Chief Executive Officer, all elements of the certification required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

6.3.	Internal Audit

(a)	Review with management, the external auditors and internal audit the charter, plans, activities, staffing and organizational structure of the internal audit function.

(b)	Ensure there are no unjustified restrictions or limitations on the functioning of the internal audit department, and review and concur in the appointment, replacement, or dismissal of the Vice President, Internal Audit.

(c)	Review the effectiveness of the internal audit function, including compliance with The Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing.

(d)	On a regular basis, meet separately with the Vice President, Internal Audit to discuss any matters that the Committee or the Vice President, Internal Audit believes should be discussed privately.

6.4.	External Audit

(a)	Review the external auditors’ proposed audit scope and approach, (including coordination of audit effort with internal audit) and budget.

(b)	Oversee the work and review the performance of the external auditors, and make recommendations to the Board regarding the appointment or discharge of the external auditors. In performing this oversight and review, the Committee will:

(i)	At least annually, obtain and review a report by the external auditors describing (A) the external auditors’ internal quality control procedures; (B) any material issues raised by the most recent internal quality control review, or peer review, of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues; and (C) (to assess the auditor’s independence) all relationships between the external auditors and the Corporation.

(ii)	Take into account the opinions of management and internal audit.

(iii)	Review and evaluate the lead partner of the external auditors.

(c)	On an annual basis receive and review from the external auditors a report on items required to be communicated to the Committee by applicable rules and regulations.

(d)	Ensure the rotation of the lead audit partner every five years and other audit partners every seven years, and consider whether there should be regular rotation of the audit firm itself.

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(e)	Present its conclusions with respect to the external auditors to the full Board of Directors.

(f)	Set clear hiring policies for employees or former employees of the present or former external auditors.

(g)	On a regular basis, meet separately with the external auditors to discuss any matters that the Committee or external auditors believe should be discussed privately.

6.5.	Compliance

(a)	Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of non-compliance.

(b)	Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

(c)	Review the findings of any examinations by regulatory agencies, and any external auditors observations made regarding those findings.

(d)	Review the process for communicating the Core Values and Code of Conduct to Corporation personnel, and for monitoring compliance therewith.

(e)	Obtain regular updates from management and the Corporation’s legal counsel regarding compliance matters.

6.6.	Reporting Responsibilities

(a)	Regularly report to the Board of Directors about Committee activities and issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s external auditors, and the performance of the internal audit function.

(b)	Provide an open avenue of communication between internal audit, the external auditors, and the Board of Directors.

(c)	Report annually to shareholders, describing the Committee’s composition, responsibilities and how they were discharged, and any other information required by applicable legislation or regulation, including approval of non-audit services.

(d)	Review any other reports the Corporation issues that relate to Committee responsibilities.

6.7.	Other Responsibilities

(a)	Discuss with management the Corporation’s major policies with respect to risk assessment and risk management.

(b)	Perform other activities related to this Committee Charter as requested by the Board of Directors.

(c)	Institute and oversee special investigations as needed.

(d)	Ensure appropriate disclosure of this Committee Charter as may be required by applicable legislation or regulation.

(e)	Confirm annually that all responsibilities outlined in this Committee Charter have been carried out.

(f)	Receive and review, at least quarterly, a report prepared by the Corporation’s Natural Gas Hedging Committee and, if the Corporation’s hedged position is outside approved guidelines, determine the reasons for the deviation and any action which will be taken as a result.

(g)	Annually review the Corporation’s natural gas hedging policy.

(h)	Receive and review, at least annually and in conjunction with the Compensation Committee, a report on pension plan governance including a fund review and retirement plan accruals.

7.	FUNDING

7.1.	The Corporation shall provide for appropriate funding, as determined by the Committee, for (i) compensation to the external auditors for the purpose of preparing or issuing an audit report or performing other audit review or attest services as pre-approved by the Committee; (ii) compensation to any outside experts employed by the Committee; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

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8.	OTHER

8.1.	The Committee shall conduct an evaluation of the Committee’s performance and this Audit Committee Charter, including Appendix “A” attached hereto, at least annually, and recommend to the Board of Directors such Committee Charter changes as the Committee deems appropriate.

8.2.	Authority to make minor technical amendments to this Committee Charter is hereby delegated to the Secretary of the Corporation who will report any amendments to the Board of Directors at its next meeting.

Appendix “A”
POTASH CORPORATION OF SASKATCHEWAN INC.

Audit Committee Chair Position Description
In addition to the duties and responsibilities set out in the Board of Directors Charter and any other applicable charter, mandate or position description, the chair (the “Chair”) of the Audit Committee (the “Committee”) of Potash Corporation of Saskatchewan Inc. (the “Corporation”) has the duties and responsibilities described below.

1.	Provide overall leadership to facilitate the effective functioning of the Committee, including:

(a)	overseeing the structure, composition, membership and activities delegated to the Committee;

(b)	chairing every meeting of the Committee and encouraging free and open discussion at meetings of the Committee;

(c)	scheduling and setting the agenda for Committee meetings with input from other Committee members, the Chair of the Board of Directors and management as appropriate;

(d)	facilitating the timely, accurate and proper flow of information to and from the Committee;

(e)	arranging for management, internal and external auditors and others to attend and present at Committee meetings as appropriate;

(f)	arranging sufficient time during Committee meetings to fully discuss agenda items;

(g)	encouraging Committee members to ask questions and express viewpoints during meetings; and

(h)	taking all other reasonable steps to ensure that the responsibilities and duties of the Committee, as outlined in its Charter, are well understood by the Committee members and executed as effectively as possible.

2.	Foster ethical and responsible decision making by the Committee and its individual members.

3.	Encourage the Committee to meet in separate, regularly scheduled, non-management, closed sessions with the internal auditor and the independent auditors.

4.	Following each meeting of the Committee, report to the Board of Directors on the activities, findings and any recommendations of the Committee.

5.	Carry out such other duties as may reasonably be requested by the Board of Directors.

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Appendix G

Compensation Committee Responsibilities and Procedures

As described in the Compensation Committee’s charter, the Compensation Committee has the responsibility to:

•	review and approve on an annual basis the corporate goals and objectives relevant to the compensation of our CEO. The Compensation Committee evaluates at least once a year the CEO’s performance in light of established goals and objectives and, based on such evaluation, together with all other independent members of the Board, determines and approves the CEO’s annual compensation, including, as appropriate, salary, bonus, incentive and equity compensation;

•	review and approve on an annual basis the evaluation process and compensation structure for our executive officers, including an annual Executive Salary Administration Program under which the parameters for salary adjustments for officers are established;

•	review and make recommendations to the Board with respect to the adoption, amendment and termination of our management incentive-compensation and equity-compensation plans, oversee their administration and discharge any duties imposed on the Compensation Committee by any of those plans;

•	assess the competitiveness and appropriateness of our policies relating to the compensation of the executive officers;

•	participate in the long-range planning for executive development and succession, and develop a CEO succession plan;

•	develop the Compensation Committee’s annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations, and review and approve, prior to publication, the compensation sections of the proxy statement;

•	review the general design and make-up of our broadly applicable benefit programs as to their general adequacy, competitiveness, internal equity and cost effectiveness;

•	annually review the performance of our pension and other retirement benefit plans;

•	review periodically executive officer transactions in our securities and approve such transactions as appropriate for their exemption from short-swing profit liability under Section 16(b) of the Exchange Act;

•	annually review and recommend to the Board a compensation package for our directors. In considering the director compensation package, the Compensation Committee may take into consideration the relative responsibilities of directors in serving on the Board and its various Committees. The Compensation Committee may request that management report to the Compensation Committee periodically on the status of the compensation package of the Board in relation to other similarly situated companies. Directors who are our employees shall not be compensated for their services as directors. The Compensation Committee shall review annually any stock ownership guidelines applicable to directors and shall recommend to the Board revisions to any such guidelines as appropriate; and

•	perform other review functions relating to management compensation and human resources policies as the Compensation Committee deems appropriate.

As the chief human resources officer, the Vice President, Human Resources and Administration is the Corporation’s representative to the Compensation Committee and provides the Compensation Committee with information and input on corporate compensation and benefits philosophy and plan design, succession planning, program administration and the financial impact of director, executive and broad-based employee compensation and benefit programs. In addition, the Vice President, Human Resources and Administration provides information to and works with the Compensation Committee’s executive compensation consultant as directed by the Compensation Committee.

PotashCorp 2011 Management Proxy Circular  G-1

Compensation Approval Process

The following chart summarizes the approval process for the compensation of our Chief Executive Officer and our Named Executive Officers.

G-2  PotashCorp 2011 Management Proxy Circular

Compensation Committee 2010 Annual Work Plan

The Compensation Committee’s 2010 Annual Work Plan, which summarizes actions taken and matters reviewed by the Compensation Committee during 2010, is as follows:

Committee Action	Jan	Feb	May	Jul	Sept	Nov	Board Action
Approve Executive compensation philosophy to support the business objectives						•	Information Only

Recommend Executive Management Team (EMT) changes (as occur)							Approve

Approve of EMT total compensation structure (including competitiveness)						•	Information Only

Review CEO succession plan, management structure, and executive development	•						Information on CEO and EMT

Approve CEO’s recommendation of EMT’s compensation	•						Information Only

Review staff succession planning					•

Recommend Salary Administration: Merit and range adjustments and budget for next year					•		Approve as part of final budget

Recommend any significant plan changes (as needed) • Incentive and equity plans; • Other plans (may be in conjunction with Audit Committee)							Approve as necessary

Recommend Evaluation of CEO’s performance in light of goals, base pay and total compensation determined	•						Approve

Recommend CEO’s goals relevant to compensation for the next year	•						Approve

Review Short-term incentive plan’s awards and costing for the upcoming year, based upon approved budget targets	•						Approve

Approve Short-term incentive plan payouts for EMT, and in total (in conjunction with Audit Committee)	•						Information Only

Recommend Short-term incentive plan payouts for CEO (in conjunction with Audit Committee)	•						Approve

Review Status report on short-term performance measures and projected incentive payments				•		•	Information Only

PotashCorp 2011 Management Proxy Circular  G-3

Committee Action	Jan	Feb	May	Jul	Sept	Nov	Board Action
Recommend final design Cash medium-term incentive plan’s performance goals, awards, and costing for the upcoming cycle				• (every 3 yrs)		• (every 3 yrs)	Approve

Approve Cash medium-term incentive plan payouts for EMT, and in total (in conjunction with Audit Committee)	• (every 3 yrs)						Information Only

Recommend Cash medium-term incentive plan payouts for CEO, and in total (in conjunction with Audit Committee)	• (every 3 yrs)						Approve

Review Semi-annual status report on cash medium-term incentive performance measures and projected incentive payments	•			•			Information Only

Recommend Estimate of total annual projected performance option grant requirements	•						Approve

Recommend Performance option grants for CEO, EMT, and in total; reserve analysis and dilution			•				Approve

Recommend Board Compensation Annual Review				•			Approve

Review Execution of stock sales: • CEO and EMT; and • Board	•		•	• •		•	Information Only

Approve Report on executive compensation for the annual proxy		•					Approve as part of proxy circular

Review Labour relations environment				•			Information Only

Review (with Audit Committee) Retirement benefits, including fund review, retirement plan accruals, and other				•			Information Only

Review of CEO expenses for prior year (by Committee Chair as authorized by Compensation Committee)	•						Information Only

Review Compensation Committee evaluation and charter review (with Governance Committee)					•		Information Only

Recommend Other risk categories assigned to the Compensation Committee (may be with the Audit Committee)				•			Approve

Review Top 10 Executive Tally Sheet			•				Information Only

Review Pay for Performance Analysis				•			Information Only

G-4  PotashCorp 2011 Management Proxy Circular

Potash Corporation of Saskatchewan Inc.	Proxy

For use at the Annual and Special Meeting
of Shareholders to be held on May 12, 2011.

THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT OF THE CORPORATION.
The undersigned holder of common shares (“Shares”) of Potash Corporation of Saskatchewan Inc. (the “Corporation”) hereby appoints Dallas J. Howe, Board Chair, or failing him, William J. Doyle, President and Chief Executive Officer, or failing him, Wayne R. Brownlee, Executive Vice President, Treasurer and Chief Financial Officer, or failing him, Joseph A. Podwika, Secretary, or instead of any of the foregoing, as proxy for the undersigned to attend, vote and act for and on behalf of the undersigned at the annual and special meeting of shareholders of the Corporation to be held:

Thursday, the 12th day of May, 2011 (the “Meeting”)
10:30 a.m. (local time)
Grand Salon, TCU Place
35 — 22nd Street East
Saskatoon, Saskatchewan, Canada

and at any adjournments thereof, and hereby revokes any proxy previously given by the undersigned.

1.	A shareholder has the right to appoint a person who need not be a shareholder, to represent him or her and to attend and act on his or her behalf at the Meeting, other than the nominees designated above, and may exercise such right by crossing out the names of the designated persons above and inserting the name of his or her nominee in the space provided above for that purpose.

2.	The Shares represented by this proxy will be voted in accordance with any choice specified in this proxy. If no specification is made, the persons named above will vote such Shares FOR the election of the directors named in this proxy, FOR the appointment of Deloitte & Touche LLP as auditors of the Corporation, FOR the resolution (attached as Appendix B to the accompanying Management Proxy Circular) approving the adoption of a new performance option plan, the full text of which is attached as Appendix C to the accompanying Management Proxy Circular and FOR the advisory resolution (attached as Appendix D to the accompanying Management Proxy Circular) accepting the Corporation’s approach to executive compensation disclosed in the accompanying Management Proxy Circular. This proxy confers authority to vote in the proxyholder’s discretion with respect to amendments to matters identified in the accompanying Notice of Meeting and with respect to other matters that may properly come before the Meeting.

3.	If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed by the Corporation.

4.	Reference is made to the accompanying Management Proxy Circular of the Corporation for further information regarding the completion and use of this proxy and other information pertaining to the Meeting.

Without limiting the general powers hereby conferred, the Shares represented by this proxy are to be:

1.	Voted FOR, or WITHHELD FROM VOTING, the nominees for directors listed below.
		For	Withhold		For	Withhold

	(01) C. M. Burley	☐	☐	(07) K. G. Martell	☐	☐

	(02) W. J. Doyle	☐	☐	(08) J. J. McCaig	☐	☐

	(03) J. W. Estey	☐	☐	(09) M. Mogford	☐	☐

	(04) C. S. Hoffman	☐	☐	(10) P. J. Schoenhals	☐	☐

	(05) D. J. Howe	☐	☐	(11) E. R. Stromberg	☐	☐

	(06) A. D. Laberge	☐	☐	(12) E. Viyella de Paliza	☐	☐

		For	Withhold
2.	Voted FOR, or WITHHELD FROM VOTING, the appointment of Deloitte & Touche LLP as auditors of the Corporation.	☐	☐

		For	Against
3.	Voted FOR or AGAINST the resolution (attached as Appendix B to the accompanying Management Proxy Circular) approving the adoption of a new performance option plan, the full text of which is attached as Appendix C to the accompanying Management Proxy Circular.	☐	☐

		For	Against
4.	Voted FOR or AGAINST the advisory resolution (attached as Appendix D to the accompanying Management Proxy Circular) accepting the Corporation’s approach to executive compensation disclosed in the accompanying Management Proxy Circular.	☐	☐

Dated the   day of    2011.

Name of Shareholder	Signature of Shareholder
Control No.: